                                    CONECTIV


                                    FORM U5S


                                  ANNUAL REPORT
                                       TO
                       SECURITIES AND EXCHANGE COMMISSION


                                FOR THE YEAR 2000

                                TABLE OF CONTENTS


ITEM                                                                   PAGE REF.
----                                                                   ---------
1   System Companies and Investments Therein as
     of December 31, 2000                                                   1

2   Acquisitions or Sales of Utility Assets                                 2

3   Issue, Sale, Pledge, Guarantee or Assumption
     of System Securities                                                   3

4   Acquisition, Redemption or Retirement of
     System Securities                                                      4

5   Investments in Securities of Nonsystem Companies                        5

6   Officers and Directors                                                  6

7   Contributions and Public Relations                                     26

8   Service, Sales and Construction Contracts                              27

9   Wholesale Generators and Foreign Utility Companies                     27

10  Financial Statements and Exhibits                                      28

    Consolidating Financial Statements                             F-1 to F-4

    Signature of Registrant's Officer                                      29

    Exhibits:
       SEC Act of 1934 Reports                                              A

       Corporate Organization & By-Laws                                     B

       Indentures or Contracts                                              C

       Tax Allocation Agreement                                             D

       Other Documents Prescribed by Rule or Order                          E

       Report of Independent Public Accountants                             F

       Financial Data Tables                                                G

       Organizational Chart of Exempt Wholesale
        Generators or Foreign Utility Holding Companies                     H

       Financial Statements Regarding Exempt Wholesale
        Generators or Foreign Utility Holding Companies                     I

ITEM 1.  SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2000

                                                             NUMBER OF
                                                              COMMON            % OF                                     OWNER'S
                                                              SHARES           VOTING         ISSUER BOOK               BOOK VALUE
NAME OF COMPANY                                               OWNED            POWER          VALUE ($000)               ($000)
----------------------------------------------------------------------------------------------------------------------------------
CONECTIV (Conectiv or Company) (a)
    Atlantic City Electric Company  (ACE)                  18,320,937            100              580,119                580,119
       Atlantic Capital I  (ACE Capital I)                        N/A            100                2,165                  2,165
       Atlantic Capital II  (ACE Capital II)                      N/A            100                  773                    773
    Atlantic Generation, Inc. (AGI) (b)                           100            100                6,584                  6,584
       Binghamton General, Inc.  (BING GEN)                       100            100                  230                    230
       Binghamton Limited, Inc.  (BING LTD)                       100            100                  475                    475
       Pedrick General., Inc.  (PED GEN)                          100            100               10,372                 10,372
       Vineland General, Inc.  (VINE GEN)                         100            100                  440                    440
       Vineland Limited, Inc.  (VINE LTD)                         100            100                4,339                  4,339
    Atlantic Southern Properties, Inc.  (ASP)                     100            100                  426                    426
    Conectiv Communications, Inc.  (CCI)                        1,000            100              (36,028)               (36,028)
       Conectiv Communications of Virginia, Inc.(CCV)           1,000            100                   (5)                    (5)
    Conectiv Energy Holding Company (CEH)                       1,000            100              481,694                481,694
       ACE REIT, Inc. (ACE REIT)                                1,000            100               92,719                 92,719
          Conectiv Atlantic Generation, L.L.C. (CAG)              N/A            100               92,606                 92,606
       Conectiv Energy Supply, Inc.  (CESI)                     1,000            100               56,477                 56,477
         Conectiv Operating Services Company (COSC)             1,000            100               10,134                 10,134
       Conectiv Delmarva Generation, Inc. (CDG)                 1,000            100              332,498                332,498
    Conectiv Mid-Merit, Inc. (CMM)                              1,000            100               (2,049)                (2,049)
       Energy Systems North East, L.L.C.*                         N/A             50                    -                      -
    Conectiv Properties and Investments, Inc. (CPI) (c)         1,000            100               34,861                 34,861
       DCI I, Inc.  (DCI I)                                     1,000            100               (6,729)                (6,729)
       DCI II, Inc.  (DCI II)                                   1,000            100                8,094                  8,094
       DCTC-Burney, Inc.  (Burney) (d)                          1,000            100               10,483                 10,483
    Conectiv Resource Partners, Inc.  (CRP)                     1,000            100                 (228)                  (228)
    Conectiv Solutions, LLC (Solutions) (e)                       N/A            100               45,957                 45,957
       ATE Investment, Inc.  (ATE) (f)                            100            100               32,227                 32,227
           King Street Assurance Ltd. (KSA) (g)               120,000            100               80,192                 80,192
       VitalServicesHome.com, L.L.C. (Vital Services)             N/A        38.5254                2,000                  2,000
       Millenium Account Services, LLC (MAS)                      N/A             50                  772                    772
       Conectiv Services II, Inc.  (CSI)                        1,000            100               33,860                 33,860
          Conectiv Plumbing LLC  (Plumbing)                     1,000            100                5,876                  5,876
          Conectiv Thermal Systems, Inc. (CTS)                    100            100                2,394                  2,394
              Atlantic Jersey Thermal Systems, Inc. (AJTS)        100            100                  102                    102
              ATS Operating Services, Inc.  (ATS)                  50            100                    -                      -
              Thermal Energy Limited Partnership  (TELP)          N/A            100                5,134                  5,134
    Delmarva Power & Light Company  (Delmarva or DPL)           1,000            100              470,480                470,480
       Delmarva Financing I  (DPL Financing)                      N/A            100                2,165                  2,165
    Enerval, L.L.C. (Enerval)                                     N/A            100                    -                      -
    DCI-Burney Holding, Inc.*                                     N/A            N/A                    -                      -
    Haymoor, Inc. (h)                                                                                 (47)                   (47)
       Conectiv Energy, Inc.                                                                       99,494                 99,494

    *  Inactive company


                                       (1)

ITEM 1. Continued.

NOTES ($ in Thousands):

(a) Conectiv owns 106,811 shares of common stock of SciQuest, a corporation that helps pharmaceutical companies manage reagent and compound inventories. As of December 31, 2000, the book value was $140. Conectiv also owns an approximate 1.5% limited partnership interest in Tech Leaders II, a Delaware limited partnership that invests in energy and technology companies. As of December 31, 2000, the book value was $1,184. In addition, Conectiv owns 89,837 shares of Internet Capital Group, a Delaware corporation involved in internet commerce. As of December 31, 2000, the book value was $295.

(b) AGI owns a 4.9% limited partnership interest in Energy Investors Fund III, L.P. (Project Finance Fund), a Delaware limited partnership that invests in independent power production facilities. As of December 31, 2000, the book value was $3,260.

(c) CPI holds a 4.7% limited partnership interest in Luz Solar Partners, Ltd. IV which owns a solar powered generating station. The book value as of December 31, 2000, was $1,337. CPI owns a 27.5% limited partnership interest in UAH-Hydro Kennebec, L.P., a New York limited partnership which owns a hydro-electric project. The book value as of December 31, 2000, was $2,090.

(d) Forest Products, L.P. is a Delaware limited partnership in which Burney is the sole 1% general partner, and which is a general partner in Burney Forest Products, A Joint Venture ("BFP"). BFP is a California general partnership, which is owned by Burney and Forest Products, L.P. The partnership owns a wood-burning qualifying facility in Burney, CA. Burney's total direct and indirect ownership interest is 45%. The book value as of December 31, 2000, was $2,218.

(e) Solutions holds a 50% interest in MAS, a Delaware limited liability company formed to provide meter reading services in southern New Jersey. The book value as of December 31, 2000 was $772.

(f) ATE owns 160 shares of common stock of Black Light Power, Inc., a development stage company that is engaged in hydrogen based energy production. As of December 31, 2000, the book value was $240.

(g) KSA owns a 94% limited partnership interest in EnerTech Capital Partners L.P., a limited partnership that invests in and supports a variety of energy technology growth companies. The book value as of December 31, 2000 was $34,228. At December 31, 2000, KSA held an approximate 11% limited partnership interest in EnerTech Capital Partners II L.P., a limited partnership that invests in and supports a variety of energy technology growth companies. The book value as of December 31, 2000 was $4,327. As of December 31, 2000, KSA owned 291,584 shares of Pacwest, a California corporation involved in the telecommunications industry.

(h) Haymoor is a third-party intermediary established to hold ownership of certain fossil-fuel generation plants formerly owned by DPL pending a like-kind exchange transaction for certain mid-merit generation facilities currently under construction. The transaction is more fully described in File No. 70-9655.

ITEM 2.  ACQUISITIONS OR SALES OF UTILITY ASSETS


None.


                                      (2)

ITEM 3.   ISSUES, SALE, PLEDGE, GUARANTEE OR ASSUMPTION  OF SYSTEM SECURITIES
           DURING 2000

                                                                         PRINCIPAL AMOUNT OR
                                                                             STATED VALUE
                                                                       -----------------------
                                                NAME OF COMPANY                     PLEDGED,
            NAME OF ISSUER                 ISSUING, SELLING, PLEDGING  ISSUED AND  GUARANTEED,
                  AND                          GUARANTEEING, OR           SOLD     OR ASSUMED     DATE OF    PROCEEDS    COMMISSION
            TITLE OF ISSUE                   ASSUMING SECURITIES         ($000)       ($000)    TRANSACTION   ($000)   AUTHORIZATION
            --------------                 --------------------------  ----------  -----------  -----------  --------  -------------
DPL
Exempt Facilities Refunding Revenue Bonds             DPL                11,150                    7/7/00     11,150      Rule 52
Exempt Facilities Refunding Revenue Bonds             DPL                27,750                    7/7/00     27,750      Rule 52
Pollution Control Refunding Revenue Bonds             DPL                15,000                    7/7/00     15,000      Rule 52
Pollution Control Refunding Revenue Bonds             DPL                16,240                    7/7/00     16,240      Rule 52

AGI
   Money Pool Advance                                 AGI                11,952                   12/31/00    11,952      Rule 58

CTS
   Money Pool Advance                                 CTS                94,477                   12/31/00    94,477      Rule 58

ACE
   Commercial Paper                                   ACE                2,300                     2/1/00      2,300      Rule 52

CESI
   Money Pool Advance                                 CESI               21,048                   12/31/00    21,048      Rule 58

Various
    Surety Bonds                                    Various                           84,000       Various       n/a      Rule 45

          The above do not include guarantees of system companies which have been authorized by Commission order under the Public Utility Holding Company Act of 1935 and which are subject to Rule 24 certificate filing requirements or Conectiv System Money Pool advances which are subject to quarterly reporting on Form U-6B-2.


                                       (3)

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES DURING 2000

                                                   PRINCIPAL AMOUNT
                                 COMPANY ACQUIRING   REDEEMED AND                                 EXTINGUISHMENT (E)
    NAME OF ISSUER AND             REDEEMING OR        RETIRED        DATE OF    CONSIDERATION   OR HELD FOR FURTHER    COMMISSION
      TITLE OF ISSUE            RETIRING SECURITIES     ($000)      TRANSACTION      ($000)        DISPOSITION (D)     AUTHORIZATION
      --------------            -------------------  ------------   -----------  -------------   -------------------   -------------
7.30% Tax Exempt                        DPL              11,170        9/1/00         11,393               E              Rule 42
7.60% Tax Exempt                        DPL              18,760        9/1/00         19,135               E              Rule 42
7.60% Tax Exempt                        DPL              16,240        9/1/00         16,565               E              Rule 42
7.30% Tax Exempt                        DPL              15,000        9/1/00         15,300               E              Rule 42
7.50% Tax Exempt                        DPL               9,000       10/1/00          9,135               E              Rule 42
6.95% First Mortgage Bonds              DPL               1,445        6/1/00          1,445               E              Rule 42
7.25% Tax Exempt                        DPL                  50       12/1/00             50               E              Rule 42
6.81% Medium Term Notes                 ACE               5,000       1/26/00          5,000               E              Rule 42
6.82% Medium Term Notes                 ACE              13,000       1/26/00         13,000               E              Rule 42
6.83% Medium Term Notes                 ACE               5,000       1/26/00          5,000               E              Rule 42
6.84% Medium Term Notes                 ACE              18,000       1/26/00         18,000               E              Rule 42
6.81% Medium Term Notes                 ACE               5,000       1/27/00          5,000               E              Rule 42
6.375% Pollution Control Bonds          ACE                  75       12/1/00             75               E              Rule 42

                       COMPANY ACQUIRING                                                      EXTINGUISHMENT (E)
NAME OF ISSUER AND       REDEEMING OR           SHARES         DATE OF      CONSIDERATION    OR HELD FOR FURTHER    COMMISSION
  TITLE OF ISSUE      RETIRING SECURITIES      ACQUIRED      TRANSACTION        ($000)         DISPOSITION (D)      AUTHORIZATION
------------------    -------------------     ----------     -----------    -------------    -------------------    -------------
Common Stock              Conectiv             3,411,100       Various          54,514                E                Rule 42


                                       (4)

ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES

The aggregate amount of investments at December 31, 2000, in persons operating in the system's retail area are shown below. Please refer to the footnotes to
Item 1 for a description of other investments in nonsystem companies.

                       AGGREGATE AMOUNT OF INVESTMENTS            NUMBER OF
   NAME OF            IN PERSONS (ENTITIES) OPERATING IN           PERSONS           DESCRIPTION OF
SYSTEM COMPANY        RETAIL SERVICE AREA OF OWNER ($000)        (ENTITIES)        PERSONS OR ENTITIES
--------------        ----------------------------------         ----------        -------------------
ACE (1)                          (2)                                 (2)            Retail Company Securities

DPL (1)                          (2)                                 (2)            Retail Company Securities

(1) All of DPL's and ACE's investments in securities represent bankruptcy distributions applicable to obligations of customers incurred in the ordinary course of business

(2)      All remaining shares held by ACE and DPL are considered worthless.


                                      (5)

ITEM 6. OFFICERS AND DIRECTORS

Part I. Names, principal business address and positions held as of December 31, 2000

          The names and positions held as of December 31, 2000 of the officers and directors of System companies is presented in the tables on the pages that follow. The principal business address of each officer and director is:

                  800 King Street
                  Wilmington, Delaware 19899

          The symbols used to indicate the positions held by officers and directors are shown in the position symbol key as follows:

          POSITION KEY CODE
          -----------------
          AS - Assistant Secretary
          AT - Assistant Treasurer
          C - Controller
          CB - Chairman of the Board
          CEO - Chief Executive Officer
          CFO - Chief Financial Officer
          COO - Chief Operating Officer
          D -  Director
          EVP - Executive Vice President
          GC - General Counsel
          GM -General Manager
          P - President
          S - Secretary
          SVP - Senior Vice President
          T - Treasurer
          VP - Vice President


                                       (6)

Item 6, Part 1  Continued


                       ACE REIT   ATE      ACE     AGI      AJTS        ASP        ATS     BING GEN  BING LTD  CONECTIV    CAG
Arturo F. Agra         VP,AT,AS                  VP,AT,AS  VP,AT,AS              VP,AT,AS  VP,AT,AS  VP,AT,AS
John Bagnell                               AS
Larry J. Bainter                 VP
Frank Balotti                                                                                                   D
David Blake                                                                                                     VP
Roberta S. Brown                           VP                                                                   VP
Robert D. Burris                                                                                                D
Donald E. Cain                                                                                                  VP
Robert W. Carr                                                                                                  VP
Skip M. Castaldi                           VP
Peter F. Clark         S,D       S,D       S,GC  S,D       S,D       S,D         S,D       S,D       S,D        VP,GC     S,D
Nina J. Clements       AS        AS        AS    AS        AS        AS          AS        AS        AS         AS        AS
Howard E. Cosgrove     CB,CEO,D  CB,CEO,D  CB,D  CB,CEO,D  CB,CEO,D  CB,CEO,P,D  CB,CEO,D  CB,CEO,D  CB,CEO,D   CB,CEO,D  CB,CEO,D
Diana C. DeAngelis     AS        AS        AS    AS        AS        AS          AS        AS        AS         AS        AS
Audrey K. Doberstein                                                                                            D
David J. Doyle
Stacey L. Evans
Robert H. Fiedler                          VP                                                                   VP


                                       (7)

Item 6, Part 1 Continued


                          CCI        CCV      CDG       CEH       CESI        CMM       COSC         CPI         CRP          CSI
Arturo F. Agra                                                   VP,AT,AS   VP,AT      VP,AT,AS
John Bagnell
Larry J. Bainter
Frank Balotti
David Blake                                                                                                    VP
Roberta S. Brown                                                            VP
Robert D. Burris
Donald E. Cain                                                                                                 VP
Robert W. Carr                                                   VP                    VP
Skip M. Castaldi
Peter F. Clark          S,D       S,D       S,D       S,D        S,D        S,D        S,D        S,D          S            S,D
Nina J. Clements        AS        AS        AS        AS         AS         AS         AS         AS           AS           AS
Howard E. Cosgrove      CB,CEO,D  CB,CEO,D  CB,CEO,D  CB,CEO,D   CB,CEO,D   CB,CEO,D   CB,CEO,D   CB,CEO,P,D   CB,CEO,P,D   CB,CEO,D
Diana C. DeAngelis      AS        AS        AS        AS         AS         AS         AS         AS           AS           AS
Audrey K. Doberstein
David J. Doyle
Stacey L. Evans                                                  AS
Robert H. Fiedler


                                       (8)

Item 6, Part 1 Continued


                        SOLUTIONS    CTS      DCI I       DCI II      BURNEY     DPL          KSA       PED GEN   VIN GEN   VIN LTD
Arturo F. Agra          VP,AT,AS   VP,AT,AS                          VP,AT,AS                          VP,AT,AS  VP,AT,AS  VP,AT,AS
John Bagnell
Larry J. Bainter                             VP          VP
Frank Balotti
David Blake
Roberta S. Brown                                                               VP
Robert D. Burris
Donald E. Cain
Robert W. Carr          VP,GM,COO
Skip M. Castaldi
Peter F. Clark          S,D        S,D       S,D         S,D         S,D       S,GC        AS,D        S,D       S,D       S,D
Nina J. Clements        AS         AS        AS                      AS        AS          AS          AS        AS        AS
Howard E. Cosgrove      CB,CEO,D   CB,CEO,D  CB,CEO,P,D  CB,CEO,P,D  CB,CEO,D  CB,CEO,P,D  CB,CEO,P,D  CB,CEO,D  CB,CEO,D  CB,CEO,D
Diana C. DeAngelis      AS         AS        AS          AS          AS        AS          AS          AS        AS        AS
Audrey K. Doberstein
David J. Doyle                                                                             D
Stacey L. Evans
Robert H. Fiedler                                                              VP


                                       (9)

Item 6, Part 1 Continued


                              ACE REIT      ATE      ACE    AGI     AJTS     ASP    ATS    BING GEN    BING LTD    CONECTIV     CAG
Sarah I. Gore                                                                                                          D
Barbara S. Graham              SVP         SVP       D      SVP      SVP     SVP    SVP       SVP          SVP         SVP      SVP
Hudson P. Hoen III                                                                                                     VP
Cyrus H. Holley                                                                                                        D
Charles B. Houghton
David F. Hughes
George C. Hunt
James B. Jacoby
Donna Johns                                AT,AS
Donna Kinzel                                         AT                                                                AT
Albert F. Kirby
John. W. Land                                        VP                      VP                                        VP
James P. Lavin                 C           C         C      C        C       C      C         C            C           C         C
George F. MacCormick                                                                                                   D
James M. MacDonald
Charles A. Mannix
J. David McCann                                      VP                                                                VP
Richard B. McGlynn                                                                                                     D
Bernard J. Morgan                                                                                                      D
Dean Musser
I.S. Outerbridge


                                      (10)

Item 6, Part 1 Continued


                                       CCI        CCV       CDG      CEH      CESI       CMM      COSC      CPI      CRP        CSI
Sarah I. Gore
Barbara S. Graham                     SVP        SVP        SVP      SVP       SVP       SVP      SVP       SVP      SVP,D      SVP
Hudson P. Hoen III
Cyrus H. Holley
Charles B. Houghton                                                                                         VP                  VP
David F. Hughes                                                                                   VP
George C. Hunt
James B. Jacoby                                                                GM
Donna Johns                           AT,AS      AT,AS
Donna Kinzel                                                                                                                    AT
Albert F. Kirby                                                                VP        VP
John. W. Land                                                                                               VP       VP
James P. Lavin                        C          C          C        C         C         C        C         C        C          C
George F. MacCormick
James M. MacDonald
Charles A. Mannix
J. David McCann
Richard B. McGlynn
Bernard J. Morgan
Dean Musser
I.S. Outerbridge


                                      (11)

Item 6, Part 1 Continued


                            SOLUTIONS    CTS    DCI I    DCI II     BURNEY     DPL         KSA        PED GEN     VIN GEN    VIN LTD
Sarah I. Gore
Barbara S. Graham              SVP       SVP     SVP     SVP,D       SVP       SVP,D     SVP           SVP         SVP        SVP
Hudson P. Hoen III                                                             VP
Cyrus H. Holley
Charles B. Houghton
David F. Hughes
George C. Hunt                 VP
James B. Jacoby
Donna Johns
Donna Kinzel                                                                   AT
Albert F. Kirby
John. W. Land                                                                  VP
James P. Lavin                 C         C       C       C           C         C         C             C           C          C
George F. MacCormick
James M. MacDonald                                                                       D (alt.)
Charles A. Mannix                                VP
J. David McCann
Richard B. McGlynn
Bernard J. Morgan                                                                        AS
Dean Musser                    VP
I.S. Outerbridge                                                                         S


                                      (12)

Item 6, Part 1 Continued


                       ACE REIT    ATE       ACE    AGI       AJTS       ASP         ATS    BING GEN   BING LTD  CONECTIV    CAG
Michael J. Ratchford                                                                                              VP
Philip S. Reese        VP,T      VP,T      VP,T   VP,T      VP,T       VP,T       VP,T      VP,T       VP,T       VP,T     VP,T
Joseph M. Rigby                            P                                                                      SVP
Mark J. Schaefer
Lonnie C. Scott                            VP                                                                     VP
Susan S. Seipel
Thomas E. Shaw         P         P         D      P         P                     P         P          P          P,COO    P
Janet L. Shorter
William H. Spence                          VP                                                                     SVP
Leslie Thomas-Dawson
Louis A. Tonelli
Eileen K. Unger
John C. van Roden Jr.  SVP,CFO,D SVP,CFO,D CFO,D  SVP,CFO,D SVP,CFO,D  SVP,CFO,D  SVP,CFO,D SVP,CFO,D  SVP,CFO,D  SVP,CFO  SVP,CFO,D
Mack J. Wathen                             AS,AT
James C. Weller                            VP                                     VP                              VP       VP
Nathan L. Wilson                           AS
M. Howard Yourinson


                                      (13)

Item 6, Part 1 Continued


                          CCI         CCV        CDG       CEH         CESI      CMM        COSC       CPI        CRP        CSI
Michael J. Ratchford
Philip S. Reese        VP,T        VP,T       VP,T       VP,T       VP,T       VP,T       VP,T       VP,T       VP,T       VP,T
Joseph M. Rigby
Mark J. Schaefer
Lonnie C. Scott                                                                                                 VP
Susan S. Seipel
Thomas E. Shaw                                P          P          P          P          P                     EVP,D
Janet L. Shorter
William H. Spence                                        VP         VP         VP
Leslie Thomas-Dawson
Louis A. Tonelli                                                    AT
Eileen K. Unger
John C. van Roden Jr.  SVP,CFO,D   SVP,CFO,D  SVP,CFO,D  SVP,CFO,D  SVP,CFO,D  SVP,CFO,D  SVP,CFO,D  SVP,CFO,D  SVP,CFO,D  SVP,CFO,D
Mack J. Wathen
James C. Weller                                                     VP                    VP
Nathan L. Wilson                                                    AS
M. Howard Yourinson


                                      (14)

Item 6, Part 1 Continued


                        SOLUTIONS     CTS       DCI I     DCI II      BURNEY     DPL         KSA     PED GEN    VIN GEN    VIN LTD
Michael J. Ratchford
Philip S. Reese         VP,T       VP,T       VP,T       VP,T       VP,T       VP,T       T          VP,T       VP,T       VP,T
Joseph M. Rigby                                                                VP
Mark J. Schaefer        VP
Lonnie C. Scott                                                                VP
Susan S. Seipel                                          VP,D
Thomas E. Shaw          P          P                                P          EVP,D                 P          P          P
Janet L. Shorter        AS
William H. Spence                                                              VP
Leslie Thomas-Dawson                                     AS,D
Louis A. Tonelli
Eileen K. Unger         VP
John C. van Roden Jr.   SVP,CFO,D  SVP,CFO,D  SVP,CFO,D  SVP,CFO,D  SVP,CFO,D  SVP,CFO,D  SVP,CFO,D  SVP,CFO,D  SVP,CFO,D  SVP,CFO,D
Mack J. Wathen                                                                 AT,AS
James C. Weller                                                     VP         VP                    VP         VP         VP
Nathan L. Wilson                                                               AS
M. Howard Yourinson                                                                       VP


                                      (15)

PART II.  FINANCIAL CONNECTIONS OF DIRECTORS AND EXECUTIVE OFFICERS
           AS OF DECEMBER 31, 2000


See Item 6, Part III (a) below.


ITEM 6, PART III (a).  COMPENSATION OF DIRECTORS AND OFFICERS

                             DIRECTOR'S COMPENSATION

      Director compensation was set by the Conectiv Board on March 1, 1998, at the time of the merger by which Delmarva and Atlantic Energy, Inc. became subsidiaries of Conectiv. In 2000, Directors who were not officers of Conectiv received an annual retainer of $20,000; $1,000 for each Conectiv Board or committee meeting attended in person; and $500 for each Conectiv Board of committee meeting attended by teleconference. Committee Chairs (other than Mr. Cosgrove as Chair of the Executive Committee) also receive an annual retainer of $2,500.

      Directors may defer any part of their compensation into record-keeping accounts of stock equivalent units at a 20% discount. These accounts earn at the rate of the Conectiv common stock dividend.


                             EXECUTIVE COMPENSATION


      The following table shows information regarding the compensation earned during the last three years by the Company's Chief Executive Officer and by the Company's other four most highly compensated executive officers for the fiscal year ending December 31, 2000.

                      TABLE 1 -- SUMMARY COMPENSATION TABLE

                                                                                          Long Term Compensation
                                                                                   ---------------------------------
                                                   Annual Compensation                     Awards           Payouts
                                           -------------------------------------   ---------------------------------
                                                                                   Restricted
                                                       Variable                      Stock     Securities    LTIP         All Other
  Name and Principal              Year               Compensation   Other Annual     Awards    Underlying   Payouts     Compensation
     Position (7)                 (1)       Salary   (Bonus) (2)    Compensation      (3)       Options       (4)          (5)
------------------------------------------------------------------------------------------------------------------------------------
H. E. Cosgrove                    2000     $600,000    $248,400          0          $271,875    124,000        --         $17,682
   Chairman of the Board and      1999     $600,000    $217,500          0          $187,500     57,000        --         $18,204
   Chief Executive Officer        1998     $600,000    $150,000          0                 0    360,000     $572,134      $12,329

T. S. Shaw                        2000     $354,700    $122,500          0          $150,000     51,900        --         $10,606
   President/Chief                1999     $325,000    $120,000          0          $291,500     26,000        --         $ 8,258
   Operating Officer (6)          1998     $325,000    $ 78,000          0                 0    170,000     $155,267      $ 9,478

J. C. van Roden
   Senior Vice President/         2000     $275,000    $ 85,400          0          $ 90,625     34,700        --         $ 9,810
   Chief Financial Officer (6)    1999     $250,000    $ 72,500          0             --       170,000        --         $ 8,342
                                  1998     $ 17,686       --             0             --          --          --            --

B. S. Graham                      2000     $262,500    $115,920          0          $ 90,625     33,100        --         $ 7,971
   Senior Vice President          1999     $250,000    $ 72,500          0          $ 62,750     14,000        --         $ 7,504
                                  1998     $250,000    $ 50,200          0                 0    170,000     $155,267      $ 5,308

W. H. Spence                      2000     $198,100    $ 85,520          0          $ 22,238     28,500        --         $ 6,021
   Senior Vice President,         1999        --       $ 71,159          --            --          --          --            --
   Energy (6)                     1998        --          --             --            --          --          --            --

1. The 1998 merger involving Atlantic Energy, Inc. ("Atlantic Energy") and Delmarva was effective as of March 1, 1998. Accordingly, except for Mr. van Roden, 1998 salary is shown as an annualized amount. Mr. van Roden joined Conectiv on November 30, 1998, and the 1998 salary shown is his actual salary. Other 1998 items of compensation reflect full calendar 1998 compensation received from Conectiv or Delmarva.

2. The target award is 60% of annualized salary for Mr. Cosgrove, 50% for Mr. Shaw, 45% for Mr. van Roden, 40% for Mrs. Graham and 30% for Mr. Spence. For 1999, the dollar value of the bonus reported above has been reduced by the portion of the bonus deferred and reported above as a 2000 Restricted Stock Award, as follows: H. E. Cosgrove ($435,000 bonus with $217,500 purchasing Restricted Stock Units ("RSU's")); T. S. Shaw ($240,000 bonus with $120,000 purchasing RSU's); J. C. van Roden ($145,000 bonus with $72,500 purchasing RSU's); B. S. Graham ($145,000 bonus with $72,500 purchasing RSU's); W. H. Spence ($88,949 bonus with $17,790 purchasing RSU's). For 2000, the dollar value of the bonus reported above has been reduced by the portion of the bonus deferred, as follows: H. E. Cosgrove ($496,800 bonus with $248,400 purchasing RSU's); T. S. Shaw ($245,000 bonus with $122,500 purchasing RSU's); J.
         C. van Roden ($170,800 bonus with $85,400 purchasing RSU's); B. S. Graham ($144,900 bonus with $28,980 purchasing RSU's); W. H. Spence ($106,900 bonus with $21,380 purchasing RSU's)

3. A mandatory 20% of the bonus (reported in this Table as "Variable Compensation") and any additional portion of the bonus that an executive elects to defer (up to an additional 30%) is deferred for at least three years under the Management Stock Purchase Program ("MSPP") and used to purchase RSU's at a 20% discount. The dollar value of RSU's deferred under MSPP in 2000 (inclusive of the discounted portion), based on the fair market value at the award date, was H. E. Cosgrove ($271,875 of which $54,375 is the discount); T. S. Shaw ($150,000 of which $30,000 is the discount), J. C. van Roden ($90,625 of which $18,125 is the discount), B. S. Graham ($90,625 of which $18,125 is the discount), W. H. Spence ($22,238 of which $4,448 is the discount). At the end of 2000, the number and value of the aggregate restricted stock holdings (including RSU's, Performance Accelerated Restricted Stock ("PARS") and special grants) valued at $20.0625, the closing stock price on December 29, 2000, for the individuals identified in the Summary Compensation Table was as follows; for Mr. Cosgrove, 57,997 restricted stock holdings valued at $1,163,565; for Mr. Shaw, 45,006 restricted stock holdings valued at $902,933; for Mr. van Roden 12,217 restricted stock holdings valued at $245,104; for Mrs. Graham 18,645 restricted stock holdings valued at $374,065; for Mr. Spence 5,608 restricted stock holdings valued at $112,511.

4. During 1998, all restrictions lapsed on the performance-based restricted stock granted in 1995 and 1996 under the Delmarva Long-Term Incentive Plan ("LTIP") due to the merger involving Delmarva and Atlantic Energy. Under change in control provisions, the awards fully vested resulting in a payout to Mr. Cosgrove of 21,160 shares (11,570 for 1995 and 9,590 for 1996) valued at $454,940; to Mr. Shaw of 5,450 shares (2,870 for 1995 and 2,580 for 1996) valued at $117,175; and to
         Mrs. Graham of 5,450 shares (2,870 for 1995 and 2,580 for 1996) valued at $117,175. Shares were valued at $21.50 at the time of payout. On December 31, 2000, the performance-based restricted stock granted in 1997 under the Delmarva LTIP were forfeited based on the performance criteria. Dividends on shares of restricted stock and dividend equivalents are accrued at the same rate as that paid to all holders of Common Stock. As of December 31, 2000, Mr. Cosgrove held 35,100 shares of restricted stock (10,000 for 1998, 8,500 for 1999 and 16,600 for 2000) and 120,500 Dividend Equivalent Units ("DEU's") (30,000 for 1998, 28,500 for 1999 and 62,000 for 2000); Mr. Shaw held 15,000 shares of restricted stock (4,000 for 1998, 4,000 for 1999 and 7,000 for 2000)
         and 48,950 DEU's (10,000 for 1998, 13,000 for 1999 and 25,950 for
         2000); Mr. van Roden held 7,700 shares of restricted stock (3,000 for 1999 and 4,700 for 2000) and 27,350 DEU'S ( 10,000 for 1999 and 17,350
         for 2000); Mrs. Graham held 11,000 shares of restricted stock (4,000 for 1998, 2,500 for 1999 and 4,500 for 2000) and 33,550 DEU's (10,000
         for 1998, 7,000 for 1999 and 16,550 for 2000); Mr. Spence held 4,500 shares of restricted stock (1,200 for 1998, 1,400 for 1999 and 1,900 for 2000) and 14,100 DEU's (3,250 for 1998, 4,000 for 1999 and 6,850
         for 2000). Dividends paid on DEU's for 1998 were as follows: Mr. Cosgrove, $23,100, all of which was deferred into the Conectiv Deferred Compensation Plan; Mr. Shaw, $7,700, all of which was deferred into the Conectiv Deferred Compensation Plan; Mrs. Graham, $7,700, all of which was deferred into the Conectiv Deferred Compensation Plan. Dividends paid on DEU's for 1999 were as follows: Mr. Cosgrove, $48,263, all of which was deferred into the Conectiv Deferred Compensation Plan; Mr. Shaw, $18,975, all of which was deferred into the Conectiv Deferred Compensation Plan; Mr. van Roden, $8,250, all of which was deferred into the Conectiv Deferred Compensation Plan; and Mrs. Graham, $14,025, all of which was deferred into the Conectiv Deferred Compensation Plan. Dividends paid on DEU's for 2000 were as follows: Mr. Cosgrove, $92,400, all of which was deferred into the Conectiv Deferred Compensation Plan; Mr. Shaw, $37,367, all of which was deferred into the Conectiv Deferred Compensation Plan; Mr. Van Roden, $20,251, all of which was deferred into the Conectiv Deferred Compensation Plan; Mrs. Graham, $25,883, all of which was deferred into the Conectiv Deferred Compensation Plan; and Mr. Spence, $10,901. Holders of restricted stock are entitled to receive dividends as, if and when declared.

5. The amount of All Other Compensation for each of the named executive officers for fiscal year 2000 include the following: Mr. Cosgrove, $3,000 in Company matching contributions to the Company's Savings and Investment Plan, $14,400 in Company matching contributions to the Company's Deferred Compensation Plan and $282 in term life insurance premiums paid by the Company; for Mr. Shaw, $3,267 in Company matching contributions to the Company's Savings and Investment Plan, $7,183 in Company matching contributions to the Company's Deferred Compensation Plan and $156 in term life insurance premiums paid by the Company; for Mr. van Roden, $5,100 in Company matching contributions to the Company's Savings and Investment Plan, $3,150 in Company matching contributions to the Company Deferred Compensation Plan and $156 in term life insurance premiums paid by the Company; for Mrs. Graham, $5,191 in Company matching contributions to the Company's Savings and Investment Plan, $2,624 in Company matching contributions to the Company Deferred Compensation Plan and $156 in term life insurance premiums paid by the Company; for Mr. Spence, $4,775 in Company matching contributions to the Company's Savings and Investment Plan, $1,180 in Company matching contributions to the Company Deferred Compensation Plan and $66 in term life insurance premiums paid by the Company.

6. Mr. Shaw was elected President and Chief Operating Officer as of September 8, 2000. Mr. Spence was elected Senior Vice President, Energy as of September 8, 2000. Mr. van Roden was elected Senior Vice President and Chief Financial Officer as of January 4, 1999.

7. Also reportable as a "named executive officer" is Mr. Barry R. Elson, former Executive Vice President of Conectiv. Mr. Elson's employment terminated on October 1, 2000. His compensation for 1998, 1999 and 2000 is as follows: Salary: 1998 -- $325,000, 1999 -- $325,000, 2000 --
         $296,396; Variable Compensation (Bonus): 1998 -- $130,000, of which $52,000 purchased restricted stock units, 1999 -- $200,000, of which $90,000 purchased restricted stock units (Mr. Elson received no 2000 bonus); Other Annual Compensation for 1998, 1999 and 2000 -- $0; Restricted Stock Awards: 1998 -- $0, 1999 -- $259,000, 2000 --
         $112,500; Securities Underlying Options: 1998 -- 170,000, 1999 --
         26,000, 2000 -- 51,900; LTIP Payouts: 1998 -- $21,560, 1999 and 2000 --
         $0. Dividends paid or deferred on DEU's: 1998 -- $7,700, 1999 -- $18,975, 2000 -- $26,598. All other compensation: 1998 -- $4,074, 1999
         -- $6,116, 2000 -- $127,500 in variable compensation, $280,570 for LTIP awards forfeited, $621,600 for supplemental retirement benefits, $1,020,000 in severance, and $6,418 in other payments.

                TABLE 2 -- OPTION GRANTS IN LAST FISCAL YEAR (1)

                    Number of    % of Total
                   Securities      Options
                   Underlying    Granted to   Exercise                Grant Date
                    Options     Employees in   Price     Expiration     Present
Name               Granted (#)  Fiscal Year    ($/Sh)       Date       Value (3)
H. E. Cosgrove     124,000(2)        18%      $16.5625     1/3/10      $503,440


T. S. Shaw          51,900(2)       7.5%      $16.5625     1/3/10      $210,714


J. C. van Roden     34,700(2)         5%      $16.5625     1/3/10      $140,882


B. S. Graham        33,100(2)         5%      $16.5625     1/3/10      $134,386


W. H. Spence        28,500(2)         4%      $16.5625     1/3/10      $115,710

1. Currently, the Company does not grant stock appreciation rights. For Mr. Elson, the number of securities underlying options granted in 2000 were 51,900, or 7.5% of total options granted to employees in 2000; those options granted had an exercise price per share of $16.5625, an expiration date of January 3, 2010, and a grant date present value of $210,714. Mr. Elson forfeited all of these options upon his termination of employment on October 1, 2000.

2. Denotes Nonqualified Stock Options. One-half of such Options vest and are exercisable at end of second year from date of grant. Second one-half vest and are exercisable at end of third year from date of grant.

3. Determined using the Black-Scholes model, incorporating the following material assumptions and adjustments: (a) exercise price of $16.5625, equal to the Fair Market Value as of date of grant (b) an option term of ten years (c) risk-free rate of return of 5.00% (d) volatility of 20.00% and (e) dividend yield of 4.75%.

           TABLE 3 -- AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION VALUES (1)

                                                         NUMBER OF SECURITIES                VALUE OF
                        SHARES                         UNDERLYING UNEXERCISED        UNEXERCISED IN-THE-MONEY
                       ACQUIRED          VALUE         OPTIONS AT FY-END (3)           OPTIONS AT FY-END (2)
     NAME            ON EXERCISE    REALIZED($)(2)    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
H. E. Cosgrove             0               0                 35,900/511,000                $ 0/434,000
T. S. Shaw                 0               0                 10,000/237,900                $ 0/181,650
J. C.  van Roden           0               0                     0/204,700                 $ 0/121,450
B. S. Graham               0               0                 10,000/207,100                $ 0/115,850
W. H. Spence               0               0                  3,750/39,750                 $  0/99,750

1. Mr. Elson did not exercise any options during 2000. Mr. Elson forfeited all options upon his termination of employment on October 1, 2000, and thus had none at fiscal year-end.

2. The closing price for the Company's common stock as reported by the New York Stock Exchange on December 29, 2000 was $20.0625. Any value in the options is based on the difference between the exercise price of the options and the value at the time of the exercise (e.g., $20.0625 as of the close of business on December 29, 2000), which difference is multiplied by the number of options exercised.

3. 124,000 out of 511,000 of Mr. Cosgrove's unexercisable options are in the money. 51,900 out of 237,900 of Mr. Shaw's unexercisable options are in the money. 34,700 out of 204,700 of Mr. van Roden's unexercisable options are in the money. 33,100 out of 207,100 of Mrs. Graham's unexercisable options are in the money. 28,500 out of 39,750 of Mr. Spence's unexercisable options are in the money. Unless vesting is accelerated under the terms of Conectiv's LTIP, none of the remaining options may be exercised earlier than two years from date of grant for regular, non-performance based options and nine and one half years from date of grant for performance based options (subject to accelerated vesting for favorable stock price performance).

      TABLE 4 -- LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR (1)

                                  NUMBER OF RESTRICTED       PERFORMANCE PERIOD
                                    SHARES/DIVIDEND            UNTIL MATURATION
                   NAME           EQUIVALENT UNITS (#)          OR PAYOUT (2)

        H. E. Cosgrove        16,600 shares/62,000 units            1/3/07

        T. S. Shaw             7,000 shares/25,950 units            1/3/07

        J. C. van Roden        4,700 shares/17,350 units            1/3/07

        B. S. Graham           4,500 shares/16,550 units            1/3/07

        W. H. Spence            1,900 shares/6,850 units            1/3/07

1. Mr. Elson was granted 7,000 shares of PARS and 25,950 DEU's in 2000, with a performance period ending January 3, 2007, and with the same terms and conditions described below in note 2. Mr. Elson forfeited these PARS and DEU's upon his termination of employment on October 1, 2000.

2. Awards of PARS and DEU's were made to all of the named executive officers. The payout of shares of PARS may potentially be "performance accelerated." Restrictions may lapse any time after 3 years (i.e., after January 3, 2003) upon achievement of favorable stock price performance goals. In the absence of such favorable performance or accelerated vesting under the terms of Conectiv's LTIP, restrictions lapse after 7 years (i.e., January 3, 2007) provided that at least a defined level of average, total return to stockholders is achieved. As of December 31, 2000, Mr. Cosgrove's 16,600 PARS were valued at $333,038, Mr. Shaw's 7,000 PARS were valued at $140,438, Mr. van Roden's 4,700 PARS were valued at $94,294, Mrs. Graham's 4,500 PARS were valued at $90,281 and Mr. Spence's 1,900 PARS were valued at $38,119. These values are based on the December 29, 2000 closing stock price of $20.0625. For DEU's, one DEU is equal in value to the regular quarterly dividend paid on one share of Conectiv common stock. The DEU's shown are payable in cash for four quarters over a one-year period ending with the quarterly dividend equivalent payable January 31, 2001. At that time, the 2000 DEU award lapses.

                                  PENSION PLAN

      The Conectiv Retirement Plan includes the Cash Balance Pension Plan and certain "grandfathering" provisions relating to the Delmarva Retirement Plan and the Atlantic Retirement Plan that apply to employees who had either 20 years of service or were age 50 on the effective date of the Cash Balance Pension Plan (January 1, 1999). Certain executives whose benefits from the Conectiv Retirement Plan are limited by the application of federal tax laws also receive benefits from the Supplemental Executive Retirement Plan.

CASH BALANCE PENSION PLAN

      The named executive officers participate in the Conectiv Retirement Plan and earn benefits that generally become vested after five years of service. Annually, a recordkeeping account in a participant's name is credited with an amount equal to a percentage of the participant's total pay, including base pay, overtime and bonuses, depending on the participant's age at the end of the plan year, as follows:

                 AGE AT END OF PLAN YEAR           % OF PAY
                 Under 30                             5
                 30 to 34                             6
                 35 to 39                             7
                 40 to 44                             8
                 45 to 49                             9
                 50 and over                         10

      These accounts also receive interest credits based on average U.S. Treasury Bill rates for the year. In addition, certain annuity benefits earned by participants under the former Delmarva and Atlantic Retirement Plans are fully protected as of December 31, 1998, and were converted to an equivalent cash amount and included in each participant's initial cash balance account. When a participant terminates employment, the amount credited to his or her account is converted into an annuity or paid in a lump sum.

SUPPLEMENTAL RETIREMENT BENEFITS

      Supplemental retirement benefits are provided to certain employees, including each executive officer, whose benefits under the Conectiv Retirement Plan are limited by type of compensation or amount under federal tax laws and regulations.


ESTIMATED RETIREMENT BENEFITS PAYABLE TO NAMED EXECUTIVES OFFICERS

      The following table shows the estimated retirement benefits, including supplemental retirement benefits under the plans applicable to the named executives, that would be payable if he or she were to retire at normal retirement age (65), expressed in the form of a lump sum payment. Years of service credited to each named executive officer as of his or her normal retirement date are as follows: Mr. Cosgrove -- 42; Mrs. Graham -- 30; Mr. Shaw -- 40, Mr. Van Roden -- 15, and Mr. Spence -- 35. (1)

 Name                      Year of 65th Birthday   Lump Sum Value
 H. E. Cosgrove                    2008            $ 6,398,000
 B. S. Graham                      2013            $ 1,741,000(2)
 T. S. Shaw                        2012            $ 3,048,000
 J. C. van Roden                   2014            $   522,000(2)
 W. H. Spence                      2022            $ 1,298,000(2)

1. The year of Mr. Elson's 65th birthday is 2006, and $1,292,000 is the lump sum that would be payable to Mr. Elson, based on 16 years of credited service (8 of which are additional years for purposes of the supplemental retirement benefits) if he were to retire at normal retirement age (65), expressed in the form of a lump sum payment. Upon his termination of employment, Mr. Elson received supplemental retirement benefits equivalent to 8 years of credited service, in a lump sum payment of $621,600.

2. Amounts include (i) interest credits for cash balances projected to be 5.80% per annum on annual salary credits and prior service balances, if any, and (ii) accrued benefits as of December 31, 2000, under retirement plans then applicable to the named executive officer. Benefits are not subject to any offset for Social Security payments or other offset amounts and assume no future increases in base pay or total pay.

      Under the Conectiv Retirement Plan's grandfathering provisions, employees who participated in the Delmarva or Atlantic Retirement Plans and who met certain age and service requirements as of December 31, 1998, will have retirement benefits for all years of service up to retirement calculated according to their original benefit formula. This benefit will be compared to the cash balance account and the employee will receive whichever is greater. Estimated benefits are based on the Delmarva Retirement Plan for Messrs. Cosgrove, Shaw and Elson. Estimated benefits are based on the Cash Balance Pension Plan for Mrs. Graham (whose benefits under the Cash Balance Pension Plan exceed the benefits under the Delmarva Retirement Plan), Mr. van Roden (who was not grandfathered into the Delmarva Retirement Plan), and Mr. Spence (who was not grandfathered into the Delmarva Retirement Plan). The amount of benefit under such grandfathering is illustrated in the following table:

                              DELMARVA RETIREMENT PLAN
                                 PENSION PLAN TABLE

              ANNUAL RETIREMENT BENEFITS IN SPECIFIED REMUNERATION
                       AND YEARS OF SERVICE CLASSIFICATION

AVERAGE ANNUAL EARNINGS FOR THE 5
CONSECUTIVE YEARS OF EARNINGS THAT
RESULT IN THE HIGHEST AVERAGE           15 YRS.             20 YRS.             25 YRS.             30 YRS.              35 YRS.
$300,000 (1)                          $ 70,500            $ 94,000            $117,500            $141,000(2)          $164,500(2)
 400,000 (1)                            94,500             126,000             157,500(2)          189,000(2)           220,500(2)
 500,000 (1)                           118,500             158,000(2)          197,500(2)          237,000(2)           276,500(2)
 600,000 (1)                           142,500(2)          190,000(2)          237,500(2)          285,000(2)           332,500(2)
 700,000 (1)                           166,500(2)          222,000(2)          277,500(2)          333,000(2)           388,500(2)
 800,000 (1)                           190,500(2)          254,000(2)          317,500(2)          381,000(2)           444,500(2)
 900,000 (1)                           214,421(2)          285,894(2)          357,368(2)          428,841(2)           500,315(2)

1. Effective January 1, 2000 annual compensation recognized may not exceed $170,000

2.       For 2000, the annual limit on annual benefits is $135,000

      Benefits are payable in the form of a 50% joint and surviving spouse annuity or lump sum. Earnings include base salary, overtime and bonus.

                   CHANGE IN CONTROL SEVERANCE AGREEMENTS AND
             OTHER PROVISIONS RELATING TO POSSIBLE CHANGE IN CONTROL

      Conectiv has entered into change in control severance agreements with Messrs. Cosgrove, Shaw, van Roden, Spence, and Mrs. Graham and two other senior executives. The agreements are intended to encourage the continued dedication of Conectiv's senior management team. The agreements provide potential benefits for these executives upon actual or constructive termination of employment (other than for cause) following a change in control of Conectiv, as defined in the agreements. Each affected executive would receive a severance payment equal to three times base salary and bonus, medical, dental, vision, group life and disability benefits for three years after termination of employment, and a cash payment equal to the actuarial equivalent of accrued pension credits equal to 36 months of additional service.

      In the event of a change in control, the Variable Compensation Plan provides that outstanding options become exercisable in full immediately, all conditions to the vesting of PARS are deemed satisfied and shares will be fully vested and nonforfeitable, DEU's will become fully vested and be immediately payable, variable compensation deferred under the MSPP will be immediately distributed, and payment of variable compensation, if any, for the current year will be decided by the Personnel and Compensation Committee. For the Deferred Compensation Plan, this Committee may decide to distribute all deferrals in cash immediately or continue the deferral elections of participants, in which case Conectiv will fully fund a "springing rabbi trust" to satisfy the obligations. An independent institutional trustee will maintain any trust established by reason of this provision.

                   PERSONNEL AND COMPENSATION COMMITTEE REPORT

COMPENSATION PHILOSOPHY

The Committee's philosophy is to:

    -    Link compensation to business strategies and results

    - Align the compensation of executives with the long-term interests of stockholders

    - Motivate executives to exceed the challenging objectives the Board of Directors has established for Conectiv, and

    - Create urgency for success in an increasingly competitive business environment.

The Committee has designed an executive compensation program that:

    - Provides total compensation, emphasizing long-term performance that creates stockholder value

    -    Facilitates a rapid transition to a competitive business environment

    - Reflects the challenging market conditions for attracting and retaining high-quality executives and ensures that executives have a continuing personal financial stake in Conectiv's long-term success, and

    -    Creates significant levels of executive stock ownership.

EXECUTIVE TOTAL COMPENSATION PROGRAM

PROGRAM ELEMENTS

    - Base pay that reflects job responsibilities and individual performance against goals

    -    Annual performance-based variable pay

    -    Long-term variable compensation tied directly to stockholder value

    -    Special grants for alignment and retention purposes.

      The program uses performance measures directly related to stockholder total return. In addition to these measures, stockholder total return is viewed in light of conditions in the deregulating utility industry, industries in which Conectiv is developing new businesses, the general economy and the stock market.

TOTAL COMPENSATION AND MARKET TARGETS. The program provides total compensation that is competitive with companies similar in revenue size to Conectiv, in a blend of utility and industrial markets. Total compensation levels and opportunities are determined by the Committee, in consultation with Watson Wyatt, a leading executive compensation consulting firm. Watson Wyatt uses its experience, knowledge of Conectiv and Conectiv's industries, and published compensation data to define competitive levels of total compensation targeted at the median of the market. To strengthen the tie to stockholder value, base pay is generally set near the market target, and annual and long-term targets are set above the market targets.(1)

BASE PAY reflects the job responsibilities, experience and annual performance of individual executives and compensation for comparable positions at other companies. The Committee reviews base pay annually and adjusts it for individual and corporate performance.

2000 COMMITTEE ACTION AND BASE PAY. For calendar year 2000, the Committee set increased salaries for the named executive officers (other than Mr. Cosgrove) that, even after the increases, are in aggregate below the market targets. The Committee believed that the increased salary levels were appropriate based on achievement of significant financial results. At that time, the Committee continued to believe that Mr. Cosgrove's leadership was best rewarded through compensation linked to stockholder value rather than base salary. Consequently, Mr. Cosgrove's 2000 grant of long-term incentives was enhanced because he received no increase in base salary.

2001 COMMITTEE ACTION ON BASE PAY FOR MR. COSGROVE. The Committee increased Mr. Cosgrove's base salary from $600,000 to $650,000 for 2001. Mr. Cosgrove's salary has remained the same since 1998, with the Committee providing additional long-term incentives to keep pace with an escalating compensation market. Consequently, Mr. Cosgrove's base salary has fallen significantly behind the market and the Committee believes that an adjustment is appropriate at this time. Mr. Cosgrove has been aggressive at positioning the Company for deregulation and guiding it through various uncertainties as deregulation has occurred. Since 1998, the Company has met or exceeded the internal financial objectives that have been set by the Board of Directors. Decisions made early in the deregulation process have been continuously reevaluated to create a very focused business strategy that positions the Company for future financial success. Mr. Cosgrove's new salary is still somewhat below the median of comparable market targets, and a large portion of his total compensation is still provided through long-term incentives that are tied directly to stock price, so that Mr. Cosgrove benefits when stockholders benefit.


---------------------------
1        At least 32 of the companies in the Dow Jones Electric Utility Index and 28 of the companies in the S&P500 index participate in the survey source data used by Watson Wyatt.

ANNUAL VARIABLE PAY is designed to motivate executives to achieve "stretch" financial, planning, and operating goals and to increase the sense of urgency to deliver significant performance levels. Goals and annual variable pay opportunities are set for each executive at the beginning of the year. Opportunities are set at or above the median of competitive companies and are related to line of business and corporate performance. Participants may earn awards from 0% to 150% of the preset target. For the highest-paid officers, this can mean awards from 0% to between 60% and 90% of base pay. Awards are made only if Conectiv achieves earnings targets approved by the Committee.

PARTIAL AWARD IN STOCK. Twenty percent of annual variable pay awards are paid in RSU's under the MSPP at a 20% discount to the fair market value of Conectiv Common Stock. Each RSU is a proxy for one share of Common Stock, has a value equal to one share, and earns dividends at the same rate as one share. Unless vesting is accelerated under the terms of Conectiv's LTIP, RSU's cannot be sold or used for three years from the date acquired, and are distributed in Conectiv Common Stock at the end of that period. Participants can purchase additional RSU's at the same discount, up to a maximum of 50% of their annual award.

MR. COSGROVE'S AWARD FOR 1999. Mr. Cosgrove was eligible to earn between 0% and 150% of his target opportunity of $300,000 (50% of his 1999 base pay). In setting performance measures for these awards, the Committee considered the industry restructuring and regulatory issues that the Company would address during 1999 and how their resolution might affect earnings. The Committee decided that earnings before interest and taxes ("EBIT") provided the best measure of Company performance for 1999 and adopted an EBIT target for all named executive officers. Consistent with this judgment, the Committee also modified the payout opportunities by setting maximum and minimum payout levels consistent with the new EBIT target. The maximum payout would occur at 105% of the EBIT target and the minimum payout or threshold would occur at 90% of the EBIT target. The Committee also reserved the ability to adjust the EBIT target after the full impact of industry deregulation on Company earnings was known. Adjusted EBIT for 1999 exceeded the target by 4%, which resulted in Mr. Cosgrove receiving an award equal to 145% of target or $435,000.

1999 AWARDS FOR OTHER NAMED EXECUTIVE OFFICERS. 1999 awards for Messrs. Shaw and van Roden and Mrs. Graham, made in 2000, totaled $530,000. These awards were based, as was Mr. Cosgrove's award, on corporate EBIT.

MR. COSGROVE'S AWARD FOR 2000. The best financial performance measure for 2000 was determined to be Earnings Per Share (which we refer to as EPS) and stretch targets were established. The minimum and maximum payout levels were set at 90% and 110% of targeted EPS with 90% of targeted EPS also being the threshold to trigger payouts under the plan. For 2000, Mr. Cosgrove's annual variable pay opportunity was targeted at $360,000 and he was eligible to receive between 0% and 150% of that targeted amount based on Conectiv's EPS relative to the pre-established levels set by the Committee. For 2000, actual EPS was ~108% of the target, resulting in an award to Mr. Cosgrove of $496,800, or 138% of target.

2000 AWARDS FOR OTHER NAMED EXECUTIVE OFFICERS. 2000 awards for Messrs. Shaw, van Roden, Spence and Mrs. Graham, made in 2001, totaled $667,600. These awards were based, as was Mr. Cosgrove's award, on corporate EPS.

LONG-TERM VARIABLE COMPENSATION aligns the interests of executives with those of stockholders by linking a significant portion of an executive's total compensation opportunities to the performance of Conectiv Common Stock. To that end, grant levels are generally above market target. Grants may include some or all of the following:

            NON-QUALIFIED STOCK OPTIONS, which give the executive the right to acquire stock at the grant price of the option, which in all cases is the fair market value of the stock on the day of grant. Options have value to the executive in direct relation to increases in share price above grant price.

            DIVIDEND EQUIVALENT UNITS, which provide the executive with income equivalent to the dividend on Conectiv Common Stock. These DEU's have value to the executive in direct relation to the amount of that dividend. The combination of options and DEU's help to focus executives on the blend of stock price and dividend growth that creates the most value to stockholders.

            PERFORMANCE ACCELERATED RESTRICTED STOCK, which, assuming that vesting is not otherwise accelerated under the terms of Conectiv's LTIP, vests as unrestricted Common Stock seven years after grant and will vest earlier if pre-determined levels of total stockholder return (which we refer to as TSR) are met. If early vesting doesn't occur for the highest paid executives, vesting will occur after seven years only if TSR is at or above the level produced by the stock price and dividends on the date of the grant. PARS have their greatest value to the executive when vesting accelerates.

            PERFORMANCE ACCELERATED STOCK OPTIONS, another form of non-qualified stock option, which, assuming that vesting is not accelerated under the terms of Conectiv's LTIP, vest 9-1/2 years, and expire 10 years, after grant. These PASO's will vest earlier if share price reaches predetermined levels. PASO's have little value to executives unless vesting accelerates as a result of increased share price.

2000 GRANTS. Based on Watson Wyatt data and recommendations, the Committee set targets as a percentage of base salary for each of the named executive officers to continue to strengthen focus on total stockholder value and competitive total compensation. Targets were converted to actual grants using the Black-Scholes method for options and time and forfeiture discount methods for the other types of grants. All named executive officers received grants of options, DEU's and PARS for 2000.

OPTION GRANTS FOR OTHER KEY EMPLOYEES. In addition, the Committee authorized grants of stock options to other key employees who were in a position to significantly influence Conectiv's results. The grants were awarded to 172 employees and were either 2,500 or 5,000 shares of options to purchase Common Stock. The total number of shares authorized was 500,000 and this initial grant totaled 452,500 shares.

EXECUTIVE AND DIRECTOR STOCK OWNERSHIP GUIDELINES

      The Committee has established the following guidelines, consistent with its belief in the value to stockholders of a strong link between the interests of Directors and executives and those of stockholders.

                                           MULTIPLE                 BY
Chairman and Chief Executive Officer   5 times base pay        5 years after
                                                             occupying position
President and Chief Operating Officer  4 times base pay        5 years after
                                                             occupying position
   Other Senior Executives             3 times base pay        5 years after
                                                             occupying position
  Vice Presidents, General             1-2 times base pay      5 years after
 Managers, other members of                                  occupying position
         management
     Board of Directors                 3 times annual         3 years after
                                           retainer          election to Board

RESPONSE TO IRS LIMITS ON DEDUCTIBILITY OF COMPENSATION

      Section 162(m) of the Internal Revenue Code limits the deduction of certain forms of compensation above $1,000,000 paid to a highly compensated executive. The Committee tries to structure executive compensation to minimize the amount of compensation that is not deductible. The Committee believes, however, that this limitation should not compromise the Company's ability to create compensation programs that support the business strategy and attract and retain the executive talent required for success. As a result, there may at times be some compensation that is not deductible for federal income tax purposes.

      Following a review of current plans and practices, the Committee believes that no part of the executive compensation program is not deductible under the terms of this section.


PERSONNEL & COMPENSATION COMMITTEE:

SARAH I. GORE, CHAIR
GEORGE F. MACCORMACK
RICHARD B. MCGLYNN
BERNARD J. MORGAN


                      PERSONNEL AND COMPENSATION COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

         The Personnel & Compensation Committee is comprised solely of non-employee Directors. There are no Personnel & Compensation Committee interlocks.

ITEM 6, PART III (b). SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT.

    The following table shows the number of shares of Conectiv Common Stock and Class A Common Stock beneficially owned as of December 29, 2000 by:

- Each person or company that we know beneficially owns more than 5% of the outstanding shares of Conectiv Common Stock or Class A Common Stock;

-   Each member of and nominee to the Conectiv Board of Directors;

- Each Executive Officer of Conectiv whose compensation is listed in the Summary Compensation Table in Item 6, Part III (a) above;

-   The Directors and Executive Officers of Conectiv as a group.

                                                                     SHARES OF     SHARES OF CLASS A
                                                                    COMMON STOCK     COMMON STOCK
                                                                       (1)(2)           (1)(2)
NOMINEES FOR DIRECTOR:
Class III - Term Expiring in 2004
  Howard E. Cosgrove                                                 204,854 (4)           0
  Audrey K. Doberstein                                                 7,909               0
  Bernard J. Morgan                                                    8,332             618

INCUMBENT DIRECTORS:
Class I - Term Expiring in 2002
  R. Franklin Balotti                                                  9,238               0
  Richard B. McGlynn                                                   6,791             522
  Cyrus H. Holley                                                      4,250             724
Class II - Term Expiring in 2003
  Robert D. Burris                                                     5,921               0
  Sarah I. Gore                                                        6,506               0
  George F. MacCormack                                                 2,901               0

OTHER EXECUTIVE OFFICERS: (3)
  Thomas S. Shaw, President and Chief Operating Officer               55,457 (4)           0
  John C. van Roden, Senior Vice President and Chief Financial
    Officer                                                           10,700 (4)           0
  Barbara S. Graham, Senior Vice President                            36,354 (4)           0
  William H. Spence, Senior Vice President, Energy                    13,085 (4)           0


    As of December 29, 2000, all current Directors and executive officers as a group (15 persons) owned beneficially 427,511 shares of Conectiv Common Stock, representing 0.5% of the shares of Conectiv Common Stock outstanding and 1,864 shares of Conectiv Class A Common Stock, representing 0.03% of the shares of Conectiv Class A Common Stock outstanding. Conectiv is not aware of any person or company that beneficially owns more than 5% of the outstanding shares of Conectiv Common Stock or Conectiv Class A Common Stock.

(1) Each of the individuals listed beneficially owned less than 1% of Conectiv's outstanding Common Stock (including Conectiv Common Stock and Conectiv Class A Common Stock.)

(2) Includes shares owned beneficially by Mr. Cosgrove and other executive officers of Conectiv pursuant to the Conectiv Savings and Investment Plan (including Payroll-Based Employee Stock Ownership Plan and Employee Stock Ownership Plan), Deferred Compensation Plan and Conectiv Incentive Compensation Plan.

(3) Also reportable as a "named executive officer" is Mr. Barry R. Elson, former Executive Vice President of Conectiv. Mr. Elson's employment terminated on October 1, 2000. As of December 29, 2000, Mr. Elson held 3,158 shares of Conectiv common stock in the Deferred Compensation Plan.

(4) Includes 35,100 shares of Mr. Cosgrove, 15,000 shares for Mr. Shaw, 7,700 shares for Mr. Van Roden, 11,000 shares for Mrs. Graham, and 4,000 shares for Mr. Spence of Performance Accelerated Restricted Stock (which we refer to as PARS). Unless the restrictions lapse under the terms of Conectiv's Long-Term Incentive Plan (which we refer to as the LTIP), the number of shares actually earned will depend on meeting pre-determined financial performance measures related to stockholder value at the end of the seven-year restriction period.


ITEM 6, PART III(c).  CONTRACTS AND TRANSACTIONS.

See Item 6, Part III (a) above


ITEM 6, PART III(d).  INDEBTEDNESS.

See Item 6, Part III (a) above


ITEM 6, PART III(e). PARTICIPATION IN BONUS AND PROFIT SHARING ARRANGEMENT.

See Item 6, Part III (a) above


ITEM 6, PART III(f). DIRECTORS AND OFFICERS RIGHTS TO INDEMNITY.

Provisions for indemnification of directors and executive officers are included in the Certificate of Incorporation or By-Laws in accordance with applicable laws.

Insurance is purchased for Conectiv's directors and executive officers, plus the directors and officers of the subsidiary companies. This insurance also indemnifies Conectiv and its subsidiary companies against any amounts paid by them as allowed by corporate law or By-Laws of Conectiv to covered directors and executive officers.


ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS

PART I. Expenditures for any political party, candidate for public office or holder of such office, or any committee or agent therefor.

      None.

PART II. Expenditures for any citizens group or public relations counsel.


NAME OF                                                      ACCOUNTS     AMOUNT
COMPANY      NAME OF RECIPIENT           PURPOSE              CHARGED     ($000)
                                         General public
                                         relations           Admin. &
Conectiv     Stanton Communications      consulting          Gen.           372

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS

PART I.     Intercompany Contracts.

                                       Serving    Receiving    2000 Compensation
             Transaction               Company     Company          ($000)
Sublease of water rights                 DPL         CDG             416
Operating and maintenance services      COSC         ATS            2,784
Meter reading services                   MAS         ACE            2,890
Meter reading labor and equipment        ACE         MAS            1,160

PART II. System contracts to purchase goods or services from any affiliate (other than a System company) or a company in which any director or executive officer is a partner or owns 5% or more of any class of equity securities.

            None.

PART III. System contracts with others on a continuing basis for management, supervisory, or financial advisory review.

            None.


ITEM 9.     WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

PART I (a). Location of and interest in Exempt Wholesale Generators (EWGs)

            Conectiv holds a 100% direct interest in CMM, which is an EWG. CMM is in the process of constructing combined-cycle generating plants. CMM is located at 800 King Street, Wilmington, Delaware.

            Burney, a wholly owned indirect subsidiary of Conectiv, holds a 45% direct and indirect interest in BFP, which is an EWG. BFP operates a wood-burning qualifying facility. BFP is located at 35586 Highway 299 East, P.O. Box 2530, Burney, California.

PART I (b). Type and amount of capital invested in EWGs

            CMM is financed entirely with debt.

PART 1 (c)  Debt to equity ratio and earnings of EWGs

            Ratio is not applicable since CMM is debt financed.

PART 1 (d)  Service, sales or construction contracts

            None

PART II     Organizational Chart

            See Exhibit H and Item 1.

PART III    Aggregate Investment in EWGs

            As of December 31, 2000, Conectiv's investment in CMM amounted to $47.5 million. Conectiv's indirect investment in BFP was de minimis. Conectiv's aggregate investment in its public utility companies was $1,475.6 million as of December 31, 2000. The ratio of investment in EWGs to investment in public utility companies was 3.22%.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

                                                                                                      Page Ref
                                                                                                      --------
                                             CONSOLIDATING FINANCIAL STATEMENTS

                            CONSOLIDATING STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2000

           Conectiv and Subsidiaries                                                                   F-1A
           Delmarva Power & Light Company and Subsidiaries                                             F-1B
           Atlantic City Electric Company and Subsidiaries                                             F-1C
           Conectiv Property and Investments, Inc. and Subsidiaries                                    F-1D
           Conectiv Energy Holding Company and Subsidiaries                                            F-1E
           Conectiv Communications, Inc. and Subsidiary                                                F-1F
           Conectiv Solutions LLC. and Subsidiaries                                                    F-1G
           Conectiv Services II, Inc and Subsidiaries                                                  F-1H
           Conectiv Thermal Systems, Inc. and Subsidiaries                                             F-1I
           Atlantic Generation, Inc. and Subsidiaries                                                  F-1J
           Haymoor, L.L.C. and Subsidiary                                                              F-1K

                                    CONSOLIDATING BALANCE SHEET AS OF DECEMBER 31, 2000

           Conectiv and Subsidiaries                                                                   F-2A
           Delmarva Power & Light Company and Subsidiaries                                             F-2B
           Atlantic City Electric Company and Subsidiaries                                             F-2C
           Conectiv Property and Investments, Inc. and Subsidiaries                                    F-2D
           Conectiv Energy Holding Company and Subsidiaries                                            F-2E
           Conectiv Communications, Inc. and Subsidiary                                                F-2F
           Conectiv Solutions LLC. and Subsidiaries                                                    F-2G
           Conectiv Services II, Inc and Subsidiaries                                                  F-2H
           Conectiv Thermal Systems, Inc. and Subsidiaries                                             F-2I
           Atlantic Generation, Inc. and Subsidiaries                                                  F-2J
           Haymoor, L.L.C. and Subsidiary                                                              F-2K

                         CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2000

           Conectiv and Subsidiaries                                                                   F-3A
           Delmarva Power & Light Company and Subsidiaries                                             F-3B
           Atlantic City Electric Company and Subsidiaries                                             F-3C
           Conectiv Property and Investments, Inc. and Subsidiaries                                    F-3D
           Conectiv Energy Holding Company and Subsidiaries                                            F-3E
           Conectiv Communications, Inc. and Subsidiary                                                F-3F
           Conectiv Solutions LLC. and Subsidiaries                                                    F-3G
           Conectiv Services II, Inc and Subsidiaries                                                  F-3H
           Conectiv Thermal Systems, Inc. and Subsidiaries                                             F-3I
           Atlantic Generation, Inc. and Subsidiaries                                                  F-3J
           Haymoor, L.L.C. and Subsidiary                                                              F-3K

                    CONSOLIDATING STATEMENT OF RETAINED EARNINGS FOR THE YEAR ENDED DECEMBER 31, 2000

           Conectiv and Subsidiaries                                                                   F-4A
           Delmarva Power & Light Company and Subsidiaries                                             F-4B
           Atlantic City Electric Company and Subsidiaries                                             F-4C
           Conectiv Property and Investments, Inc. and Subsidiaries                                    F-4D
           Conectiv Energy Holding Company and Subsidiaries                                            F-4E
           ACE REIT, Inc. and Subsidiary                                                               F-4F
           Conectiv Energy Supply, Inc. and Subsidiary                                                 F-4G
           Conectiv Communications, Inc. and Subsidiary                                                F-4H
           Conectiv Solutions LLC. and Subsidiaries                                                    F-4I
           Conectiv Services II, Inc and Subsidiaries                                                  F-4J
           Conectiv Thermal Systems, Inc. and Subsidiaries                                             F-4K
           Atlantic Generation, Inc. and Subsidiaries                                                  F-4L
           Haymoor, L.L.C. and Subsidiary                                                              F-4M

Consolidated Notes 1 through 28, pages II-36 through II-77, to the Consolidated Financial Statements of Conectiv's 2000 Form 10-K filed on March 15, 2001 are incorporated herein by reference.

Consolidated Notes 1 through 17, pages II-21 through II-37, to the Consolidated Financial Statements of Atlantic City Electric Company's 2000 Form 10-K filed on April 2, 2001 are incorporated herein by reference.

Consolidated Notes 1through 23, pages II-22 through II-46, to the Consolidated Financial Statements of Delmarva Power & Light Company's 2000 Form 10-K filed on April 2, 2001 are incorporated herein by reference.

                           Conectiv and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                                  ELIMINATIONS
                                                                   TOTAL          RECLASSES &         CONECTIV         DPL
                                                                  CONECTIV       CONSOLIDATIONS        PARENT      CONSOLIDATED
                                                                ------------     --------------      ---------     ------------
OPERATING REVENUES
    Electric                                                    $  2,906,342     $     (248,268)     $       -     $  1,452,575
     Gas                                                           1,529,785            (25,905)             -          616,352
     Other services                                                  592,997           (305,468)             -           28,751
                                                                ------------     --------------      ---------     ------------
                                                                   5,029,124           (579,641)             -        2,097,678
                                                                ------------     --------------      ---------     ------------


 OPERATING EXPENSES
     Electric fuel and purchased energy and capacity               1,613,579           (247,932)             -          814,995
     Gas purchased                                                 1,445,911            (25,834)             -          566,752
     Other services' cost of sales                                   504,615            (52,144)             -           23,815
     Special charges                                                  25,162                  -              -                -
     Gain on sale of interest in nuclear plants                      (16,612)                 -              -          (16,612)
     Operation and maintenance                                       627,667           (269,660)        13,317          255,072
     Depreciation and amortization                                   260,082              7,226              -          112,532
     Taxes other than income taxes                                    80,886                  -            148           40,402
                                                                ------------     --------------      ---------     ------------
                                                                   4,541,290           (588,344)        13,465        1,796,956
                                                                ------------     --------------      ---------     ------------
 OPERATING INCOME                                                    487,834              8,703        (13,465)         300,722
                                                                ------------     --------------      ---------     ------------

 OTHER INCOME
     Allowance for equity
        funds used during construction                                 1,205                  -              -              794
     Other income                                                     48,290            (11,248)         2,839            4,600
     Minority interest inc. or exp.                                        -                  -              -                -
     Equity in  consol subs                                                -           (204,110)       204,110                -
                                                                ------------     --------------      ---------     ------------
                                                                      49,495           (215,358)       206,949            5,394
                                                                ------------     --------------      ---------     ------------

 INTEREST EXPENSE
     Interest charges                                                223,445             (7,105)        40,349           78,022
     Allowance for borrowed funds used during                             -
        construction and capitalized interest                        (10,843)                 -              -             (919)
                                                                ------------     --------------      ---------     ------------
                                                                     212,602             (7,105)        40,349           77,103
                                                                ------------     --------------      ---------     ------------

 PREFERRED STOCK DIVIDEND
     REQUIREMENTS OF SUBSIDIARIES                                     20,383              7,077              -            5,687
                                                                ------------     --------------      ---------     ------------

 INCOME BEFORE INCOME TAXES                                          304,344           (206,627)       153,135          223,326

 INCOME TAXES                                                        133,514              4,824        (17,695)          81,510
                                                                ------------     --------------      ---------     ------------

 NET INCOME (LOSS)                                                   170,830           (211,451)       170,830          141,816


 DIVIDENDS ON PREFERRED STOCK                                              -             (7,077)                          4,945
                                                                ------------     --------------      ---------     ------------

 EARNINGS APPLICABLE TO COMMON STOCK                            $    170,830     $     (204,374)     $ 170,830     $    136,871
                                                                ============     ==============      =========     ============

EARNINGS (LOSS) APPLICABLE TO:
    Common stock                                                $    164,719

    Class A common stock                                        $      6,111




*CONFIDENTIAL TREATMENT REQUESTED

                               F - 1A Page 1 Of 4

                           Conectiv and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)



                                                                       ACE             CPI               CEH
                                                                  CONSOLIDATED     CONSOLIDATED*     CONSOLIDATED*       ASP*
                                                                  ------------     ------------      ------------    ------------
OPERATING REVENUES
    Electric                                                      $    957,481     $          -      $          -    $          -
     Gas                                                                     -                -                 -               -
     Other services                                                     10,902                -                 -               -
                                                                  ------------     ------------      ------------    ------------
                                                                       968,383                -                 -               -
                                                                  ------------     ------------      ------------    ------------


 OPERATING EXPENSES
     Electric fuel and purchased energy and capacity                   420,737                -                 -               -
     Gas purchased                                                           -                -                 -               -
     Other services' cost of sales                                           -                -                 -               -
     Special charges                                                         -                -                 -               -
     Gain on sale of interest in nuclear plants                              -                -                 -               -
     Operation and maintenance                                         243,682                -                 -               -
     Depreciation and amortization                                     101,527                -                 -               -
     Taxes other than income taxes                                      35,913                -                 -               -
                                                                  ------------     ------------      ------------    ------------
                                                                       801,859                -                 -               -
                                                                  ------------     ------------      ------------    ------------
 OPERATING INCOME                                                      166,524                -                 -               -
                                                                  ------------     ------------      ------------    ------------

 OTHER INCOME
     Allowance for equity
        funds used during construction                                     411                -                 -               -
     Other income                                                        7,397                -                 -               -
     Minority interest inc. or exp.                                          -                -                 -               -
     Equity in  consol subs                                                  -                -                 -               -
                                                                  ------------     ------------      ------------    ------------
                                                                         7,808                -                 -               -
                                                                  ------------     ------------      ------------    ------------

 INTEREST EXPENSE
     Interest charges                                                   76,178                -                 -               -
     Allowance for borrowed funds used during
        construction and capitalized interest                             (645)               -                 -               -
                                                                  ------------     ------------      ------------    ------------
                                                                        75,533                -                 -               -
                                                                  ------------     ------------      ------------    ------------

 PREFERRED STOCK DIVIDEND
     REQUIREMENTS OF SUBSIDIARIES                                        7,619                -                 -               -
                                                                  ------------     ------------      ------------    ------------

 INCOME BEFORE INCOME TAXES                                             91,180                -                 -               -

 INCOME TAXES                                                           36,746                -                 -               -
                                                                  ------------     ------------      ------------    ------------

 NET INCOME (LOSS)                                                      54,434                -                 -               -


 DIVIDENDS ON PREFERRED STOCK                                            2,132
                                                                  ------------     ------------      ------------    ------------

 EARNINGS APPLICABLE TO COMMON STOCK                              $     52,302     $          -      $          -    $          -
                                                                  ============     ============      ============    ============

EARNINGS (LOSS) APPLICABLE TO:
    Common stock

    Class A common stock

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 1A Page 2 Of 4

                           Conectiv and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)



                                                             CCI         SOLUTIONS                         AGI           HAYMOOR
                                                        CONSOLIDATED*  CONSOLIDATED*        CRP        CONSOLIDATED*   CONSOLIDATED*
                                                        ------------   ------------    ------------    ------------    ------------
OPERATING REVENUES
    Electric                                            $          -   $          -    $          -    $          -    $          -
     Gas                                                           -              -               -                               -
     Other services                                                -              -         267,932                               -
                                                        ------------   ------------    ------------    ------------    ------------
                                                                   -              -         267,932                               -
                                                        ------------   ------------    ------------    ------------    ------------


 OPERATING EXPENSES
     Electric fuel and purchased energy and capacity               -              -               -               -               -
     Gas purchased                                                 -              -               -               -               -
     Other services' cost of sales                                 -              -          28,285               -               -
     Special charges                                               -              -               -               -               -
     Gain on sale of interest in nuclear plants                    -              -               -               -               -
     Operation and maintenance                                     -              -         220,653               -               -
     Depreciation and amortization                                 -              -          12,522               -               -
     Taxes other than income taxes                                 -              -             402               -               -
                                                        ------------   ------------    ------------    ------------    ------------
                                                                   -              -         261,862                               -
                                                        ------------   ------------    ------------    ------------    ------------
 OPERATING INCOME                                                  -              -           6,070                               -
                                                        ------------   ------------    ------------    ------------    ------------

 OTHER INCOME
     Allowance for equity
        funds used during construction                             -              -               -               -               -
     Other income                                                  -              -           1,259               -               -
     Minority interest inc. or exp.                                -              -               -               -               -
     Equity in  consol subs                                        -              -               -               -               -
                                                        ------------   ------------    ------------    ------------    ------------
                                                                   -              -           1,259               -               -
                                                        ------------   ------------    ------------    ------------    ------------

 INTEREST EXPENSE
     Interest charges                                              -              -           7,625               -               -
     Allowance for borrowed funds used during
        construction and capitalized interest                      -              -            (297)              -               -
                                                        ------------   ------------    ------------    ------------    ------------
                                                                   -              -           7,328               -               -
                                                        ------------   ------------    ------------    ------------    ------------

 PREFERRED STOCK DIVIDEND
     REQUIREMENTS OF SUBSIDIARIES                                  -              -               -               -               -
                                                        ------------   ------------    ------------    ------------    ------------

 INCOME BEFORE INCOME TAXES                                        -              -               1               -               -

 INCOME TAXES                                                      -              -              99               -               -
                                                        ------------   ------------    ------------    ------------    ------------

 NET INCOME (LOSS)                                                 -              -             (98)              -               -


 DIVIDENDS ON PREFERRED STOCK
                                                        ------------   ------------    ------------    ------------    ------------

 EARNINGS APPLICABLE TO COMMON STOCK                    $          -   $          -           $ (98)   $          -    $          -
                                                        ============   ============    ============    ============    ============
EARNINGS (LOSS) APPLICABLE TO:
    Common stock

    Class A common stock



*CONFIDENTIAL TREATMENT REQUESTED

                               F - 1A Page 3 Of 4

                            Conectiv and Subsidiaries
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)






                                                                       ENERVAL*            CMM*
                                                                     ------------      ------------
OPERATING REVENUES
    Electric                                                         $          -      $          -
     Gas                                                                        -                 -
     Other services                                                             -                 -
                                                                     ------------      ------------
                                                                                -                 -
                                                                     ------------      ------------


 OPERATING EXPENSES
     Electric fuel and purchased energy and capacity                            -                 -
     Gas purchased                                                              -                 -
     Other services' cost of sales                                              -                 -
     Special charges                                                            -                 -
     Gain on sale of interest in nuclear plants                                 -                 -
     Operation and maintenance                                                  -                 -
     Depreciation and amortization                                              -                 -
     Taxes other than income taxes                                              -                 -
                                                                     ------------      ------------
                                                                                -                 -
                                                                     ------------      ------------
 OPERATING INCOME                                                               -                 -
                                                                     ------------      ------------

 OTHER INCOME
     Allowance for equity
        funds used during construction                                          -                 -
     Other income                                                               -                 -
     Minority interest inc. or exp.                                             -                 -
     Equity in  consol subs                                                     -                 -
                                                                     ------------      ------------
                                                                                -                 -
                                                                     ------------      ------------

 INTEREST EXPENSE
     Interest charges                                                           -                 -
     Allowance for borrowed funds used during
        construction and capitalized interest                                   -                 -
                                                                     ------------      ------------
                                                                                -                 -
                                                                     ------------      ------------

 PREFERRED STOCK DIVIDEND
     REQUIREMENTS OF SUBSIDIARIES                                               -                 -
                                                                     ------------      ------------

 INCOME BEFORE INCOME TAXES                                                     -                 -

 INCOME TAXES                                                                   -                 -
                                                                     ------------      ------------

 NET INCOME (LOSS)                                                              -                 -


 DIVIDENDS ON PREFERRED STOCK
                                                                     ------------      ------------

 EARNINGS APPLICABLE TO COMMON STOCK                                 $          -      $          -
                                                                     ============      ============
EARNINGS (LOSS) APPLICABLE TO:
    Common stock

    Class A common stock


*CONFIDENTIAL TREATMENT REQUESTED

                               F - 1A Page 4 Of 4

                   Delmarva Power and Light and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                               Eliminations,
                                                             Total DPL           Reclasses &           DPL             DPL
                                                            Consolidated       Consol. Entries        Parent        Financing
                                                            ------------       ---------------     ------------    -----------
OPERATING REVENUES
       Electric                                             $ 1,452,575        $             -     $  1,452,575    $         -
       Gas                                                      616,352                      -          616,352              -
       Other services                                            28,751                      -           28,751              -
                                                            -----------        ---------------     ------------    -----------
                                                              2,097,678                      -        2,097,678              -
                                                            -----------        ---------------     ------------    -----------


 OPERATING EXPENSES
       Electric fuel and purchased energy and capacity          814,995                      -          814,995              -
       Gas purchased                                            566,752                      -          566,752              -
       Other services' cost of sales                             23,815                      -           23,815              -
       Special charges                                                -                      -                -              -
       Gain on the sale of interest in nuclear plants           (16,612)                     -          (16,612)             -
       Operation and maintenance                                255,072                      -          255,072              -
       Depreciation and amortization                            112,532                      -          112,532              -
       Taxes other than income taxes                             40,402                      -           40,402              -
                                                            -----------        ---------------     ------------    -----------
                                                              1,796,956                      -        1,796,956              -
                                                            -----------        ---------------     ------------    -----------
 OPERATING INCOME                                               300,722                      -          300,722              -
                                                            -----------        ---------------     ------------    -----------

 OTHER INCOME
       Allowance for equity
           funds used during construction                           794                      -              794              -
       Other income                                               4,600                 (5,863)           4,776          5,687
       Minority interest inc. or exp.                                 -                      -                -              -
       Equity in  consol subs                                         -                      -                -              -
                                                            -----------        ---------------     ------------    -----------
                                                                  5,394                 (5,863)           5,570          5,687
                                                            -----------        ---------------     ------------    -----------

 INTEREST EXPENSE
       Interest charges                                          78,022                 (5,863)          83,885              -
       Allowance for borrowed funds used during
           construction and capitalized interest                   (919)                     -             (919)             -
                                                            -----------        ---------------     ------------    -----------
                                                                 77,103                 (5,863)          82,966              -
                                                            -----------        ---------------     ------------    -----------

 PREFERRED STOCK DIVIDEND
       REQUIREMENTS OF SUBSIDIARIES                               5,687                      -                -          5,687
                                                            -----------        ---------------     ------------    -----------

 INCOME BEFORE INCOME TAXES                                     223,326                      -          223,326              -

 INCOME TAXES                                                    81,510                      -           81,510              -
                                                            -----------        ---------------     ------------    -----------

 NET INCOME (LOSS)                                              141,816                      -          141,816              -

 DIVIDENDS ON PREFERRED STOCK                                     4,945                      -            4,945              -
                                                            -----------        ---------------     ------------    -----------

 EARNINGS APPLICABLE TO COMMON STOCK                          $ 136,871        $             -     $    136,871    $         -
                                                            ===========        ===============     ============    ===========


EARNINGS (LOSS) APPLICABLE TO:
      Common stock

      Class A common stock



*CONFIDENTIAL TREATMENT REQUESTED

                               F - 1B Page 1 Of 1

                Atlantic City Electric Company and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                        Eliminations,
                                                           Total ACE      Reclasses &         ACE             ACE           ACE
                                                         Consolidated   Consol. Entries      Parent        Capital I     Capital II
                                                         ------------   ---------------   ------------   ------------   ------------
OPERATING REVENUES
       Electric                                          $    957,481   $             -   $    957,481   $          -   $          -
       Gas                                                          -                 -              -              -              -
       Other services                                          10,902                 -         10,902              -              -
                                                         ------------   ---------------   ------------   ------------   ------------
                                                              968,383                 -        968,383              -              -
                                                         ------------   ---------------   ------------   ------------   ------------


 OPERATING EXPENSES
       Electric fuel and purchased energy and capacity        420,737                 -        420,737              -              -
       Gas purchased                                                -                 -              -              -              -
       Other services' cost of sales                                -                 -              -              -              -
       Operation and maintenance                              243,682                 -        243,682              -              -
       Depreciation and amortization                          101,527                 -        101,527              -              -
       Taxes other than income taxes                           35,913                 -         35,913              -              -
                                                         ------------   ---------------   ------------   ------------   ------------
                                                              801,859                 -        801,859              -              -
                                                         ------------   ---------------   ------------   ------------   ------------
 OPERATING INCOME                                             166,524                 -        166,524              -              -
                                                         ------------   ---------------   ------------   ------------   ------------

 OTHER INCOME
       Allowance for equity
           funds used during construction                         411                 -            411              -              -
       Other income                                             7,397            (7,855)         7,633          5,775          1,844
       Minority interest inc. or exp.                               -                 -              -              -              -
       Equity in  consol subs                                       -                 -              -              -              -
                                                         ------------   ---------------   ------------   ------------   ------------
                                                                7,808            (7,855)         8,044          5,775          1,844
                                                         ------------   ---------------   ------------   ------------   ------------

 INTEREST EXPENSE
       Interest charges                                        76,178            (7,855)        84,033              -              -
       Allowance for borrowed funds used during
           construction and capitalized interest                 (645)                -           (645)             -              -
                                                         ------------   ---------------   ------------   ------------   ------------
                                                               75,533            (7,855)        83,388              -              -
                                                         ------------   ---------------   ------------   ------------   ------------

 PREFERRED STOCK DIVIDEND
       REQUIREMENTS OF SUBSIDIARIES                             7,619                 -              -          5,775          1,844
                                                         ------------   ---------------   ------------   ------------   ------------

 INCOME BEFORE INCOME TAXES                                    91,180                 -         91,180              -              -

 INCOME TAXES                                                  36,746                 -         36,746              -              -
                                                         ------------   ---------------   ------------   ------------   ------------

 NET INCOME (LOSS)                                             54,434                 -         54,434              -              -

 DIVIDENDS ON PREFERRED STOCK                                   2,132                 -          2,132              -              -
                                                         ------------   ---------------   ------------   ------------   ------------

 EARNINGS APPLICABLE TO COMMON STOCK                     $     52,302   $             -   $     52,302   $          -   $          -
                                                         ============   ===============   ============   ============   ============


EARNINGS (LOSS) APPLICABLE TO:
      Common stock

      Class A common stock


*CONFIDENTIAL TREATMENT REQUESTED

                               F - 1C Page 1 Of 1

           Conectiv Properties and Investments, Inc. and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)

                                                                     Eliminations,
                                                     Total CPI         Reclasses &            CPI
                                                   Consolidated*     Consol. Entries*       Parent*            DCI I*
                                                  ---------------    ---------------    ---------------   ---------------
OPERATING REVENUES
       Other services                             $             -    $             -    $             -   $             -
                                                  ---------------    ---------------    ---------------   ---------------
                                                                -                  -                  -                 -
                                                  ---------------    ---------------    ---------------   ---------------


 OPERATING EXPENSES
       Other services' cost of sales                            -                  -                  -                 -
       Operation and maintenance                                -                  -                  -                 -
       Depreciation and amortization                            -                  -                  -                 -
       Taxes other than income taxes                            -                  -                  -                 -
                                                  ---------------    ---------------    ---------------   ---------------
                                                                -                  -                  -                 -
                                                  ---------------    ---------------    ---------------   ---------------
 OPERATING INCOME                                               -                  -                  -                 -
                                                  ---------------    ---------------    ---------------   ---------------

 OTHER INCOME
       Allowance for equity
           funds used during construction                       -                  -                  -                 -
       Other income                                             -                  -                  -                 -
       Minority interest inc. or exp.                           -                  -                  -                 -
       Equity in  consol subs                                   -                  -                  -                 -
                                                  ---------------    ---------------    ---------------   ---------------
                                                                -                  -                  -                 -
                                                  ---------------    ---------------    ---------------   ---------------

 INTEREST EXPENSE
       Interest charges                                         -                  -                  -                 -
       Allowance for borrowed funds used during
           construction and capitalized interest                -                  -                  -                 -
                                                  ---------------    ---------------    ---------------   ---------------
                                                                -                  -                  -                 -
                                                  ---------------    ---------------    ---------------   ---------------

 PREFERRED STOCK DIVIDEND
       REQUIREMENTS OF SUBSIDIARIES                             -                  -                  -                 -
                                                  ---------------    ---------------    ---------------   ---------------

 INCOME BEFORE INCOME TAXES                                     -                  -                  -                 -

 INCOME TAXES                                                   -                  -                  -                 -
                                                  ---------------    ---------------    ---------------   ---------------

 NET INCOME (LOSS)                                              -                  -                  -                 -

 DIVIDENDS ON PREFERRED STOCK                                   -                  -                  -                 -
                                                  ---------------    ---------------    ---------------   ---------------

 EARNINGS APPLICABLE TO COMMON STOCK              $             -    $             -    $             -   $             -
                                                  ===============    ===============    ===============   ===============


EARNINGS (LOSS) APPLICABLE TO:
      Common stock

      Class A common stock








                                                        DCI II*           Burney*
                                                   ---------------  ---------------
OPERATING REVENUES
       Other services                              $             -  $             -
                                                   ---------------  ---------------
                                                                 -                -
                                                   ---------------  ---------------


 OPERATING EXPENSES
       Other services' cost of sales                             -                -
       Operation and maintenance                                 -                -
       Depreciation and amortization                             -                -
       Taxes other than income taxes                             -                -
                                                   ---------------  ---------------
                                                                 -                -
                                                   ---------------  ---------------
 OPERATING INCOME                                                -                -
                                                   ---------------  ---------------

 OTHER INCOME
       Allowance for equity
           funds used during construction                        -                -
       Other income                                              -                -
       Minority interest inc. or exp.                            -                -
       Equity in  consol subs                                    -                -
                                                   ---------------  ---------------
                                                                 -                -
                                                   ---------------  ---------------

 INTEREST EXPENSE
       Interest charges                                          -                -
       Allowance for borrowed funds used during
           construction and capitalized interest                 -                -
                                                   ---------------  ---------------
                                                                 -                -
                                                   ---------------  ---------------

 PREFERRED STOCK DIVIDEND
       REQUIREMENTS OF SUBSIDIARIES                              -                -
                                                   ---------------  ---------------

 INCOME BEFORE INCOME TAXES                                      -                -

 INCOME TAXES                                                    -                -
                                                   ---------------  ---------------

 NET INCOME (LOSS)                                               -                -

 DIVIDENDS ON PREFERRED STOCK                                    -                -
                                                   ---------------  ---------------

 EARNINGS APPLICABLE TO COMMON STOCK               $             -  $             -
                                                   ===============  ===============


EARNINGS (LOSS) APPLICABLE TO:
      Common stock

      Class A common stock


*CONFIDENTIAL TREATMENT REQUESTED

                               F - 1D Page 1 Of 1

                Conectiv Energy Holding Company and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)

                                                                             Eliminations,
                                                              Total CEH        Reclasses &
                                                            Consolidated*   Consol. Entries*       CEH*             CESI*
                                                            -------------   ---------------   ---------------  ---------------
OPERATING REVENUES
       Electric                                             $           -   $             -   $             -  $             -
       Gas                                                              -                 -                 -                -
       Other services                                                   -                 -                 -                -
                                                            -------------   ---------------   ---------------  ---------------
                                                                        -                 -                 -                -
                                                            -------------   ---------------   ---------------  ---------------


 OPERATING EXPENSES
       Electric fuel and purchased energy and capacity                  -                 -                 -                -
       Gas purchased                                                    -                 -                 -                -
       Other services' cost of sales                                    -                 -                 -                -
       Operation and maintenance                                        -                 -                 -                -
       Depreciation and amortization                                    -                 -                 -                -
       Taxes other than income taxes                                    -                 -                 -                -
                                                            -------------   ---------------   ---------------  ---------------
                                                                        -                 -                 -                -
                                                            -------------   ---------------   ---------------  ---------------
 OPERATING INCOME                                                       -                 -                 -                -
                                                            -------------   ---------------   ---------------  ---------------

 OTHER INCOME
       Other income                                                     -                 -                 -                -
       Minority interest inc. or exp.                                   -                 -
       Equity in  consol subs                                           -                 -                 -                -
                                                            -------------   ---------------   ---------------  ---------------
                                                                        -                 -                 -                -
                                                            -------------   ---------------   ---------------  ---------------

 INTEREST EXPENSE
       Interest charges                                                 -                 -                 -                -
       Allowance for borrowed funds used during
           construction and capitalized interest                        -                 -                 -                -
                                                            -------------   ---------------   ---------------  ---------------
                                                                        -                 -                 -                -
                                                            -------------   ---------------   ---------------  ---------------

 PREFERRED STOCK DIVIDEND
       REQUIREMENTS OF SUBSIDIARIES                                     -                 -                 -                -
                                                            -------------   ---------------   ---------------  ---------------

 INCOME BEFORE INCOME TAXES                                             -                 -                 -                -

 INCOME TAXES                                                           -                 -                 -                -
                                                            -------------   ---------------   ---------------  ---------------

 NET INCOME (LOSS)                                                      -                 -                 -                -

 DIVIDENDS ON PREFERRED STOCK                                           -                 -                 -                -
                                                            -------------   ---------------   ---------------  ---------------

 EARNINGS APPLICABLE TO COMMON STOCK                        $           -   $             -   $             -  $             -
                                                            =============   ===============   ===============  ===============


EARNINGS (LOSS) APPLICABLE TO:
      Common stock

      Class A common stock






                                                                              ACE
                                                           COSC*              REIT*
                                                      ----------------  -----------------
OPERATING REVENUES
       Electric                                       $             -   $               -
       Gas                                                          -                   -
       Other services                                               -                   -
                                                      ---------------  ------------------
                                                                    -                   -
                                                      ---------------  ------------------


 OPERATING EXPENSES
       Electric fuel and purchased energy and capacity              -                   -
       Gas purchased                                                -                   -
       Other services' cost of sales                                -                   -
       Operation and maintenance                                    -                   -
       Depreciation and amortization                                -                   -
       Taxes other than income taxes                                -                   -
                                                      ---------------  ------------------
                                                                    -                   -
                                                      ---------------  ------------------
 OPERATING INCOME                                                   -                   -
                                                      ---------------  ------------------

 OTHER INCOME
       Other income                                                 -                   -
       Minority interest inc. or exp.
       Equity in  consol subs                                       -                   -
                                                      ---------------  ------------------
                                                                    -                   -
                                                      ---------------  ------------------

 INTEREST EXPENSE
       Interest charges                                             -                   -
       Allowance for borrowed funds used during
           construction and capitalized interest                    -                   -
                                                      ---------------  ------------------
                                                                    -                   -
                                                      ---------------  ------------------

 PREFERRED STOCK DIVIDEND
       REQUIREMENTS OF SUBSIDIARIES                                 -                   -
                                                      ---------------  ------------------

 INCOME BEFORE INCOME TAXES                                         -                   -

 INCOME TAXES                                                       -                   -
                                                      ---------------  ------------------

 NET INCOME (LOSS)                                                  -                   -

 DIVIDENDS ON PREFERRED STOCK                                       -                   -
                                                      ---------------  ------------------

 EARNINGS APPLICABLE TO COMMON STOCK                  $             -  $                -
                                                      ===============  ==================


EARNINGS (LOSS) APPLICABLE TO:
      Common stock

      Class A common stock

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 1E Page 1 Of 2

                Conectiv Energy Holding Company and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                              CAG*                CDG*
                                                                         ----------------   ----------------
OPERATING REVENUES
       Electric                                                          $             -   $               -
       Gas                                                                             -                   -
       Other services                                                                  -                   -
                                                                         ---------------   -----------------
                                                                                       -                   -
                                                                         ---------------   -----------------


 OPERATING EXPENSES
       Electric fuel and purchased energy and capacity                                 -                   -
       Gas purchased                                                                   -                   -
       Other services' cost of sales                                                   -                   -
       Operation and maintenance                                                       -                   -
       Depreciation and amortization                                                   -                   -
       Taxes other than income taxes                                                   -                   -
                                                                         ---------------   -----------------
                                                                                       -                   -
                                                                         ---------------   -----------------
 OPERATING INCOME                                                                      -                   -
                                                                         ---------------   -----------------

 OTHER INCOME
       Other income                                                                    -                   -
       Minority interest inc. or exp.
       Equity in  consol subs                                                          -                   -
                                                                         ---------------   -----------------
                                                                                       -                   -
                                                                         ---------------   -----------------

 INTEREST EXPENSE
       Interest charges                                                                -                   -
       Allowance for borrowed funds used during
           construction and capitalized interest                                       -                   -
                                                                         ---------------   -----------------
                                                                                       -                   -
                                                                         ---------------   -----------------

 PREFERRED STOCK DIVIDEND
       REQUIREMENTS OF SUBSIDIARIES                                                    -                   -
                                                                         ---------------   -----------------

 INCOME BEFORE INCOME TAXES                                                            -                   -

 INCOME TAXES                                                                          -                   -
                                                                         ---------------   -----------------

 NET INCOME (LOSS)                                                                     -                   -

 DIVIDENDS ON PREFERRED STOCK                                                          -                   -
                                                                         ---------------   -----------------

 EARNINGS APPLICABLE TO COMMON STOCK                                     $             -   $               -
                                                                         ===============   =================


EARNINGS (LOSS) APPLICABLE TO:
      Common stock

      Class A common stock

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 1E Page 2 Of 2

                 Conectiv Communications, Inc. and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)




                                                                               Eliminations,
                                                           Total CCI            Reclasses &           CCI
                                                         Consolidated*        Consol. Entries*        Parent*              CCV*
                                                       ------------------     ----------------  ------------------   ---------------
 OPERATING REVENUES
      Other services                                   $                -     $              -  $                -   $             -
                                                       ------------------     ----------------  ------------------   ---------------
                                                                        -                    -                   -                 -
                                                       ------------------     ----------------  ------------------   ---------------


 OPERATING EXPENSES
      Other services' cost of sales                                     -                    -                   -                 -
      Operation and maintenance                                         -                    -                   -                 -
      Depreciation and amortization                                     -                    -                   -                 -
      Taxes other than income taxes                                     -                    -                   -                 -
                                                       ------------------     ----------------  ------------------   ---------------
                                                                        -                    -                   -                 -
                                                       ------------------     ----------------  ------------------   ---------------
 OPERATING INCOME                                                       -                    -                   -                 -
                                                       ------------------     ----------------  ------------------   ---------------

 OTHER INCOME
      Other income                                                      -                    -                   -                 -
      Equity in  consol subs                                            -                    -                   -                 -
                                                       ------------------     ----------------  ------------------   ---------------
                                                                        -                    -                   -                 -
                                                       ------------------     ----------------  ------------------   ---------------

 INTEREST EXPENSE
      Interest charges                                                  -                    -                   -                 -
      Allowance for borrowed funds used during
          construction and capitalized interest                         -                    -                   -                 -
                                                       ------------------     ----------------  ------------------   ---------------
                                                                        -                    -                   -                 -
                                                       ------------------     ----------------  ------------------   ---------------

 PREFERRED STOCK DIVIDEND
      REQUIREMENTS OF SUBSIDIARIES                                      -                    -                   -                 -
                                                       ------------------     ----------------  ------------------   ---------------

 INCOME BEFORE INCOME TAXES                                             -                    -                   -                 -

 INCOME TAXES                                                           -                    -                   -                 -
                                                       ------------------     ----------------  ------------------   ---------------

 NET INCOME (LOSS)                                                      -                    -                   -                 -

DIVIDENDS ON PREFERRED STOCK                                            -                    -                   -                 -
                                                       ------------------     ----------------  ------------------   ---------------

 EARNINGS APPLICABLE TO COMMON STOCK                   $                -     $              -  $                -   $             -
                                                       ==================     ================  ==================   ===============


EARNINGS (LOSS) APPLICABLE TO:
     Common stock

     Class A common stock



*CONFIDENTIAL TREATMENT REQUESTED

                               F - 1F Page 1 Of 1

                    Conectiv Solutions LLC and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)

                                                                                   Eliminations,
                                                              Total Solutions        Reclasses &        Solutions          ATE
                                                               Consolidated*       Consol. Entries*      Parent*      Consolidated*
                                                              ---------------      ---------------     -----------    -------------
OPERATING REVENUES
       Electric                                               $             -      $             -     $         -    $           -
       Gas                                                                  -                    -               -                -
       Other services                                                       -                    -               -                -
                                                              ---------------      ---------------     -----------    -------------
                                                                            -                    -               -                -
                                                              ---------------      ---------------     -----------    -------------


 OPERATING EXPENSES
       Electric fuel and purchased energy and capacity                      -                    -               -                -
       Gas purchased                                                        -                    -               -                -
       Other services' cost of sales                                        -                    -               -                -
       Special charges                                                      -                    -               -                -
       Operation and maintenance                                            -                    -               -                -
       Depreciation and amortization                                        -                    -               -                -
       Taxes other than income taxes                                        -                    -               -                -
                                                              ---------------      ---------------     -----------    -------------
                                                                            -                    -               -                -
                                                              ---------------      ---------------     -----------    -------------
 OPERATING INCOME                                                           -                    -               -                -
                                                              ---------------      ---------------     -----------    -------------

 OTHER INCOME
       Allowance for equity
           funds used during construction                                   -                    -               -                -
       Other income                                                         -                    -               -                -
       Minority interest inc. or exp.                                       -                    -               -                -
       Equity in  consol subs                                               -                    -               -                -
                                                              ---------------      ---------------     -----------    -------------
                                                                            -                    -               -                -
                                                              ---------------      ---------------     -----------    -------------

 INTEREST EXPENSE
       Interest charges                                                     -                    -               -                -
       Allowance for borrowed funds used during
           construction and capitalized interest                            -                    -               -                -
                                                              ---------------      ---------------     -----------    -------------
                                                                            -                    -               -                -
                                                              ---------------      ---------------     -----------    -------------

 PREFERRED STOCK DIVIDEND
       REQUIREMENTS OF SUBSIDIARIES                                         -                    -               -                -
                                                              ---------------      ---------------     -----------    -------------

 INCOME BEFORE INCOME TAXES                                                 -                    -               -                -

 INCOME TAXES                                                               -                    -               -                -
                                                              ---------------      ---------------     -----------    -------------

 NET INCOME (LOSS)                                                          -                    -               -                -

 DIVIDENDS ON PREFERRED STOCK                                               -                    -               -                -
                                                              ---------------      ---------------     -----------    -------------

 EARNINGS APPLICABLE TO COMMON STOCK                          $             -      $             -     $         -    $           -
                                                              ===============      ===============     ===========    =============


EARNINGS (LOSS) APPLICABLE TO:
      Common stock

      Class A common stock



                                                            Elimination
                                                              ATE/KSA*                 ATE*
                                                            ------------           -----------
OPERATING REVENUES
       Electric                                             $          -           $         -
       Gas                                                             -                     -
       Other services                                                  -                     -
                                                            ------------           -----------
                                                                       -                     -
                                                            ------------           -----------


 OPERATING EXPENSES
       Electric fuel and purchased energy and capacity                 -                     -
       Gas purchased                                                   -                     -
       Other services' cost of sales                                   -                     -
       Special charges                                                 -                     -
       Operation and maintenance                                       -                     -
       Depreciation and amortization                                   -                     -
       Taxes other than income taxes                                   -                     -
                                                            ------------           -----------
                                                                       -                     -
                                                            ------------           -----------
 OPERATING INCOME                                                      -                     -
                                                            ------------           -----------

 OTHER INCOME
       Allowance for equity
           funds used during construction                              -                     -
       Other income                                                    -                     -
       Minority interest inc. or exp.                                  -                     -
       Equity in  consol subs                                          -                     -
                                                            ------------           -----------
                                                                       -                     -
                                                            ------------           -----------

 INTEREST EXPENSE
       Interest charges                                                -                     -
       Allowance for borrowed funds used during
           construction and capitalized interest                       -                     -
                                                            ------------           -----------
                                                                       -                     -
                                                            ------------           -----------

 PREFERRED STOCK DIVIDEND
       REQUIREMENTS OF SUBSIDIARIES                                    -                     -
                                                            ------------           -----------

 INCOME BEFORE INCOME TAXES                                            -                     -

 INCOME TAXES                                                          -                     -
                                                            ------------           -----------

 NET INCOME (LOSS)                                                     -                     -

 DIVIDENDS ON PREFERRED STOCK                                          -                     -
                                                            ------------           -----------

 EARNINGS APPLICABLE TO COMMON STOCK                        $          -           $         -
                                                            ============           ===========


EARNINGS (LOSS) APPLICABLE TO:
      Common stock

      Class A common stock


*CONFIDENTIAL TREATMENT REQUESTED

                               F - 1G Page 1 Of 2

                    Conectiv Solutions LLC and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                                    Vital            CSI II
                                                                      KSA*         Services*       Consolidated*
                                                                 -------------  --------------     ------------
OPERATING REVENUES
       Electric                                                  $           -  $            -     $          -
       Gas                                                                   -               -                -
       Other services                                                        -               -                -
                                                                 -------------  --------------     ------------
                                                                             -               -                -
                                                                 -------------  --------------     ------------


 OPERATING EXPENSES
       Electric fuel and purchased energy and capacity                       -               -                -
       Gas purchased                                                         -               -                -
       Other services' cost of sales                                         -               -                -
       Special charges                                                       -               -                -
       Operation and maintenance                                             -               -                -
       Depreciation and amortization                                         -               -                -
       Taxes other than income taxes                                         -               -                -
                                                                 -------------  --------------     ------------
                                                                             -               -                -
                                                                 -------------  --------------     ------------
 OPERATING INCOME                                                            -               -                -
                                                                 -------------  --------------     ------------

 OTHER INCOME
       Allowance for equity
           funds used during construction                                    -               -                -
       Other income                                                          -               -                -
       Minority interest inc. or exp.                                        -               -                -
       Equity in  consol subs                                                -               -                -
                                                                 -------------  --------------     ------------
                                                                             -               -                -
                                                                 -------------  --------------     ------------

 INTEREST EXPENSE
       Interest charges                                                      -               -                -
       Allowance for borrowed funds used during
           construction and capitalized interest                             -               -                -
                                                                 -------------  --------------     ------------
                                                                             -               -                -
                                                                 -------------  --------------     ------------

 PREFERRED STOCK DIVIDEND
       REQUIREMENTS OF SUBSIDIARIES                                          -               -                -
                                                                 -------------  --------------     ------------

 INCOME BEFORE INCOME TAXES                                                  -               -                -

 INCOME TAXES                                                                -               -                -
                                                                 -------------  --------------     ------------

 NET INCOME (LOSS)                                                           -               -                -

 DIVIDENDS ON PREFERRED STOCK                                                -               -                -
                                                                 -------------  --------------     ------------

 EARNINGS APPLICABLE TO COMMON STOCK                             $           -  $            -     $          -
                                                                 =============  ==============     ============


EARNINGS (LOSS) APPLICABLE TO:
      Common stock

      Class A common stock


*CONFIDENTIAL TREATMENT REQUESTED

                               F - 1G Page 2 Of 2

                  Conectiv Services II, Inc. and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)




                                                                           Eliminations,
                                                          Total CSI II       Reclasses &         CSI II
                                                          Consolidated*    Consol. Entries*      Parent*          CSI*
                                                          -------------    ---------------    ------------   -------------
OPERATING REVENUES
      Electric                                            $           -    $             -    $          -   $           -
       Gas                                                            -                  -               -               -
       Other services                                                 -                  -               -               -
                                                          -------------    ---------------    ------------   -------------
                                                                      -                  -               -               -
                                                          -------------    ---------------    ------------   -------------


 OPERATING EXPENSES
       Electric fuel and purchased energy and capacity                -                  -               -               -
       Gas purchased                                                  -                  -               -               -
       Other services' cost of sales                                  -                  -               -               -
       Special charges                                                -                  -               -               -
       Gain on sale of interest in nuclear plants                     -                  -               -               -
       Operation and maintenance                                      -                  -               -               -
       Depreciation and amortization                                  -                  -               -               -
       Taxes other than income taxes                                  -                  -               -               -
                                                          -------------    ---------------    ------------   -------------
                                                                      -                  -               -               -
                                                          -------------    ---------------    ------------   -------------
 OPERATING INCOME                                                     -                  -               -               -
                                                          -------------    ---------------    ------------   -------------

 OTHER INCOME
       Allowance for equity
           funds used during construction                             -                  -               -               -
       Other income                                                   -                  -               -               -
       Minority interest inc. or exp.                                 -                  -               -               -
       Equity in  consol subs                                         -                  -               -               -
                                                          -------------    ---------------    ------------   -------------
                                                                      -                  -               -               -
                                                          -------------    ---------------    ------------   -------------

 INTEREST EXPENSE
       Interest charges                                               -                  -               -               -
       Allowance for borrowed funds used during
           construction and capitalized interest                      -                  -               -               -
                                                          -------------    ---------------    ------------   -------------
                                                                      -                  -               -               -
                                                          -------------    ---------------    ------------   -------------

 PREFERRED STOCK DIVIDEND
       REQUIREMENTS OF SUBSIDIARIES                                   -                  -               -               -
                                                          -------------    ---------------    ------------   -------------

 INCOME BEFORE INCOME TAXES                                           -                  -               -               -

 INCOME TAXES                                                         -                  -               -               -
                                                          -------------    ---------------    ------------   -------------

 NET INCOME (LOSS)                                                    -                  -               -               -

 DIVIDENDS ON PREFERRED STOCK                                         -                  -               -               -
                                                          -------------    ---------------    ------------   -------------

 EARNINGS APPLICABLE TO COMMON STOCK                      $           -    $             -    $          -   $           -
                                                          =============    ===============    ============   =============

EARNINGS (LOSS) APPLICABLE TO:
      Common stock

      Class A common stock





                                                                     Plumbing*
                                                                ----------------
OPERATING REVENUES
      Electric                                                  $              -
       Gas                                                                     -
       Other services                                                          -
                                                                ----------------
                                                                               -
                                                                ----------------


 OPERATING EXPENSES
       Electric fuel and purchased energy and capacity                         -
       Gas purchased                                                           -
       Other services' cost of sales                                           -
       Special charges                                                         -
       Gain on sale of interest in nuclear plants                              -
       Operation and maintenance                                               -
       Depreciation and amortization                                           -
       Taxes other than income taxes                                           -
                                                                ----------------
                                                                               -
                                                                ----------------
 OPERATING INCOME                                                              -
                                                                ----------------

 OTHER INCOME
       Allowance for equity
           funds used during construction                                      -
       Other income                                                            -
       Minority interest inc. or exp.                                          -
       Equity in  consol subs                                                  -
                                                                ----------------
                                                                               -
                                                                ----------------

 INTEREST EXPENSE
       Interest charges                                                        -
       Allowance for borrowed funds used during
           construction and capitalized interest                               -
                                                                ----------------
                                                                               -
                                                                ----------------

 PREFERRED STOCK DIVIDEND
       REQUIREMENTS OF SUBSIDIARIES                                            -
                                                                ----------------

 INCOME BEFORE INCOME TAXES                                                    -

 INCOME TAXES                                                                  -
                                                                ----------------

 NET INCOME (LOSS)                                                             -

 DIVIDENDS ON PREFERRED STOCK                                                  -
                                                                ----------------

 EARNINGS APPLICABLE TO COMMON STOCK                            $              -
                                                                ================

EARNINGS (LOSS) APPLICABLE TO:
      Common stock

      Class A common stock



*CONFIDENTIAL TREATMENT REQUESTED

                               F - 1H Page 1 Of 2

                  Conectiv Services II, Inc. and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                              CTS
                                                                     Consolidated*
                                                                --------------------
OPERATING REVENUES
      Electric                                                  $                  -
       Gas                                                                         -
       Other services                                                              -
                                                                --------------------
                                                                                   -
                                                                --------------------


 OPERATING EXPENSES
       Electric fuel and purchased energy and capacity                             -
       Gas purchased                                                               -
       Other services' cost of sales                                               -
       Special charges                                                             -
       Gain on sale of interest in nuclear plants                                  -
       Operation and maintenance                                                   -
       Depreciation and amortization                                               -
       Taxes other than income taxes                                               -
                                                                --------------------
                                                                                   -
                                                                --------------------
 OPERATING INCOME                                                                  -
                                                                --------------------

 OTHER INCOME
       Allowance for equity
           funds used during construction                                          -
       Other income                                                                -
       Minority interest inc. or exp.                                              -
       Equity in  consol subs                                                      -
                                                                --------------------
                                                                                   -
                                                                --------------------

 INTEREST EXPENSE
       Interest charges                                                            -
       Allowance for borrowed funds used during
           construction and capitalized interest                                   -
                                                                --------------------
                                                                                   -
                                                                --------------------

 PREFERRED STOCK DIVIDEND
       REQUIREMENTS OF SUBSIDIARIES                                                -
                                                                --------------------

 INCOME BEFORE INCOME TAXES                                                        -

 INCOME TAXES                                                                      -
                                                                --------------------

 NET INCOME (LOSS)                                                                 -

 DIVIDENDS ON PREFERRED STOCK                                                      -
                                                                --------------------

 EARNINGS APPLICABLE TO COMMON STOCK                            $                  -
                                                                ====================

EARNINGS (LOSS) APPLICABLE TO:
      Common stock

      Class A common stock

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 1H Page 2 Of 2

                Conectiv Thermal Systems, Inc. and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)



                                                                                Eliminations,
                                                              Total CTS           Reclasses &         CTS
                                                            Consolidated*       Consol. Entries*     Parent*             ATS*
                                                           ---------------      ----------------  -------------     ------------
 OPERATING REVENUES
       Gas                                                 $             -      $              -  $           -     $          -
       Other services                                                    -                     -              -                -
                                                           ---------------      ----------------  -------------     ------------
                                                                         -                     -              -                -
                                                           ---------------      ----------------  -------------     ------------


 OPERATING EXPENSES
       Gas purchased                                                     -                     -              -                -
       Other services' cost of sales                                     -                     -              -                -
       Special Charges                                                   -                     -              -                -
       Operation and maintenance                                         -                     -              -                -
       Depreciation and amortization                                     -                     -              -                -
       Taxes other than income taxes                                     -                     -              -                -
                                                           ---------------      ----------------  -------------     ------------
                                                                         -                     -              -                -
                                                           ---------------      ----------------  -------------     ------------
 OPERATING INCOME                                                        -                     -              -                -
                                                           ---------------      ----------------  -------------     ------------

 OTHER INCOME
       Other income                                                      -                     -              -                -
       Equity in  consol subs                                            -                     -              -                -
                                                           ---------------      ----------------  -------------     ------------
                                                                         -                     -              -                -
                                                           ---------------      ----------------  -------------     ------------

 INTEREST EXPENSE
       Interest charges                                                  -                     -              -                -
       Allowance for borrowed funds used during
           construction and capitalized interest                         -                     -              -                -
                                                           ---------------      ----------------  -------------     ------------
                                                                         -                     -              -                -
                                                           ---------------      ----------------  -------------     ------------

 PREFERRED STOCK DIVIDEND
       REQUIREMENTS OF SUBSIDIARIES                                      -                     -              -                -
                                                           ---------------      ----------------  -------------     ------------

 INCOME BEFORE INCOME TAXES                                              -                     -              -                -

 INCOME TAXES                                                            -                     -              -                -
                                                           ---------------      ----------------  -------------     ------------

 NET INCOME (LOSS)                                                       -                     -              -                -

DIVIDENDS ON PREFERRED STOCK                                             -                     -              -                -
                                                           ---------------      ----------------  -------------     ------------

 EARNINGS APPLICABLE TO COMMON STOCK                       $             -      $              -  $           -     $          -
                                                           ===============      ================  =============     ============


EARNINGS (LOSS) APPLICABLE TO:
      Common stock

      Class A common stock









                                                                AJTS*                TELP*
                                                           ---------------       ------------
 OPERATING REVENUES
       Gas                                                 $             -       $          -
       Other services                                                    -                  -
                                                           ---------------       ------------
                                                                         -                  -
                                                           ---------------       ------------


 OPERATING EXPENSES
       Gas purchased                                                     -                  -
       Other services' cost of sales                                     -                  -
       Special Charges                                                   -                  -
       Operation and maintenance                                         -                  -
       Depreciation and amortization                                     -                  -
       Taxes other than income taxes                                     -                  -
                                                           ---------------       ------------
                                                                         -                  -
                                                           ---------------       ------------
 OPERATING INCOME                                                        -                  -
                                                           ---------------       ------------

 OTHER INCOME
       Other income                                                      -                  -
       Equity in  consol subs                                            -                  -
                                                           ---------------       ------------
                                                                         -                  -
                                                           ---------------       ------------

 INTEREST EXPENSE
       Interest charges                                                  -                  -
       Allowance for borrowed funds used during
           construction and capitalized interest                         -                  -
                                                           ---------------       ------------
                                                                         -                  -
                                                           ---------------       ------------

 PREFERRED STOCK DIVIDEND
       REQUIREMENTS OF SUBSIDIARIES                                      -                  -
                                                           ---------------       ------------

 INCOME BEFORE INCOME TAXES                                              -                  -

 INCOME TAXES                                                            -                  -
                                                           ---------------       ------------

 NET INCOME (LOSS)                                                       -                  -

DIVIDENDS ON PREFERRED STOCK                                             -                  -
                                                           ---------------       ------------

 EARNINGS APPLICABLE TO COMMON STOCK                       $             -       $          -
                                                           ===============       ============


EARNINGS (LOSS) APPLICABLE TO:
      Common stock

      Class A common stock



*CONFIDENTIAL TREATMENT REQUESTED

                               F - 1I Page 1 Of 2

                   Atlantic Generation, Inc. and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                           Eliminations,
                                          Total AGI         Reclasses &          AGI
                                        Consolidated*    Consol. Entries*      Parent*         Vin LTD*      Vin Gen*     Bing LTD*
                                        -------------    ----------------      -------         --------      --------     ---------
OPERATING REVENUES
      Other services                     $        --       $        --       $        --     $        --   $        --   $        --
                                         -----------       -----------       -----------     -----------   -----------   -----------
                                                  --                --                --              --            --            --
                                         -----------       -----------       -----------     -----------   -----------   -----------


 OPERATING EXPENSES
      Operation and maintenance                   --                --                --              --            --            --
      Depreciation and amortization               --                --                --              --            --            --
                                         -----------       -----------       -----------     -----------   -----------   -----------
                                                  --                --                --              --            --            --
                                         -----------       -----------       -----------     -----------   -----------   -----------
 OPERATING INCOME                                 --                --                --              --            --            --
                                         -----------       -----------       -----------     -----------   -----------   -----------

 OTHER INCOME
      Other income                                --                --                --              --            --            --
      Minority interest inc. or exp.              --                --                --              --            --            --
      Equity in consol subs                       --                --                --              --            --            --
                                         -----------       -----------       -----------     -----------   -----------   -----------
                                                  --                --                --              --            --            --
                                         -----------       -----------       -----------     -----------   -----------   -----------

 INTEREST EXPENSE
      Interest charges                            --                --                --              --            --            --
                                         -----------       -----------       -----------     -----------   -----------   -----------
                                                  --                --                --              --            --            --
                                         -----------       -----------       -----------     -----------   -----------   -----------

 PREFERRED STOCK DIVIDEND
      REQUIREMENTS OF SUBSIDIARIES                --                --                --              --            --            --
                                         -----------       -----------       -----------     -----------   -----------   -----------

 INCOME BEFORE INCOME TAXES                       --                --                --              --            --            --

 INCOME TAXES                                     --                --                --              --            --            --
                                         -----------       -----------       -----------     -----------   -----------   -----------

 NET INCOME (LOSS)                                --                --                --              --            --            --

 DIVIDENDS ON PREFERRED STOCK                     --                --                --              --            --            --
                                         -----------       -----------       -----------     -----------   -----------   -----------

 EARNINGS APPLICABLE TO COMMON STOCK     $        --       $        --       $        --     $        --   $        --   $        --
                                         ===========       ===========       ===========     ===========   ===========   ===========


EARNINGS (LOSS) APPLICABLE TO:
     Common stock

     Class A common stock




*CONFIDENTIAL TREATMENT REQUESTED

                                F-1J Page 1 Of 2

                   Atlantic Generation, Inc. and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)



                                                            Bing Gen*           Ped Gen*
                                                            ---------           --------
OPERATING REVENUES
      Other services                                       $        --         $        --
                                                           -----------         -----------
                                                                    --                  --
                                                           -----------         -----------


 OPERATING EXPENSES
      Operation and maintenance                                     --                  --
      Depreciation and amortization                                 --                  --
                                                           -----------         -----------
                                                                    --                  --
                                                           -----------         -----------
 OPERATING INCOME                                                   --                  --
                                                           -----------         -----------

 OTHER INCOME
      Other income                                                  --                  --
      Minority interest inc. or exp                                 --                  --
      Equity in  consol subs                                        --                  --
                                                           -----------         -----------
                                                                    --                  --
                                                           -----------         -----------

 INTEREST EXPENSE
      Interest charges                                              --                  --
                                                           -----------         -----------
                                                                    --                  --
                                                           -----------         -----------

 PREFERRED STOCK DIVIDEND
      REQUIREMENTS OF SUBSIDIARIES                                  --                  --
                                                           -----------         -----------

 INCOME BEFORE INCOME TAXES                                         --                  --

 INCOME TAXES                                                       --                  --
                                                           -----------         -----------

 NET INCOME (LOSS)                                                  --                  --

 DIVIDENDS ON PREFERRED STOCK                                       --                  --
                                                           -----------         -----------

 EARNINGS APPLICABLE TO COMMON STOCK                       $        --         $        --
                                                           ===========         ===========


EARNINGS (LOSS) APPLICABLE TO:
     Common stock

     Class A common stock




*CONFIDENTIAL TREATMENT REQUESTED

                                F-1J Page 2 Of 2

                        Haymoor, L.L.C. and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                          Eliminations,
                                                      Total Haymoor        Reclasses &           Haymoor            Conectiv
                                                      Consolidated*      Consol. Entries*        Parent*           Energy Inc*
                                                      -------------      ----------------        -------           -----------
 OPERATING REVENUES
     Other services                                    $        --         $        --         $        --         $        --
                                                       -----------         -----------         -----------         -----------
                                                                --                  --                  --                  --
                                                       -----------         -----------         -----------         -----------


 OPERATING EXPENSES
     Other services' cost of sales                              --                  --                  --                  --
     Operation and maintenance                                  --                  --                  --                  --
     Depreciation and amortization                              --                  --                  --                  --
     Taxes other than income taxes                              --                  --                  --                  --
                                                       -----------         -----------         -----------         -----------
                                                                --                  --                  --                  --
                                                       -----------         -----------         -----------         -----------
 OPERATING INCOME                                               --                  --                  --                  --
                                                       -----------         -----------         -----------         -----------

 OTHER INCOME
     Other income                                               --                  --                  --                  --
     Equity in  consol subs                                     --                  --                  --                  --
                                                       -----------         -----------         -----------         -----------
                                                                --                  --                  --                  --
                                                       -----------         -----------         -----------         -----------

 INTEREST EXPENSE
     Interest charges                                           --                  --                  --                  --
     Allowance for borrowed funds used during
         construction and capitalized interest                  --                  --                  --                  --
                                                       -----------         -----------         -----------         -----------
                                                                --                  --                  --                  --
                                                       -----------         -----------         -----------         -----------

 PREFERRED STOCK DIVIDEND
     REQUIREMENTS OF SUBSIDIARIES                               --                  --                  --                  --
                                                       -----------         -----------         -----------         -----------

 INCOME BEFORE INCOME TAXES                                     --                  --                  --                  --

 INCOME TAXES                                                   --                  --                  --                  --
                                                       -----------         -----------         -----------         -----------

 NET INCOME (LOSS)                                              --                  --                  --                  --

DIVIDENDS ON PREFERRED STOCK                                    --                  --                  --                  --
                                                       -----------         -----------         -----------         -----------

 EARNINGS APPLICABLE TO COMMON STOCK                   $        --         $        --         $        --         $        --
                                                       ===========         ===========         ===========         ===========


EARNINGS (LOSS) APPLICABLE TO:
    Common stock

    Class A common stock




*CONFIDENTIAL TREATMENT REQUESTED

                                F-1K Page 1 Of 1

                            Conectiv and Subsidiaries
                           Consolidating Balance Sheet
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                      ELIMINATIONS
                                                         TOTAL         RECLASSES &       CONECTIV          DPL              ACE
                                                       CONECTIV      CONSOLIDATIONS       PARENT       CONSOLIDATED     CONSOLIDATED
                                                       --------      --------------       ------       ------------     ------------
ASSETS

CURRENT ASSETS
     Cash and cash equivalents                       $   123,562      $        (1)     $       477     $     6,263      $     8,117
     Accounts receivable                                 824,182              (44)           1,618         299,711          145,208
     Allowance for Doubtful Accounts                     (31,339)             850               --         (16,285)          (4,423)
     Accounts Receivable from Associated Companies            --         (131,138)          22,788          21,915               --
     Intercompany Loan Receivable (Money Pool)                --         (334,851)             422          88,341          147,954
     Inventories, at average cost
       Fuel (coal, oil and gas)                           54,578                1               --          19,877            6,818
       Materials and supplies                             62,675               (1)              --          23,912            6,786
     Deferred energy supply costs                         22,094               --               --          22,094               --
     Taxes receivable                                         --          (14,373)          14,373
     Other prepayments                                    23,354               --               19          22,209            1,738
     Deferred income taxes, net                           13,155           (2,595)              --              --           15,750
                                                     -----------      -----------      -----------     -----------      -----------
                                                       1,092,261         (482,152)          39,697         488,037          327,948
                                                     -----------      -----------      -----------     -----------      -----------

 INVESTMENTS
     Investment in leveraged leases                       53,706               --               --              --               --
     Funds held by trustee                               122,387               --               --           5,022          112,501
     Note Receivable from Associated Companies                --         (287,564)         267,446              --               --
     Investment in Consolidated Companies                     --       (1,741,735)       1,736,901              --               --
     Other investments                                    70,780               --            1,619           1,253               --
                                                     -----------      -----------      -----------     -----------      -----------
                                                         246,873       (2,029,299)       2,005,966           6,275          112,501
                                                     -----------      -----------      -----------     -----------      -----------

 PROPERTY, PLANT AND EQUIPMENT
     Electric generation                               1,576,550               --               --         617,077          142,243
     Electric transmission and distribution            2,711,907               --               --       1,451,644        1,255,184
     Gas transmission and distribution                   277,650               --               --         277,650               --
     Other electric and gas facilities                   390,313               --               --         184,529          119,782
     Other property, plant, and equipment                251,567             (849)              --           5,463            5,772
                                                     -----------      -----------      -----------     -----------      -----------
                                                       5,207,987             (849)              --       2,536,363        1,522,981
     Less: Accumulated depreciation                    2,179,951               (1)              --       1,090,557          640,103
                                                     -----------      -----------      -----------     -----------      -----------
     Net plant in service                              3,028,036             (848)              --       1,445,806          882,878
     Construction work-in-progress                       406,884               (1)              --          80,103           50,247
     Leased nuclear fuel, at amortized cost               28,352               --               --              --           28,352
     Goodwill, net                                       344,514          268,566               --          67,945               --
                                                     -----------      -----------      -----------     -----------      -----------
                                                       3,807,786          267,717               --       1,593,854          961,477
                                                     -----------      -----------      -----------     -----------      -----------

 DEFERRED CHARGES AND OTHER ASSETS
     Recoverable stranded costs                          988,153               (1)              --          29,271          958,883
     Deferred recoverable income taxes                    84,730               (1)              --          70,753           13,978
     Unrecovered purchased power costs                    14,487               --               --              --           14,487
     Unrecovered New Jersey state excise tax              10,360               --               --              --           10,360
     Deferred debt refinancing costs                      20,656               --               --           8,247           12,409
     Deferred other postretirement benefit costs          29,981               --               --              --           29,981
     Prepaid employee benefits costs                      69,963          (94,853)              --         174,335               --
     Unamortized debt expense                             25,553               --            1,149          10,624           12,842
     License fees                                         21,956               --               --              --               --
     Other                                                65,236               (1)              --          24,723           26,516
                                                     -----------      -----------      -----------     -----------      -----------
                                                       1,331,075          (94,856)           1,149         317,953        1,079,456
                                                     -----------      -----------      -----------     -----------      -----------
 TOTAL ASSETS                                        $ 6,477,995      $(2,338,590)     $ 2,046,812     $ 2,406,119      $ 2,481,382
                                                     ===========      ===========      ===========     ===========      ===========




*CONFIDENTIAL TREATMENT REQUESTED

                                F-2A Page 1 Of 6

                            Conectiv and Subsidiaries
                           Consolidating Balance Sheet
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                     CPI            CEH                         CCI         SOLUTIONS
                                                CONSOLIDATED*  CONSOLIDATED*     ASP*      CONSOLIDATED*  CONSOLIDATED*      CRP
                                                -------------  -------------     ----      -------------  -------------      ---
ASSETS

CURRENT ASSETS
 Cash and cash equivalents                       $      --      $      --     $      --     $      --      $      --      $  64,301
 Accounts receivable                                    --             --            --            --             --          1,292
 Allowance for Doubtful Accounts                        --             --            --            --             --             --
 Accounts Receivable from Associated Companies          --             --            --            --             --         62,259
 Intercompany Loan Receivable (Money Pool)              --             --            --            --             --             --
 Inventories, at average cost
     Fuel (coal, oil and gas)                           --             --            --            --             --             --
     Materials and supplies                             --             --            --            --             --             --
 Deferred energy supply costs                           --             --            --            --             --             --
 Taxes receivable

 Other prepayments                                      --             --            --            --             --            788
 Deferred income taxes, net                             --             --
                                                 ---------      ---------     ---------     ---------      ---------      ---------
                                                        --             --            --            --             --        128,640
                                                 ---------      ---------     ---------     ---------      ---------      ---------

INVESTMENTS
 Investment in leveraged leases                         --             --            --            --             --             --
 Funds held by trustee                                  --             --            --            --             --          4,476
 Note Receivable from Associated Companies              --             --            --            --             --             --
 Investment in Consolidated Companies                   --             --            --            --             --             --
 Other investments                                      --             --            --            --             --             --
                                                 ---------      ---------     ---------     ---------      ---------      ---------
                                                        --             --            --            --             --          4,476
                                                 ---------      ---------     ---------     ---------      ---------      ---------

PROPERTY, PLANT AND EQUIPMENT
 Electric generation                                    --             --            --            --             --             --
 Electric transmission and distribution                 --             --            --            --             --          5,079
 Gas transmission and distribution                      --             --            --            --             --             --
 Other electric and gas facilities                      --             --            --            --             --         77,557
 Other property, plant, and equipment                   --             --            --            --             --             --
                                                 ---------      ---------     ---------     ---------      ---------      ---------
                                                        --             --            --            --             --         82,636
 Less: Accumulated depreciation                         --             --            --            --             --         16,798
                                                 ---------      ---------     ---------     ---------      ---------      ---------
 Net plant in service                                   --             --            --            --             --         65,838
 Construction work-in-progress                          --             --            --            --             --          7,377
 Leased nuclear fuel, at amortized cost                 --             --            --            --             --             --
 Goodwill, net                                          --             --            --            --             --             --
                                                 ---------      ---------     ---------     ---------      ---------      ---------
                                                        --             --            --            --             --         73,215
                                                 ---------      ---------     ---------     ---------      ---------      ---------

DEFERRED CHARGES AND OTHER ASSETS
 Recoverable stranded costs                             --             --            --            --             --             --
 Deferred recoverable income taxes                      --             --            --            --             --             --
 Unrecovered purchased power costs                      --             --            --            --             --             --
 Unrecovered New Jersey state excise tax                --             --            --            --             --             --
 Deferred debt refinancing costs                        --             --            --            --             --             --
 Deferred other postretirement benefit costs            --             --            --            --             --             --
 Prepaid employee benefits costs                        --             --            --            --             --         (7,753)
 Unamortized debt expense                               --             --            --            --             --             --
 License fees                                           --             --            --            --             --             --
 Other                                                  --             --            --            --             --          4,094
                                                 ---------      ---------     ---------     ---------      ---------      ---------
                                                        --             --            --            --             --         (3,659)
                                                 ---------      ---------     ---------     ---------      ---------      ---------
TOTAL ASSETS                                     $      --      $      --     $      --     $      --      $      --      $ 202,672
                                                 =========      =========     =========     =========      =========      =========




*CONFIDENTIAL TREATMENT REQUESTED

                                F-2A Page 2 Of 6

                            Conectiv and Subsidiaries
                           Consolidating Balance Sheet
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                           AGI          HAYMOOR
                                                      CONSOLIDATED*  CONSOLIDATED*    ENERVAL*         CMM*
                                                      -------------  -------------    --------         ----
ASSETS

CURRENT ASSETS
     Cash and cash equivalents                         $       --     $       --     $       --     $       --
     Accounts receivable                                       --             --             --             --
     Allowance for Doubtful Accounts                           --             --             --             --
     Accounts Receivable from Associated Companies             --             --             --             --
     Intercompany Loan Receivable (Money Pool)                 --             --             --             --
     Inventories, at average cost
       Fuel (coal, oil and gas)                                --             --             --             --
       Materials and supplies                                  --             --             --             --
     Deferred energy supply costs                              --             --             --             --
     Taxes receivable
     Other prepayments                                         --             --             --             --
     Deferred income taxes, net
                                                       ----------     ----------     ----------     ----------
                                                               --             --             --             --
                                                       ----------     ----------     ----------     ----------

 INVESTMENTS
     Investment in leveraged leases                            --             --             --             --
     Funds held by trustee                                     --             --             --             --
     Note Receivable from Associated Companies                 --             --             --             --
     Investment in Consolidated Companies                      --             --             --             --
     Other investments                                         --             --             --             --
                                                       ----------     ----------     ----------     ----------
                                                               --             --             --             --
                                                       ----------     ----------     ----------     ----------

 PROPERTY, PLANT AND EQUIPMENT
     Electric generation                                       --             --             --             --
     Electric transmission and distribution                    --             --             --             --
     Gas transmission and distribution                         --             --             --             --
     Other electric and gas facilities                         --             --             --             --
     Other property, plant, and equipment                      --             --             --             --
                                                       ----------     ----------     ----------     ----------
                                                               --             --             --             --
     Less: Accumulated depreciation                            --             --             --             --
                                                       ----------     ----------     ----------     ----------
     Net plant in service                                      --             --             --             --
     Construction work-in-progress                             --             --             --             --
     Leased nuclear fuel, at amortized cost                    --             --             --             --
     Goodwill, net                                             --             --             --             --
                                                       ----------     ----------     ----------     ----------
                                                               --             --             --             --
                                                       ----------     ----------     ----------     ----------

 DEFERRED CHARGES AND OTHER ASSETS
     Recoverable stranded costs                                --             --             --             --
     Deferred recoverable income taxes                         --             --             --             --
     Unrecovered purchased power costs                         --             --             --             --
     Unrecovered New Jersey state excise tax                   --             --             --             --
     Deferred debt refinancing costs                           --             --             --             --
     Deferred other postretirement benefit costs               --             --             --             --
     Prepaid employee benefits costs                           --             --             --             --
     Unamortized debt expense                                  --             --             --             --
     License fees                                              --             --             --             --
     Other                                                     --             --             --             --
                                                       ----------     ----------     ----------     ----------
                                                               --             --             --             --
                                                       ----------     ----------     ----------     ----------
 TOTAL ASSETS                                          $       --     $       --     $       --     $       --
                                                       ==========     ==========     ==========     ==========




*CONFIDENTIAL TREATMENT REQUESTED

                                F-2A Page 3 Of 6

                            Conectiv and Subsidiaries
                           Consolidating Balance Sheet
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                              ELIMINATIONS
                                                                   TOTAL      RECLASSES &      CONECTIV       DPL           ACE
                                                                 CONECTIV    CONSOLIDATIONS     PARENT    CONSOLIDATED  CONSOLIDATED
                                                                 --------    --------------     ------    ------------  ------------
CURRENT LIABILITIES
    Short-term debt                                            $   709,530    $        --    $  605,030   $        --   $        --
    Long-term debt due within one year                             100,721             --            --         2,253        97,200
    Variable rate demand bonds                                     158,430             --            --       104,830        22,600
    Intercompany Loan Payable (Money Pool)                              --       (334,945)           --            --            --
    Accounts payable                                               490,887             95            --       174,470        43,000
    Accounts Payable from Associated Companies                          --       (106,641)           --            --         7,744
    Notes payable to Associated Companies                               --       (287,564)           --            --            --
    Taxes accrued                                                   10,877        (14,371)           --        25,016        10,243
    Interest accrued                                                45,296             (1)        2,306        19,406        18,193
    Dividends payable                                               27,111        (22,788)       25,565         6,463        17,871
    Deferred energy supply costs                                    34,650             --            --            --        34,650
    Current capital lease obligation                                15,591             --            --           111        15,480
    Above-market purchased energy contracts
         and other electric restructuring liabilities               23,891             --            --        16,305         7,586
    Deferred income taxes, net                                          --         (2,594)           --         2,594            --
    Other                                                          107,025           (994)        2,086        34,426        30,268
                                                               -----------    -----------    ----------   -----------   -----------
                                                                 1,724,009       (769,803)      634,987       385,874       304,835
                                                               -----------    -----------    ----------   -----------   -----------

DEFERRED CREDITS AND OTHER LIABILITIES
    Other postretirement benefits obligation                        90,335         20,134            --            --        64,562
    Deferred income taxes, net                                     823,094        (77,592)        1,556       340,048       405,385
    Deferred investment tax credits                                 64,316              1            --        20,505        35,851
    Regulatory liability for New Jersey income tax benefit          49,262             --            --            --        49,262
    Above-market purchased energy contracts
         and other electric restructuring liabilities              103,575             --            --        86,831        16,744
    Deferred gain on termination of purchased energy contract       74,968         74,968            --            --            --
    Minority Interest Liability                                         --         (4,834)           --            --            --
    Long-term capital lease obligation                              13,744             --            --           872        12,872
    Other                                                           67,751           (771)           --        28,782        28,918
                                                               -----------    -----------    ----------   -----------   -----------
                                                                 1,287,045         11,906         1,556       477,038       613,594
                                                               -----------    -----------    ----------   -----------   -----------

CAPITALIZATION
    Common stock: $0.01 per share par value
      150,000,000 shares authorized; shares outstanding - -
       82,859,779 in 2000, and 86,173,169 in 1999                      830        (54,972)          830             2        54,963
    Class A common stock, $0.01 par value;
      10,000,000 shares authorized; shares outstanding - -
      5,742,315 in 2000, 5,742,315 in 1999                              57             --            57            --            --
    Additional paid-in capital - - common stock                  1,028,780     (1,262,595)    1,028,780       212,612       410,194
    Additional paid-in capital - - Class A common stock             93,738             --        93,738            --            --
    Retained (deficit) earnings                                     42,768       (264,202)       42,768       257,866       114,962
                                                               -----------    -----------    ----------   -----------   -----------
                                                                 1,166,173     (1,581,769)    1,166,173       470,480       580,119
    Treasury shares, at cost:
          130,604 shares in 2000; 167,513 shares in 1999            (2,688)            --        (2,688)           --            --
    Unearned compensation                                           (1,172)            --        (1,172)           --            --
    Accumulated other comprehensive income                          (2,044)         1,078        (2,044)           --            --
                                                               -----------    -----------    ----------   -----------   -----------
      Total common stockholders' equity                          1,160,269     (1,580,691)    1,160,269       470,480       580,119
    Preferred stock of subsidiaries:
      Not subject to mandatory redemption                           95,933             (1)           --        89,703         6,231
      Subject to mandatory redemption                              188,950             --            --        70,000       118,950
    Long-term debt                                               2,021,789             (1)      250,000       913,024       857,653
                                                               -----------    -----------    ----------   -----------   -----------
                                                                 3,466,941     (1,580,693)    1,410,269     1,543,207     1,562,953
                                                               -----------    -----------    ----------   -----------   -----------

                                                               -----------    -----------    ----------   -----------   -----------
TOTAL CAPITALIZATION AND LIABILITIES                           $ 6,477,995    $(2,338,590)   $2,046,812   $ 2,406,119   $ 2,481,382
                                                               ===========    ===========    ==========   ===========   ===========




*CONFIDENTIAL TREATMENT REQUESTED

                                F-2A Page 4 Of 6

                            Conectiv and Subsidiaries
                           Consolidating Balance Sheet
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                              CPI            CEH                  CCI         SOLUTIONS
                                                         CONSOLIDATED*  CONSOLIDATED*  ASP*  CONSOLIDATED*  CONSOLIDATED*     CRP
                                                         -------------  -------------  ----  -------------  -------------     ---
CURRENT LIABILITIES
  Short-term debt                                          $      --      $      --    $ --    $      --      $      --    $     --
  Long-term debt due within one year                              --             --      --           --             --          --
  Variable rate demand bonds                                      --             --      --           --             --          --
  Intercompany Loan Payable (Money Pool)                          --             --      --           --             --     130,984
  Accounts payable                                                --             --      --           --             --      11,963
  Accounts Payable from Associated Companies                      --             --      --           --             --          --
  Notes payable to Associated Companies                           --             --      --           --             --      20,118
  Taxes accrued                                                   --             --      --           --             --      (4,845)
  Interest accrued                                                --             --      --           --             --       2,070
  Dividends payable                                               --             --      --           --             --          --
  Deferred energy supply costs                                    --             --      --           --             --          --
  Current capital lease obligation                                --             --      --           --             --          --
  Above-market purchased energy contracts
    and other electric restructuring liabilities                  --             --      --           --             --          --
  Deferred income taxes, net                                      --             --      --           --             --          --
  Other                                                           --             --      --           --             --      26,112
                                                           ---------      ---------    ----    ---------      ---------    --------
                                                                  --             --      --           --             --     186,402
                                                           ---------      ---------    ----    ---------      ---------    --------

DEFERRED CREDITS AND OTHER LIABILITIES
  Other postretirement benefits obligation                        --             --      --           --             --       4,932
  Deferred income taxes, net                                      --             --      --           --             --       7,631
  Deferred investment tax credits                                 --             --      --           --             --          --
  Regulatory liability for New Jersey income tax
    benefit                                                       --             --      --           --             --          --
  Above-market purchased energy contracts
    and other electric restructuring liabilities                  --             --      --           --             --          --
  Deferred gain on termination of purchased energy
    contract                                                      --             --      --           --             --          --
  Minority Interest Liability                                     --             --      --           --             --          --
  Long-term capital lease obligation                              --             --      --           --             --          --
  Other                                                           --             --      --           --             --       3,935
                                                           ---------      ---------    ----    ---------      ---------    --------
                                                                  --             --      --           --             --      16,498
                                                           ---------      ---------    ----    ---------      ---------    --------

CAPITALIZATION
  Common stock: $0.01 per share par value
    150,000,000 shares authorized; shares outstanding -
    - 82,859,779 in 2000, and 86,173,169 in 1999                  --             --      --           --             --           1
  Class A common stock, $0.01 par value;
    10,000,000 shares authorized; shares outstanding -
    - 5,742,315 in 2000, 5,742,315 in 1999                        --             --      --           --             --          --
  Additional paid-in capital - - common stock                     --             --      --           --             --          --
  Additional paid-in capital - - Class A common stock             --             --      --           --             --          --
  Retained (deficit) earnings                                     --             --      --           --             --        (229)
                                                           ---------      ---------    ----    ---------      ---------    --------
                                                                  --             --      --           --             --        (228)
  Treasury shares, at cost:
    130,604 shares in 2000; 167,513 shares in 1999                --             --      --           --             --          --
  Unearned compensation                                           --             --      --           --             --          --
  Accumulated other comprehensive income                          --             --      --           --             --          --
                                                           ---------      ---------    ----    ---------      ---------    --------
    Total common stockholders' equity                             --             --      --           --             --        (228)
  Preferred stock of subsidiaries:
    Not subject to mandatory redemption                           --             --      --           --             --          --
    Subject to mandatory redemption                               --             --      --           --             --          --
  Long-term debt                                                  --             --      --           --             --          --
                                                           ---------      ---------    ----    ---------      ---------    --------
                                                                  --             --      --           --             --        (228)
                                                           ---------      ---------    ----    ---------      ---------    --------

                                                           ---------      ---------    ----    ---------      ---------    --------
TOTAL CAPITALIZATION AND LIABILITIES                       $      --      $      --    $ --    $      --      $      --    $202,672
                                                           =========      =========    ====    =========      =========    ========




*CONFIDENTIAL TREATMENT REQUESTED

                                F-2A Page 5 Of 6

                            Conectiv and Subsidiaries
                           Consolidating Balance Sheet
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                         AGI              HAYMOOR
                                                                    CONSOLIDATED*      CONSOLIDATED*       ENERVAL*           CMM*
                                                                    -------------      -------------       --------           ----
 CURRENT LIABILITIES
     Short-term debt                                                    $   --            $    --          $    --          $    --
     Long-term debt due within one year                                     --                 --               --               --
     Variable rate demand bonds                                             --                 --               --               --
     Intercompany Loan Payable (Money Pool)                                 --                 --               --               --
     Accounts payable                                                       --                 --               --               --
     Accounts Payable from Associated Companies                             --                 --               --               --
     Notes payable to Associated Companies                                  --                 --               --               --
     Taxes accrued                                                          --                 --               --               --
     Interest accrued                                                       --                 --               --               --
     Dividends payable                                                      --                 --               --               --
     Deferred energy supply costs                                           --                 --               --               --
     Current capital lease obligation                                       --                 --               --               --
     Above-market purchased energy contracts
          and other electric restructuring liabilities                      --                 --               --               --
     Deferred income taxes, net                                             --                 --               --               --
     Other                                                                  --                 --               --               --
                                                                        ------            -------          -------          -------
                                                                            --                 --               --               --
                                                                        ------            -------          -------          -------

 DEFERRED CREDITS AND OTHER LIABILITIES
     Other postretirement benefits obligation                               --                 --               --               --
     Deferred income taxes, net                                             --                 --               --               --
     Deferred investment tax credits                                        --                 --               --               --
     Regulatory liability for New Jersey income tax benefit                 --                 --               --               --
     Above-market purchased energy contracts
          and other electric restructuring liabilities                      --                 --               --               --
     Deferred gain on termination of purchased energy contract              --                 --               --               --
     Minority Interest Liability                                            --                 --               --               --
     Long-term capital lease obligation                                     --                 --               --               --
     Other                                                                  --                 --               --               --
                                                                        ------            -------          -------          -------
                                                                            --                 --               --               --
                                                                        ------            -------          -------          -------

 CAPITALIZATION
     Common stock: $0.01 per share par value
       150,000,000 shares authorized; shares outstanding - -
        82,859,779 in 2000, and 86,173,169 in 1999                          --                 --               --               --
     Class A common stock, $0.01 par value;
       10,000,000 shares authorized; shares outstanding - -
       5,742,315 in 2000, 5,742,315 in 1999                                 --                 --               --               --
     Additional paid-in capital - - common stock                            --                 --               --               --
     Additional paid-in capital - - Class A common stock                    --                 --               --               --
     Retained (deficit) earnings                                            --                 --               --               --
                                                                        ------            -------          -------          -------
                                                                            --                 --               --               --
     Treasury shares, at cost:
           130,604 shares in 2000; 167,513 shares in 1999                   --                 --               --               --
     Unearned compensation                                                  --                 --               --               --
     Accumulated other comprehensive income                                 --                 --               --               --
                                                                        ------            -------          -------          -------
       Total common stockholders' equity                                    --                 --               --               --
     Preferred stock of subsidiaries:
       Not subject to mandatory redemption                                  --                 --               --               --
       Subject to mandatory redemption                                      --                 --               --               --
     Long-term debt                                                         --                 --               --               --
                                                                        ------            -------          -------          -------
                                                                            --                 --               --               --
                                                                        ------            -------          -------          -------

                                                                        ------            -------          -------          -------
 TOTAL CAPITALIZATION AND LIABILITIES                                   $   --            $    --          $    --          $    --
                                                                        ======            =======          =======          =======




*CONFIDENTIAL TREATMENT REQUESTED

                                F-2A Page 6 Of 6

                   Delmarva Power and Light and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                                Eliminations,
                                                               Total DPL         Reclasses &              DPL              DPL
                                                             Consolidated       Consol. Entries          Parent          Financing
                                                             ------------       ---------------          ------          ---------
ASSETS

CURRENT ASSETS
     Cash and cash equivalents                                $     6,263         $        --         $     6,263         $    --
     Accounts receivable                                          299,711                  --             299,711              --
     Allowance for Doubtful Accounts                              (16,285)                 --             (16,285)             --
     Intercompany Loan Receivable (Money Pool)                     88,341                  --              88,341              --
     Accounts Receivable from Associated Companies                 21,915                  --              21,915              --
     Inventories, at average cost
       Fuel (coal, oil and gas)                                    19,877                  --              19,877              --
       Materials and supplies                                      23,912                  --              23,912              --
     Deferred energy supply costs                                  22,094                  --              22,094              --
     Other prepayments                                             22,209                  --              22,209              --
                                                              -----------         -----------         -----------         -------
                                                                  488,037                  --             488,037              --
                                                              -----------         -----------         -----------         -------

 INVESTMENTS
     Funds held by trustee                                          5,022                  --               5,022              --
     Investment in Consolidated Companies                              --             (74,330)              2,165          72,165
     Other investments                                              1,253                  --               1,253              --
                                                              -----------         -----------         -----------         -------
                                                                    6,275             (74,330)              8,440          72,165
                                                              -----------         -----------         -----------         -------

 PROPERTY, PLANT AND EQUIPMENT
     Electric generation                                          617,077                  --             617,077              --
     Electric transmission and distribution                     1,451,644                  --           1,451,644              --
     Gas transmission and distribution                            277,650                  --             277,650              --
     Other electric and gas facilities                            184,529                  --             184,529              --
     Other property, plant, and equipment                           5,463                  --               5,463              --
                                                              -----------         -----------         -----------         -------
                                                                2,536,363                  --           2,536,363              --
     Less: Accumulated depreciation                             1,090,557                  --           1,090,557              --
                                                              -----------         -----------         -----------         -------
     Net plant in service                                       1,445,806                  --           1,445,806              --
                                                              -----------         -----------         -----------         -------
     Construction work-in-progress                                 80,103                  --              80,103              --
     Goodwill, net                                                 67,945                  --              67,945              --
                                                              -----------         -----------         -----------         -------
                                                                1,593,854                  --           1,593,854              --
                                                              -----------         -----------         -----------         -------

 DEFERRED CHARGES AND OTHER ASSETS
     Recoverable stranded costs                                    29,271                  --              29,271              --
     Deferred recoverable income taxes                             70,753                  --              70,753              --
     Deferred debt refinancing costs                                8,247                  --               8,247              --
     Prepaid employee benefits costs                              174,335                  --             174,335              --
     Unamortized debt expense                                      10,624                  --              10,624              --
     Other                                                         24,723                  --              24,723              --
                                                              -----------         -----------         -----------         -------
                                                                  317,953                  --             317,953              --
                                                              -----------         -----------         -----------         -------
 TOTAL ASSETS                                                 $ 2,406,119         $   (74,330)        $ 2,408,284         $72,165
                                                              ===========         ===========         ===========         =======


*CONFIDENTIAL TREATMENT REQUESTED


                               F - 2B Page 1 of 2

                   Delmarva Power and Light and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                               Eliminations,
                                                             Total DPL           Reclasses &            DPL              DPL
                                                            Consolidated       Consol. Entries         Parent         Financing
                                                            ------------       ---------------         ------         ---------
CURRENT LIABILITIES
    Long-term debt due within one year                             2,253         $        --         $    2,253        $    --
    Variable rate demand bonds                                   104,830                  --            104,830             --
    Accounts payable                                             174,470                  --            174,470             --
    Taxes accrued                                                 25,016                  --             25,016             --
    Interest accrued                                              19,406                  --             19,406             --
    Dividends payable                                              6,463                  --              6,463             --
    Current capital lease obligation                                 111                  --                111             --
    Above-market purchased energy contracts                                                                  --
         and other electric restructuring liabilities             16,305                  --             16,305             --
    Deferred income taxes, net                                     2,594                  --              2,594             --
    Other                                                         34,426                  --             34,426             --
                                                             -----------         -----------         ----------        -------
                                                                 385,874                  --            385,874             --
                                                             -----------         -----------         ----------        -------

DEFERRED CREDITS AND OTHER LIABILITIES
    Other postretirement benefits obligation                          --                  --                 --             --
    Deferred income taxes, net                                   340,048                  --            340,048             --
    Deferred investment tax credits                               20,505                  --             20,505             --
    Above-market purchased energy contracts
         and other electric restructuring liabilities             86,831                  --             86,831             --
    Long-term capital lease obligation                               872                  --                872             --
    Other                                                         28,782                  --             28,782             --
                                                             -----------         -----------         ----------        -------
                                                                 477,038                  --            477,038             --
                                                             -----------         -----------         ----------        -------

CAPITALIZATION
    Common Stock                                                       2              (2,165)                 2          2,165
    Additional paid-in capital - - common stock                  212,612                  --            212,612             --
    Retained (deficit) earnings                                  257,866                  --            257,866             --
                                                             -----------         -----------         ----------        -------
                                                                 470,480              (2,165)           470,480          2,165
    Preferred stock of subsidiaries:
      Not subject to mandatory redemption                         89,703                  --             89,703             --
      Subject to mandatory redemption                             70,000                  --                 --         70,000
    Advances from Associated Companies                                --             (72,165)            72,165
    Long-term debt                                               913,024                  --            913,024             --
                                                             -----------         -----------         ----------        -------
                                                               1,543,207             (74,330)         1,545,372         72,165
                                                             -----------         -----------         ----------        -------

                                                             -----------         -----------         ----------        -------
TOTAL CAPITALIZATION AND LIABILITIES                         $ 2,406,119         $   (74,330)        $2,408,284        $72,165
                                                             ===========         ===========         ==========        =======


*CONFIDENTIAL TREATMENT REQUESTED


                               F - 2B Page 2 of 2

                Atlantic City Electric Company and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                     Eliminations,
                                                      Total ACE       Reclasses &             ACE            ACE          ACE
                                                     Consolidated    Consol. Entries         Parent        Capital I   Capital II
                                                     ------------    ---------------         ------        ---------   ----------
ASSETS

CURRENT ASSETS
     Cash and cash equivalents                        $     8,117       $        --       $     8,117       $    --      $    --
     Accounts receivable                                  145,208                --           145,208            --           --
     Allowance for Doubtful Accounts                       (4,423)               --            (4,423)           --           --
     Intercompany Loan Receivable (Money Pool)            147,954                --           147,954            --           --
     Inventories, at average cost
       Fuel (coal, oil and gas)                             6,818                --             6,818            --           --
       Materials and supplies                               6,786                --             6,786            --           --
     Other prepayments                                      1,738                --             1,738            --           --
     Deferred income taxes, net                            15,750                --            15,750            --           --
                                                      -----------       -----------       -----------       -------      -------
                                                          327,948                --           327,948            --           --
                                                      -----------       -----------       -----------       -------      -------

 INVESTMENTS
     Funds held by trustee                                112,501                --           112,501            --           --
     Investment in Consolidated Companies                      --          (100,876)            2,938        72,165       25,773
                                                      -----------       -----------       -----------       -------      -------
                                                          112,501          (100,876)          115,439        72,165       25,773
                                                      -----------       -----------       -----------       -------      -------

 PROPERTY, PLANT AND EQUIPMENT
     Electric generation                                  142,243                --           142,243            --           --
     Electric transmission and distribution             1,255,184                --         1,255,184            --           --
     Other electric and gas facilities                    119,782                --           119,782            --           --
     Other property, plant, and equipment                   5,772                --             5,772            --           --
                                                      -----------       -----------       -----------       -------      -------
                                                        1,522,981                --         1,522,981            --           --
     Less: Accumulated depreciation                       640,103                --           640,103            --           --
                                                      -----------       -----------       -----------       -------      -------
     Net plant in service                                 882,878                --           882,878            --           --
                                                      -----------       -----------       -----------       -------      -------
     Construction work-in-progress                         50,247                --            50,247            --           --
     Leased nuclear fuel, at amortized cost                28,352                --            28,352            --           --
                                                      -----------       -----------       -----------       -------      -------
                                                          961,477                --           961,477            --           --
                                                      -----------       -----------       -----------       -------      -------

 DEFERRED CHARGES AND OTHER ASSETS
     Recoverable stranded costs                           958,883                --           958,883            --           --
     Deferred recoverable income taxes                     13,978                --            13,978            --           --
     Unrecovered purchased power costs                     14,487                --            14,487            --           --
     Unrecovered New Jersey state excise tax               10,360                --            10,360            --           --
     Deferred debt refinancing costs                       12,409                --            12,409            --           --
     Deferred other postretirement benefit costs           29,981                --            29,981            --           --
     Unamortized debt expense                              12,842                --            12,842            --           --
     Other                                                 26,516                --            26,516            --           --
                                                      -----------       -----------       -----------       -------      -------
                                                        1,079,456                --         1,079,456            --           --
                                                      -----------       -----------       -----------       -------      -------
 TOTAL ASSETS                                         $ 2,481,382       $  (100,876)      $ 2,484,320       $72,165      $25,773
                                                      ===========       ===========       ===========       =======      =======


*CONFIDENTIAL TREATMENT REQUESTED


                               F - 2C Page 1 of 2

                Atlantic City Electric Company and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                             Eliminations,
                                                               Total ACE       Reclasses &          ACE          ACE         ACE
                                                              Consolidated   Consol. Entries       Parent     Capital I   Capital II
                                                              ------------   ---------------       ------     ---------   ----------
CURRENT LIABILITIES
    Long-term debt due within one year                         $    97,200      $        --      $   97,200     $    --     $    --
    Variable rate demand bonds                                      22,600               --          22,600          --          --
    Accounts payable                                                43,000               --          43,000          --          --
    Accounts Payable from Associated Companies                       7,744               --           7,744          --          --
    Taxes accrued                                                   10,243               --          10,243          --          --
    Interest accrued                                                18,193               --          18,193          --          --
    Dividends payable                                               17,871               --          17,871          --          --
    Deferred energy supply costs                                    34,650               --          34,650          --          --
    Current capital lease obligation                                15,480               --          15,480          --          --
    Above-market purchased energy contracts                                                              --
         and other electric restructuring liabilities                7,586               --           7,586          --          --
    Other                                                           30,268               --          30,268          --          --
                                                               -----------      -----------      ----------     -------     -------
                                                                   304,835               --         304,835          --          --
                                                               -----------      -----------      ----------     -------     -------

DEFERRED CREDITS AND OTHER LIABILITIES
    Other postretirement benefits obligation                        64,562               --          64,562          --          --
    Deferred income taxes, net                                     405,385               --         405,385          --          --
    Deferred investment tax credits                                 35,851               --          35,851          --          --
    Regulatory liability for New Jersey income tax benefit          49,262               --          49,262          --          --
    Above-market purchased energy contracts
         and other electric restructuring liabilities               16,744               --          16,744          --          --
    Long-term capital lease obligation                              12,872               --          12,872          --          --
    Other                                                           28,918               --          28,918          --          --
                                                               -----------      -----------      ----------     -------     -------
                                                                   613,594               --         613,594          --          --
                                                               -----------      -----------      ----------     -------     -------

CAPITALIZATION
    Common stock                                                    54,963           (2,938)         54,963       2,165         773
    Additional paid-in capital - - common stock                    410,194               --         410,194          --          --
    Additional paid-in capital - - Class A common stock                 --               --              --          --          --
    Retained (deficit) earnings                                    114,962               --         114,962          --          --
                                                               -----------      -----------      ----------     -------     -------
      Total common stockholders' equity                            580,119           (2,938)        580,119       2,165         773
    Preferred stock of subsidiaries:
      Not subject to mandatory redemption                            6,231               --           6,231          --          --
      Subject to mandatory redemption                              118,950               --          23,950      70,000      25,000
    Advances from Associated Companies                                  --          (97,938)         97,938
    Long-term debt                                                 857,653               --         857,653          --          --
                                                               -----------      -----------      ----------     -------     -------
                                                                 1,562,953         (100,876)      1,565,891      72,165      25,773
                                                               -----------      -----------      ----------     -------     -------

                                                               -----------      -----------      ----------     -------     -------
TOTAL CAPITALIZATION AND LIABILITIES                           $ 2,481,382      $  (100,876)     $2,484,320     $72,165     $25,773
                                                               ===========      ===========      ==========     =======     =======


*CONFIDENTIAL TREATMENT REQUESTED


                               F - 2C Page 2 of 2

           Conectiv Properties and Investments, Inc. and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                   Eliminations,
                                                      Total CPI      Reclasses &        CPI
                                                    Consolidated*  Consol. Entries*   Parent*        DCI I*      DCI II*     Burney*
                                                    -------------  ----------------   -------        ------      -------     -------
ASSETS

CURRENT ASSETS
     Cash and cash equivalents                         $   --          $   --          $   --        $   --      $   --      $   --
     Accounts receivable                                   --              --              --            --          --          --
     Accounts receivable from Associated Companies         --              --              --            --          --          --
     Intercompany Loan Receivable (Money Pool)             --              --              --            --          --          --
     Other prepayments                                     --              --              --            --          --          --
                                                       ------          ------          ------        ------      ------      ------
                                                           --              --              --            --          --          --
                                                       ------          ------          ------        ------      ------      ------

 INVESTMENTS
     Investment in leveraged leases                        --              --              --            --          --          --
     Investment in Consolidated Companies                  --              --              --            --          --          --
     Other investments                                     --              --              --            --          --          --
                                                       ------          ------          ------        ------      ------      ------
                                                           --              --              --            --          --          --
                                                       ------          ------          ------        ------      ------      ------

 PROPERTY, PLANT AND EQUIPMENT
     Other property, plant, and equipment                  --              --              --            --          --          --
                                                       ------          ------          ------        ------      ------      ------
                                                           --              --              --            --          --          --
     Less: Accumulated depreciation                        --              --              --            --          --          --
                                                       ------          ------          ------        ------      ------      ------

     Net plant in service                                  --              --              --            --          --          --
                                                       ------          ------          ------        ------      ------      ------

 DEFERRED CHARGES AND OTHER ASSETS
     Unamortized debt expense                              --              --              --            --          --          --
     Other                                                 --              --              --            --          --          --
                                                       ------          ------          ------        ------      ------      ------
                                                           --              --              --            --          --          --
                                                       ------          ------          ------        ------      ------      ------
 TOTAL ASSETS                                          $   --          $   --          $   --        $   --      $   --      $   --
                                                       ======          ======          ======        ======      ======      ======


*CONFIDENTIAL TREATMENT REQUESTED


                               F - 2D Page 1 of 2

           Conectiv Properties and Investments, Inc. and Subsidiaries
                           Consolidating Balance Sheet
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                   Eliminations,
                                                      Total CPI      Reclasses &        CPI
                                                    Consolidated*  Consol. Entries*   Parent*        DCI I*      DCI II*     Burney*
                                                    -------------  ----------------   -------        ------      -------     -------
CURRENT LIABILITIES
    Intercompany Loan Payable (Money Pool)            $   --       $   --            $   --         $   --      $   --       $   --
    Accounts payable to Accociated Companies              --           --                --             --          --           --
    Long-term debt due within one year                    --           --                --             --          --           --
    Accounts payable                                      --           --                --             --          --           --
    Taxes accrued                                         --           --                --             --          --           --
    Interest accrued                                      --           --                --             --          --           --
                                                      ------       ------            ------         ------      ------       ------
                                                          --           --                --             --          --           --
                                                      ------       ------            ------         ------      ------       ------

DEFERRED CREDITS AND OTHER LIABILITIES
    Deferred income taxes, net                            --           --                --             --          --           --
    Other                                                 --           --                --             --          --           --
                                                      ------       ------            ------         ------      ------       ------
                                                          --           --                --             --          --           --
                                                      ------       ------            ------         ------      ------       ------

CAPITALIZATION


    Common stock                                          --           --                --             --          --           --
    Additional paid-in capital - - common stock           --           --                --             --          --           --
    Retained (deficit) earnings                           --           --                --             --          --           --
                                                      ------       ------            ------         ------      ------       ------
                                                          --           --                --             --          --           --
                                                      ------       ------            ------         ------      ------       ------

    Long-term debt                                        --           --                --             --          --           --
                                                      ------       ------            ------         ------      ------       ------
                                                          --           --                --             --          --           --
                                                      ------       ------            ------         ------      ------       ------

                                                      ------       ------            ------         ------      ------       ------
TOTAL CAPITALIZATION AND LIABILITIES                  $   --       $   --            $   --         $   --      $   --       $   --
                                                      ======       ======            ======         ======      ======       ======



*CONFIDENTIAL TREATMENT REQUESTED


                               F - 2D Page 2 of 2

                Conectiv Energy Holding Company and Subsidiaries
                          Consolidating Balance Sheets
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)

                                                                          Eliminations,
                                                         Total CEH         Reclasses &
                                                        Consolidated*    Consol. Entries*    CEH*           CESI*          COSC*
                                                        -------------    ----------------    ----           -----          -----
ASSETS

 CURRENT ASSETS
     Cash and cash equivalents                             $   --            $   --         $   --         $   --         $   --
     Accounts receivable                                       --                --             --             --             --
     Allowance for Doubtful Accounts                           --                --             --             --             --
     Accounts receivable from Associated Companies             --                --             --             --             --
     Intercompany Loan Receivable (Money Pool)                 --                --             --             --             --
     Inventories, at average cost
       Fuel (coal, oil and gas)                                --                --             --             --             --
       Materials and supplies                                  --                --             --             --             --
     Other prepayments                                         --                --             --             --             --
                                                           ------            ------         ------         ------         ------
                                                               --                --             --             --             --
                                                           ------            ------         ------         ------         ------

 INVESTMENTS
     Investment in Consolidated Companies                      --                --             --             --             --
     Funds held by trustee                                     --                --             --             --             --
                                                           ------            ------         ------         ------         ------
                                                               --                --             --             --             --
                                                           ------            ------         ------         ------         ------

 PROPERTY, PLANT AND EQUIPMENT
     Electric generation                                       --                --             --             --             --
     Other electric and gas facilities                         --                --             --             --             --
     Other property, plant, and equipment                      --                --             --             --             --
                                                           ------            ------         ------         ------         ------
                                                               --                --             --             --             --

     Less: Accumulated depreciation                            --                --             --             --             --
                                                           ------            ------         ------         ------         ------
     Net plant in service                                      --                --             --             --             --
                                                           ------            ------         ------         ------         ------
     Construction work-in-progress                             --                --             --             --             --
     Goodwill, net                                             --                --             --             --             --
                                                           ------            ------         ------         ------         ------
                                                               --                --             --             --             --
                                                           ------            ------         ------         ------         ------

 DEFERRED CHARGES AND OTHER ASSETS
     Other                                                     --                --             --             --             --
                                                           ------            ------         ------         ------         ------
                                                               --                --             --             --             --
                                                           ------            ------         ------         ------         ------
 TOTAL ASSETS                                              $   --            $   --         $   --         $   --         $   --
                                                           ======            ======         ======         ======         ======

*CONFIDENTIAL TREATMENT REQUESTED


                               F - 2E Page 1 of 4

                Conectiv Energy Holding Company and Subsidiaries
                          Consolidating Balance Sheets
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                          Eliminations,
                                                         Total CEH         Reclasses &
                                                        Consolidated*    Consol. Entries*    CEH*           CESI*          COSC*
                                                        -------------    ----------------    ----           -----          -----
CURRENT LIABILITIES
    Intercompany Loan Payable (Money Pool)              $   --           $   --             $   --          $   --         $   --
    Accounts payable                                        --               --                 --              --             --
    Accounts payable to Associated Companies                --               --                 --              --             --
    Taxes accrued                                           --               --                 --              --             --
    Interest accrued                                        --               --                 --              --             --
    Other                                                   --               --                 --              --             --
                                                        ------           ------             ------          ------         ------
                                                            --               --                 --              --             --
                                                        ------           ------             ------          ------         ------

DEFERRED CREDITS AND OTHER LIABILITIES
    Deferred income taxes, net                              --               --                 --              --             --
    Deferred investment tax credits                         --               --                 --              --             --
    Other                                                   --               --                 --              --             --
                                                        ------           ------             ------          ------         ------
                                                            --               --                 --              --             --
                                                        ------           ------             ------          ------         ------

CAPITALIZATION
    Common stock                                            --               --                 --              --             --
    Additional paid-in capital -- common stock              --               --                 --              --             --
    Retained (deficit) earnings                             --               --                 --              --             --
                                                        ------           ------             ------          ------         ------
      Total common stockholders' equity                     --               --                 --              --             --

                                                        ------           ------             ------          ------         ------
TOTAL CAPITALIZATION AND LIABILITIES                    $   --           $   --             $   --          $   --         $   --
                                                        ======           ======             ======          ======         ======



*CONFIDENTIAL TREATMENT REQUESTED


                               F - 2E Page 2 of 4

                Conectiv Energy Holding Company and Subsidiaries
                          Consolidating Balance Sheets
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                              ACE
                                                                              REIT*             CAG*              CDG*
                                                                             ------            ------            ------
ASSETS

 CURRENT ASSETS
     Cash and cash equivalents                                               $   --            $   --            $   --
     Accounts receivable                                                         --                --                --
     Allowance for Doubtful Accounts                                             --                --                --
     Accounts receivable from Associated Companies                               --                --                --
     Intercompany Loan Receivable (Money Pool)                                   --                --                --
     Inventories, at average cost
       Fuel (coal, oil and gas)                                                  --                --                --
       Materials and supplies                                                    --                --                --
     Other prepayments                                                           --                --                --
                                                                             ------            ------            ------
                                                                                 --                --                --
                                                                             ------            ------            ------

 INVESTMENTS
     Investment in Consolidated Companies                                        --                --                --
     Funds held by trustee                                                       --                --                --
                                                                             ------            ------            ------
                                                                                 --                --                --
                                                                             ------            ------            ------

 PROPERTY, PLANT AND EQUIPMENT
     Electric generation                                                         --                --                --
     Other electric and gas facilities                                           --                --                --
     Other property, plant, and equipment                                        --                --                --
                                                                             ------            ------            ------
                                                                                 --                --                --

     Less: Accumulated depreciation                                              --                --                --
                                                                             ------            ------            ------
     Net plant in service                                                        --                --                --
                                                                             ------            ------            ------
     Construction work-in-progress                                               --                --                --
     Goodwill, net                                                               --                --                --
                                                                             ------            ------            ------
                                                                                 --                --                --
                                                                             ------            ------            ------

 DEFERRED CHARGES AND OTHER ASSETS
     Other                                                                       --                --                --
                                                                             ------            ------            ------
                                                                                 --                --                --
                                                                             ------            ------            ------
 TOTAL ASSETS                                                                $   --            $   --            $   --
                                                                             ======            ======            ======


*CONFIDENTIAL TREATMENT REQUESTED


                               F - 2E Page 3 of 4

                Conectiv Energy Holding Company and Subsidiaries
                          Consolidating Balance Sheets
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                              ACE
                                                                              REIT*             CAG*              CDG*
                                                                             ------            ------            ------
CURRENT LIABILITIES
    Intercompany Loan Payable (Money Pool)                                  $   --            $   --            $   --
    Accounts payable                                                            --                --                --
    Accounts payable to Associated Companies                                    --                --                --
    Taxes accrued                                                               --                --                --
    Interest accrued                                                            --                --                --
    Other                                                                       --                --                --
                                                                            ------            ------            ------
                                                                                --                --                --
                                                                            ------            ------            ------

DEFERRED CREDITS AND OTHER LIABILITIES
    Deferred income taxes, net                                                  --                --                --
    Deferred investment tax credits                                             --                --                --
    Other                                                                       --                --                --
                                                                            ------            ------            ------
                                                                                --                --                --
                                                                            ------            ------            ------

CAPITALIZATION
    Common stock                                                                --                --                --
    Additional paid-in capital -- common stock                                  --                --                --
    Retained (deficit) earnings                                                 --                --                --
                                                                            ------            ------            ------
      Total common stockholders' equity                                         --                --                --

                                                                            ------            ------            ------
TOTAL CAPITALIZATION AND LIABILITIES                                        $   --            $   --            $   --
                                                                            ======            ======            ======


*CONFIDENTIAL TREATMENT REQUESTED


                               F - 2E Page 4 of 4

                 Conectiv Communications, Inc, and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                      Eliminations,
                                                   Total CCI           Reclasses &          CCI
                                                  Consolidated*      Consol. Entries*      Parent*          CCV*
                                                  -------------      ----------------      -------          ----
ASSETS

 CURRENT ASSETS
     Cash and cash equivalents                       $   --              $   --            $   --          $   --
     Accounts receivable                                 --                  --                --              --
     Allowance for Doubtful Accounts                     --                  --                --              --
     Inventories, at average cost
       Materials and supplies                            --                  --                --              --
     Other prepayments                                   --                  --                --              --
                                                     ------              ------            ------          ------
                                                         --                  --                --              --
                                                     ------              ------            ------          ------

 INVESTMENTS
     Investment in Consolidated Companies                --                  --                --              --
                                                     ------              ------            ------          ------
                                                         --                  --                --              --
                                                     ------              ------            ------          ------

 PROPERTY, PLANT AND EQUIPMENT
     Other property, plant, and equipment                --                  --                --              --
                                                     ------              ------            ------          ------
                                                         --                  --                --              --
     Less: Accumulated depreciation                      --                  --                --              --
                                                     ------              ------            ------          ------
     Net plant in service                                --                  --                --              --
                                                     ------              ------            ------          ------
     Construction work-in-progress                       --                  --                --              --
     Goodwill, net                                       --                  --                --              --
                                                     ------              ------            ------          ------
                                                         --                  --                --              --
                                                     ------              ------            ------          ------

 DEFERRED CHARGES AND OTHER ASSETS
     Prepaid employee benefits costs                     --                  --                --              --
     Other                                               --                  --                --              --
                                                     ------              ------            ------          ------
                                                         --                  --                --              --
                                                     ------              ------            ------          ------
 TOTAL ASSETS                                        $   --              $   --            $   --          $   --
                                                     ======              ======            ======          ======


*CONFIDENTIAL TREATMENT REQUESTED


                               F - 2F Page 1 of 2

                 Conectiv Communications, Inc, and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                      Eliminations,
                                                   Total CCI           Reclasses &          CCI
                                                  Consolidated*      Consol. Entries*      Parent*          CCV*
                                                  -------------      ----------------      -------          ----
CURRENT LIABILITIES
    Accounts payable                               $   --             $   --                $   --          $   --
    Accounts payable to Associated Companies           --                 --                    --              --
    Notes payable to Associated Companies              --
    Taxes accrued                                      --                 --                    --              --
    Interest accrued                                   --                 --                    --              --
    Other                                              --                 --                    --              --
                                                   ------             ------                ------          ------
                                                       --                 --                    --              --
                                                   ------             ------                ------          ------

DEFERRED CREDITS AND OTHER LIABILITIES
    Other postretirement benefits obligation           --                 --                    --              --
    Deferred income taxes, net                         --                 --                    --              --
    Other                                              --                 --                    --              --
                                                   ------             ------                ------          ------
                                                       --                 --                    --              --
                                                   ------             ------                ------          ------

CAPITALIZATION
    Common stock                                       --                 --                    --              --
    Additional paid-in capital -- common stock         --                 --                    --              --
    Retained (deficit) earnings                        --                 --                    --              --
                                                   ------             ------                ------          ------
      Total common stockholders' equity                --                 --                    --              --
                                                   ------             ------                ------          ------

                                                   ------             ------                ------          ------
TOTAL CAPITALIZATION AND LIABILITIES               $   --             $   --                $   --          $   --
                                                   ======             ======                ======          ======


*CONFIDENTIAL TREATMENT REQUESTED


                               F - 2F Page 2 of 2

                    Conectiv Solutions LLC and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                   Eliminations,
                                                      Total         Reclasses &
                                                    Solutions         Consol.      Solutions       ATE        Elimination
                                                   Consolidated*     Entries*       Parent*   Consolidated*     ATE/KSA*     ATE*
                                                   -------------     --------       -------   -------------     --------     ----
ASSETS

 CURRENT ASSETS
     Cash and cash equivalents                        $   --          $   --        $   --       $   --          $   --     $   --
     Accounts receivable                                  --              --            --           --              --         --
     Allowance for Doubtful Accounts                      --              --            --           --              --         --
     Intercompany Loan Receivable (Money Pool)            --              --            --           --              --         --
     Inventories, at average cost
       Fuel (coal, oil and gas)                           --              --            --           --              --         --
       Materials and supplies                             --              --            --           --              --         --
     Other prepayments                                    --              --            --           --              --         --
                                                      ------          ------        ------       ------          ------     ------
                                                          --              --            --           --              --         --
                                                      ------          ------        ------       ------          ------     ------

 INVESTMENTS
     Investment in leveraged leases                       --              --            --           --              --         --
     Funds held by trustee                                --              --            --           --              --         --
     Notes receivable from Associated Companies           --              --            --           --              --         --
     Investment in Consolidated Companies                 --              --            --           --              --         --
     Other investments                                    --              --            --           --              --         --
                                                      ------          ------        ------       ------          ------     ------
                                                          --              --            --           --              --         --
                                                      ------          ------        ------       ------          ------     ------

 PROPERTY, PLANT AND EQUIPMENT
     Other property, plant, and equipment                 --              --            --           --              --         --
                                                      ------          ------        ------       ------          ------     ------
                                                          --              --            --           --              --         --
     Less: Accumulated depreciation                       --              --            --           --              --         --
                                                      ------          ------        ------       ------          ------     ------
     Net plant in service                                 --              --            --           --              --         --
                                                      ------          ------        ------       ------          ------     ------
     Construction work-in-progress                        --              --            --           --              --         --
     Goodwill, net                                        --              --            --           --              --         --
                                                      ------          ------        ------       ------          ------     ------
                                                          --              --            --           --              --         --
                                                      ------          ------        ------       ------          ------     ------

 DEFERRED CHARGES AND OTHER ASSETS
     Prepaid employee benefits costs                      --              --            --           --              --         --
     Unamortized debt expense                             --              --            --           --              --         --
     License fees                                         --              --            --           --              --         --
     Other                                                --              --            --           --              --         --
                                                      ------          ------        ------       ------          ------     ------
                                                          --              --            --           --              --         --
                                                      ------          ------        ------       ------          ------     ------
 TOTAL ASSETS                                         $   --          $   --        $   --       $   --          $   --     $   --
                                                      ======          ======        ======       ======          ======     ======


*CONFIDENTIAL TREATMENT REQUESTED


                               F - 2G Page 1 of 4

                    Conectiv Solutions LLC and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                   Eliminations,
                                                      Total         Reclasses &
                                                    Solutions         Consol.      Solutions       ATE        Elimination
                                                   Consolidated*     Entries*       Parent*   Consolidated*     ATE/KSA*     ATE*
                                                   -------------     --------       -------   -------------     --------     ----
CURRENT LIABILITIES
    Long-term debt due within one year               $   --         $   --         $   --       $   --         $   --       $   --
    Variable rate demand bonds                           --             --             --           --             --           --
    Intercompany Loan Payable (Money Pool)               --             --             --           --             --           --
    Accounts payable                                     --             --             --           --             --           --
    Accounts payable to Associated Companies             --             --             --           --             --           --
    Taxes accrued                                        --             --             --           --             --           --
    Interest accrued                                     --             --             --           --             --           --
    Other                                                --             --             --           --             --           --
                                                     ------         ------         ------       ------         ------       ------
                                                         --             --             --           --             --           --
                                                     ------         ------         ------       ------         ------       ------

DEFERRED CREDITS AND OTHER LIABILITIES
    Other postretirement benefits obligation             --             --             --           --             --           --
    Deferred income taxes, net                           --             --             --           --             --           --
    Minority Interest Liability                          --             --             --           --             --           --
    Other                                                --             --             --           --             --           --
                                                     ------         ------         ------       ------         ------       ------
                                                         --             --             --           --             --           --
                                                     ------         ------         ------       ------         ------       ------

CAPITALIZATION
    Common stock                                         --             --             --           --             --           --
    Additional paid-in capital -- common stock           --             --             --           --             --           --
    Retained (deficit) earnings                          --             --             --           --             --           --
                                                     ------         ------         ------       ------         ------       ------
                                                         --             --             --           --             --           --

    Other comprehensive income                           --             --             --           --             --           --
                                                     ------         ------         ------       ------         ------       ------
      Total common stockholders' equity                  --             --             --           --             --           --
                                                     ------         ------         ------       ------         ------       ------

                                                     ------         ------         ------       ------         ------       ------
TOTAL CAPITALIZATION AND LIABILITIES                 $   --         $   --         $   --       $   --         $   --       $   --
                                                     ======         ======         ======       ======         ======       ======


*CONFIDENTIAL TREATMENT REQUESTED


                               F - 2G Page 2 of 4

                    Conectiv Solutions LLC and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                                   Vital               CSII
                                                              KSA*               Services*          Consolidated*
                                                              ----               ---------          -------------
ASSETS

 CURRENT ASSETS
     Cash and cash equivalents                               $   --               $   --               $   --
     Accounts receivable                                         --                   --                   --
     Allowance for Doubtful Accounts                             --                   --                   --
     Intercompany Loan Receivable (Money Pool)                   --                   --                   --
     Inventories, at average cost
       Fuel (coal, oil and gas)                                  --                   --                   --
       Materials and supplies                                    --                   --                   --
     Other prepayments                                           --                   --                   --
                                                             ------               ------               ------
                                                                 --                   --                   --
                                                             ------               ------               ------

 INVESTMENTS
     Investment in leveraged leases                              --                   --                   --
     Funds held by trustee                                       --                   --                   --
     Notes receivable from Associated Companies                  --                   --                   --
     Investment in Consolidated Companies                        --                   --                   --
     Other investments                                           --                   --                   --
                                                             ------               ------               ------
                                                                 --                   --                   --
                                                             ------               ------               ------

 PROPERTY, PLANT AND EQUIPMENT
     Other property, plant, and equipment                        --                   --                   --
                                                             ------               ------               ------
                                                                 --                   --                   --
     Less: Accumulated depreciation                              --                   --                   --
                                                             ------               ------               ------
     Net plant in service                                        --                   --                   --
                                                             ------               ------               ------
     Construction work-in-progress                               --                   --                   --
     Goodwill, net                                               --                   --                   --
                                                             ------               ------               ------
                                                                 --                   --                   --
                                                             ------               ------               ------

 DEFERRED CHARGES AND OTHER ASSETS
     Prepaid employee benefits costs                             --                   --                   --
     Unamortized debt expense                                    --                   --                   --
     License fees                                                --                   --                   --
     Other                                                       --                   --                   --
                                                             ------               ------               ------
                                                                 --                   --                   --
                                                             ------               ------               ------
 TOTAL ASSETS                                                $   --               $   --               $   --
                                                             ======               ======               ======


*CONFIDENTIAL TREATMENT REQUESTED


                               F - 2G Page 3 of 4

                    Conectiv Solutions LLC and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                                   Vital               CSII
                                                              KSA*               Services*          Consolidated*
                                                              ----               ---------          -------------
CURRENT LIABILITIES
    Long-term debt due within one year                       $   --               $   --               $   --
    Variable rate demand bonds                                   --                   --                   --
    Intercompany Loan Payable (Money Pool)                       --                   --                   --
    Accounts payable                                             --                   --                   --
    Accounts payable to Associated Companies                     --                   --                   --
    Taxes accrued                                                --                   --                   --
    Interest accrued                                             --                   --                   --
    Other                                                        --                   --                   --
                                                             ------               ------               ------
                                                                 --                   --                   --
                                                             ------               ------               ------

DEFERRED CREDITS AND OTHER LIABILITIES
    Other postretirement benefits obligation                     --                   --                   --
    Deferred income taxes, net                                   --                   --                   --
    Minority Interest Liability                                  --                   --                   --
    Other                                                        --                   --                   --
                                                             ------               ------               ------
                                                                 --                   --                   --
                                                             ------               ------               ------

CAPITALIZATION
    Common stock                                                 --                   --                   --
    Additional paid-in capital -- common stock                   --                   --                   --
    Retained (deficit) earnings                                  --                   --                   --
                                                             ------               ------               ------
                                                                 --                   --                   --
    Other comprehensive income                                   --                   --                   --
                                                             ------               ------               ------
      Total common stockholders' equity                          --                   --                   --
                                                             ------               ------               ------

                                                             ------               ------               ------
TOTAL CAPITALIZATION AND LIABILITIES                         $   --               $   --               $   --
                                                             ======               ======               ======


*CONFIDENTIAL TREATMENT REQUESTED


                               F - 2G Page 4 of 4

                   Conectiv Services II, Inc. and Subsidiaries
                           Consolidating Balance Sheet
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)





                                                                 Eliminations,
                                                Total CSII       Reclasses &         CSII                               CTS
                                              Consolidated*    Consol. Entries*     Parent*      CSI*    Plumbing*   Consolidated*
                                             ---------------  -----------------  ----------  ---------  ----------   -------------
ASSETS

CURRENT ASSETS
      Cash and cash equivalents              $           --   $             --   $      --   $     --   $      --    $          --
      Accounts receivable                                --                 --          --         --          --               --
      Allowance for Doubtful Accounts                    --                 --          --         --          --               --
      Intercompany Loan Receivable
          (Money Pool)                                   --                 --          --         --          --               --
      Inventories, at average cost
          Fuel (coal, oil and gas)                       --                 --          --         --          --               --
          Materials and supplies                         --                 --          --         --          --               --
      Other prepayments                                  --                 --          --         --          --               --
                                             ---------------  -----------------  ----------  ---------  ----------   --------------
                                                         --                 --          --         --          --               --
                                             ---------------  -----------------  ----------  ---------  ----------   --------------

 INVESTMENTS
      Funds held by trustee                              --                 --          --         --          --               --
      Investment in Consolidated Companies               --                 --          --         --          --               --
      Other investments                                  --                 --          --         --          --               --
                                             ---------------  -----------------  ----------  ---------  ----------   --------------
                                                         --                 --          --         --          --               --
                                             ---------------  -----------------  ----------  ---------  ----------   --------------

 PROPERTY, PLANT AND EQUIPMENT
      Other property, plant, and equipment               --                 --          --         --          --               --
                                             ---------------  -----------------  ----------  ---------  ----------   --------------
                                                         --                 --          --         --          --               --
      Less: Accumulated depreciation                     --                 --          --         --          --               --
                                             ---------------  -----------------  ----------  ---------  ----------   --------------
      Net plant in service                               --                 --          --         --          --               --
                                             ---------------  -----------------  ----------  ---------  ----------   --------------
      Construction work-in-progress                      --                 --          --         --          --               --
                                             ---------------  -----------------  ----------  ---------  ----------   --------------
                                                         --                 --          --         --          --               --
                                             ---------------  -----------------  ----------  ---------  ----------   --------------

 DEFERRED CHARGES AND OTHER ASSETS
      Prepaid employee benefits costs                    --                 --          --         --          --               --
      Unamortized debt expense                           --                 --          --         --          --               --
      License fees                                       --                 --          --         --          --               --
      Other                                              --                 --          --         --          --               --
                                             ---------------  -----------------  ----------  ---------  ----------   --------------
                                                         --                 --          --         --          --               --
                                             ---------------  -----------------  ----------  ---------  ----------   --------------
 TOTAL ASSETS                                $           --   $             --   $      --   $     --   $      --    $          --
                                             ===============  =================  ==========  =========  ==========   ==============


*CONFIDENTIAL TREATMENT REQUESTED

                                F-2H Page 1 Of 2

                   Conectiv Services II, Inc. and Subsidiaries
                           Consolidating Balance Sheet
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)



                                                                       Eliminations,
                                                         Total CSII      Reclasses &     CSII                              CTS
                                                       Consolidated*  Consol. Entries*  Parent*     CSI*    Plumbing*  Consolidated*
                                                     ---------------  ----------------  -------   --------  ---------  -------------
 CURRENT LIABILITIES
      Long-term debt due within one year             $           --   $            --   $    --   $    --   $    --    $         --
      Variable rate demand bonds                                 --                --        --        --        --              --
      Intercompany Loan Payable (Money Pool)                     --                --        --        --        --              --
      Accounts payable                                           --                --        --        --        --              --
      Accounts payable to Associated Companies                   --                --        --        --        --              --
      Taxes accrued                                              --                --        --        --        --              --
      Interest accrued                                           --                --        --        --        --              --
      Other                                                      --                --        --        --        --              --
                                                     ---------------  ----------------  --------  --------  --------   -------------
                                                                 --                --        --        --        --              --
                                                     ---------------  ----------------  --------  --------  --------   -------------

 DEFERRED CREDITS AND OTHER LIABILITIES
      Other postretirement benefits obligation                   --                --        --        --        --              --
      Deferred income taxes, net                                 --                --        --        --        --              --
      Other                                                      --                --        --        --        --              --
                                                     ---------------  ----------------  --------  --------  --------   -------------
                                                                 --                --        --        --        --              --
                                                     ---------------  ----------------  --------  --------  --------   -------------

 CAPITALIZATION


      Common stock                                               --                --        --        --        --              --
      Additional paid-in capital - - common stock                --                --        --        --        --              --
      Additional paid-in capital - - Class A
          common stock                                           --                --        --        --        --              --
      Retained (deficit) earnings                                --                --        --        --        --              --
                                                     ---------------  ----------------  --------  --------  --------   -------------
          Total common stockholders' equity                      --                --        --        --        --              --
                                                     ---------------  ----------------  --------  --------  --------   -------------

                                                     ---------------  ----------------  --------  --------  --------   -------------
 TOTAL CAPITALIZATION AND LIABILITIES                $           --   $            --   $    --   $    --   $    --    $         --
                                                     ===============  ================  ========  ========  ========   =============


*CONFIDENTIAL TREATMENT REQUESTED

                                F-2H Page 2 Of 2

                 Conectiv Thermal Systems, Inc. and Subsidiaries
                           Consolidating Balance Sheet
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)



                                                                Eliminations,
                                                  Total CTS      Reclasses &          CTS
                                                Consolidated*  Consol. Entries*      Parent*       ATS*       AJTS*       TELP*
                                               --------------  ----------------  --------------  ---------  --------   ----------
ASSETS

CURRENT ASSETS
     Cash and cash equivalents                 $          --   $             --   $          --   $     --   $    --   $     --
     Accounts receivable                                  --                 --              --         --        --         --
     Accounts receivable from Associated
       Companies                                          --                 --              --         --        --         --
     Inventories, at average cost
       Fuel (coal, oil and gas)                           --                 --              --         --        --         --
       Materials and supplies                             --                 --              --         --        --         --
     Other prepayments                                    --                 --              --         --        --         --
                                               --------------  -----------------  --------------  ---------  --------  ---------
                                                          --                 --              --         --        --         --
                                               --------------  -----------------  --------------  ---------  --------  ---------

 INVESTMENTS
     Funds held by trustee                                --                 --              --         --        --         --
     Investment in Consolidated Companies                 --                 --              --         --        --         --
     Other investments                                    --                 --              --         --        --         --
                                               --------------  -----------------  --------------  ---------  --------  ---------
                                                          --                 --              --         --        --         --
                                               --------------  -----------------  --------------  ---------  --------  ---------

 PROPERTY, PLANT AND EQUIPMENT
     Other property, plant, and equipment                 --                 --              --         --        --         --
                                               --------------  -----------------  --------------  ---------  --------  ---------
                                                          --                 --              --         --        --         --
     Less: Accumulated depreciation                       --                 --              --         --        --         --
                                               --------------  -----------------  --------------  ---------  --------  ---------
     Net plant in service                                 --                 --              --         --        --         --
                                               --------------  -----------------  --------------  ---------  --------  ---------
     Construction work-in-progress                        --                 --              --         --        --         --
                                               --------------  -----------------  --------------  ---------  --------  ---------
                                                          --                 --              --         --        --         --
                                               --------------  -----------------  --------------  ---------  --------  ---------

 DEFERRED CHARGES AND OTHER ASSETS
     Prepaid employee benefits costs                      --                 --              --         --        --         --
     Unamortized debt expense                             --                 --              --         --        --         --
     License fees                                         --                 --              --         --        --         --
     Other                                                --                 --              --         --        --         --
                                               --------------  -----------------  --------------  ---------  --------  ---------
                                                          --                 --              --         --        --         --
                                               --------------  -----------------  --------------  ---------  --------  ---------

 TOTAL ASSETS                                  $          --   $             --   $          --   $     --   $    --   $     --
                                               ==============  =================  ==============  =========  ========  =========


*CONFIDENTIAL TREATMENT REQUESTED

                                F-2I Page 1 Of 2

                 Conectiv Thermal Systems, Inc. and Subsidiaries
                           Consolidating Balance Sheet
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)



                                                                 Eliminations,
                                                  Total CTS       Reclasses &         CTS
                                                Consolidated*   Consol. Entries*     Parent*         ATS*       AJTS*       TELP*
                                               --------------  -----------------  -------------  ----------  ----------  ----------
 CURRENT LIABILITIES
     Variable rate demand bonds                $          --   $             --   $          --   $      --   $      --   $      --
     Intercompany Loan Payable (Money Pool)               --                 --              --          --          --          --
     Accounts payable                                     --                 --              --          --          --          --
     Accounts payable to Associated Companies             --                 --              --          --          --          --
     Taxes accrued                                        --                 --              --          --          --          --
     Interest accrued                                     --                 --              --          --          --          --
     Other                                                --                 --              --          --          --          --
                                               --------------  -----------------  --------------  ----------  ----------  ----------
                                                          --                 --              --          --          --          --
                                               --------------  -----------------  --------------  ----------  ----------  ----------

 DEFERRED CREDITS AND OTHER LIABILITIES
     Other postretirement benefits obligation             --                 --              --          --          --          --
     Deferred income taxes, net                           --                 --              --          --          --          --
     Other                                                --                 --              --          --          --          --
                                               --------------  -----------------  --------------  ----------  ----------  ----------
                                                          --                 --              --          --          --          --
                                               --------------  -----------------  --------------  ----------  ----------  ----------

 CAPITALIZATION
     Additional paid-in capital - common
     stock                                                --                 --              --          --          --          --
     Retained (deficit) earnings                          --                 --              --          --          --          --
                                               --------------  -----------------  --------------  ----------  ----------  ----------
       Total common stockholders' equity                  --                 --              --          --          --          --
                                               --------------  -----------------  --------------  ----------  ----------  ----------

                                               --------------  -----------------  --------------  ----------  ----------  ----------
 TOTAL CAPITALIZATION AND LIABILITIES          $          --   $             --   $          --   $      --   $      --   $      --
                                               ==============  =================  ==============  ==========  ==========  ==========


*CONFIDENTIAL TREATMENT REQUESTED

                                F-2I Page 2 Of 2

                   Atlantic Generation, Inc. and Subsidiaries
                           Consolidating Balance Sheet
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)

                                                                             Eliminations,
                                                          Total AGI           Reclasses &              AGI
                                                        Consolidated*       Consol. Entries*         Parent*          Vin LTD*
                                                      -----------------   --------------------   ---------------   --------------
ASSETS

 CURRENT ASSETS
     Accounts receivable                              $             --    $                --    $           --    $          --
     Accounts receivable from Associated Companies                  --                     --                --               --
                                                      -----------------   --------------------   ---------------   --------------
                                                                    --                     --                --               --
                                                      -----------------   --------------------   ---------------   --------------

 INVESTMENTS
     Investment in Consolidated Companies                           --                     --                --               --
     Other investments                                              --                     --                --               --
                                                      -----------------   --------------------   ---------------   --------------
                                                                    --                     --                --               --
                                                      -----------------   --------------------   ---------------   --------------

 PROPERTY, PLANT AND EQUIPMENT
     Other property, plant, and equipment                           --                     --                --               --
                                                      -----------------   --------------------   ---------------   --------------
                                                                    --                     --                --               --
     Less: Accumulated depreciation                                 --                     --                --               --
                                                      -----------------   --------------------   ---------------   --------------
     Net plant in service                                           --                     --                --               --
                                                      -----------------   --------------------   ---------------   --------------

 DEFERRED CHARGES AND OTHER ASSETS
     Other                                                          --                     --                --               --
                                                      -----------------   --------------------   ---------------   --------------
                                                                    --                     --                --               --
                                                      -----------------   --------------------   ---------------   --------------
 TOTAL ASSETS                                         $             --    $                --    $           --    $          --
                                                      =================   ====================   ===============   ==============



*CONFIDENTIAL TREATMENT REQUESTED

                                F-2J Page 1 Of 4

                   Atlantic Generation, Inc. and Subsidiaries
                           Consolidating Balance Sheet
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)




                                                           Vin Gen*            Bing LTD*          Bing Gen*            Ped Gen*
                                                      ------------------   -----------------  -----------------   ------------------

ASSETS

 CURRENT ASSETS
     Accounts receivable                              $              --    $             --   $             --    $              --
     Accounts receivable from Associated Companies                   --                  --                 --                   --
                                                      ------------------   -----------------  -----------------   ------------------
                                                                     --                  --                 --                   --
                                                      ------------------   -----------------  -----------------   ------------------

 INVESTMENTS
     Investment in Consolidated Companies                            --                  --                 --                   --
     Other investments                                               --                  --                 --                   --
                                                      ------------------   -----------------  -----------------   ------------------
                                                                     --                  --                 --                   --
                                                      ------------------   -----------------  -----------------   ------------------

 PROPERTY, PLANT AND EQUIPMENT
     Other property, plant, and equipment                            --                  --                 --                   --
                                                      ------------------   -----------------  -----------------   ------------------
                                                                     --                  --                 --                   --
     Less: Accumulated depreciation                                  --                  --                 --                   --
                                                      ------------------   -----------------  -----------------   ------------------
     Net plant in service                                            --                  --                 --                   --
                                                      ------------------   -----------------  -----------------   ------------------

 DEFERRED CHARGES AND OTHER ASSETS
     Other                                                           --                  --                 --                   --
                                                      ------------------   -----------------  -----------------   ------------------
                                                                     --                  --                 --                   --
                                                      ------------------   -----------------  -----------------   ------------------
 TOTAL ASSETS                                         $              --    $             --   $             --    $              --
                                                      ==================   =================  =================   ==================


*CONFIDENTIAL TREATMENT REQUESTED

                                F-2J Page 2 Of 4

                   Atlantic Generation, Inc. and Subsidiaries
                           Consolidating Balance Sheet
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                            Eliminations,
                                                       Total AGI           Reclasses &               AGI
                                                     Consolidated*       Consol. Entries*          Parent*           Vin LTD*
                                                   -----------------   --------------------    ---------------    --------------
 CURRENT LIABILITIES
     Intercompany Loan Payable (Money Pool)        $             --    $                --     $           --     $          --
     Accounts payable                                            --                     --                 --                --
     Accounts payable to Associated Companies                    --                     --                 --                --
     Taxes accrued                                               --                     --                 --                --
                                                   -----------------   --------------------    ---------------    --------------
                                                                 --                     --                 --                --
                                                   -----------------   --------------------    ---------------    --------------

 DEFERRED CREDITS AND OTHER LIABILITIES
     Deferred income taxes, net                                  --                     --                 --                --
     Other                                                       --                     --                 --                --
                                                   -----------------   --------------------    ---------------    --------------
                                                                 --                     --                 --                --
                                                   -----------------   --------------------    ---------------    --------------

 CAPITALIZATION
     Common stock                                                --                     --                 --                --
     Additional paid-in capital - common stock                   --                     --                 --                --
     Retained (deficit) earnings                                 --                     --                 --                --
                                                   -----------------   --------------------    ---------------    --------------
       Total common stockholders' equity                         --                     --                 --                --
                                                   -----------------   --------------------    ---------------    --------------

                                                   -----------------   --------------------    ---------------    --------------
 TOTAL CAPITALIZATION AND LIABILITIES              $             --    $                --     $           --     $          --
                                                   =================   ====================    ===============    ==============


*CONFIDENTIAL TREATMENT REQUESTED

                                F-2J Page 3 Of 4

                   Atlantic Generation, Inc. and Subsidiaries
                           Consolidating Balance Sheet
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)




                                                        Vin Gen*             Bing LTD*           Bing Gen*            Ped Gen*
                                                   ------------------    -----------------   -----------------   ------------------
 CURRENT LIABILITIES
     Intercompany Loan Payable (Money Pool)        $              --     $             --    $             --    $              --
     Accounts payable                                             --                   --                  --                   --
     Accounts payable to Associated Companies
     Taxes accrued                                                --                   --                  --                   --
                                                   ------------------    -----------------   -----------------   ------------------
                                                                  --                   --                  --                   --
                                                   ------------------    -----------------   -----------------   ------------------

 DEFERRED CREDITS AND OTHER LIABILITIES
     Deferred income taxes, net                                   --                   --                  --                   --
     Other                                                        --                   --                  --                   --
                                                   ------------------    -----------------   -----------------   ------------------
                                                                  --                   --                  --                   --
                                                   ------------------    -----------------   -----------------   ------------------

 CAPITALIZATION
     Common stock                                                 --                   --                  --                   --
     Additional paid-in capital - common stock                    --                   --                  --                   --
     Retained (deficit) earnings                                  --                   --                  --                   --
                                                   ------------------    -----------------   -----------------   ------------------
       Total common stockholders' equity                          --                   --                  --                   --
                                                   ------------------    -----------------   -----------------   ------------------

                                                   ------------------    -----------------   -----------------   ------------------
 TOTAL CAPITALIZATION AND LIABILITIES              $              --     $             --    $             --    $              --
                                                   ==================    =================   =================   ==================


*CONFIDENTIAL TREATMENT REQUESTED

                                F-2J Page 4 Of 4

                        Haymoor, L.L.C. and Subsidiaries
                           Consolidating Balance Sheet
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                      Eliminations,
                                                Total Haymoor         Reclasses &          Haymoor            Conectiv
                                                Consolidated*      Consol. Entries*        Parent*          Energy, Inc.*
                                             -------------------  -------------------  ---------------  ---------------------
ASSETS

 CURRENT ASSETS
     Cash and cash equivalents               $               --   $               --   $           --   $                 --
     Accounts receivable                                     --                   --               --                     --
                                             -------------------  -------------------  ---------------  ---------------------
                                                             --                   --               --                     --
                                             -------------------  -------------------  ---------------  ---------------------

 INVESTMENTS
     Investment in Consolidated Companies                    --                   --               --                     --
                                             -------------------  -------------------  ---------------  ---------------------
                                                             --                   --               --                     --
                                             -------------------  -------------------  ---------------  ---------------------

 PROPERTY, PLANT AND EQUIPMENT
     Other electric and gas facilities                       --                   --               --                     --
                                             -------------------  -------------------  ---------------  ---------------------
     Net plant in service                                    --                   --               --                     --
     Construction work-in-progress                           --                   --               --                     --
                                             -------------------  -------------------  ---------------  ---------------------
                                                             --                   --               --                     --
                                             -------------------  -------------------  ---------------  ---------------------

 DEFERRED CHARGES AND OTHER ASSETS
                                             -------------------  -------------------  ---------------  ---------------------
     Other                                                   --                   --               --                     --
                                             -------------------  -------------------  ---------------  ---------------------

                                             -------------------  -------------------  ---------------  ---------------------
 TOTAL ASSETS                                $               --   $               --   $           --   $                 --
                                             ===================  ===================  ===============  =====================


*CONFIDENTIAL TREATMENT REQUESTED

                                F-2K Page 1 Of 2

                        Haymoor, L.L.C. and Subsidiaries
                           Consolidating Balance Sheet
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)

                                                                        Eliminations,
                                                   Total Haymoor         Reclasses &          Haymoor            Conectiv
                                                   Consolidated*      Consol. Entries*        Parent*          Energy, Inc.*
                                                -------------------  -------------------  ---------------  ---------------------
 CURRENT LIABILITIES
     Short-term debt                            $               --   $               --   $           --   $                 --
     Accounts payable                                           --                   --               --                     --
     Accounts payable to Associated Companies                   --                   --               --                     --
     Taxes accrued                                              --                   --               --                     --
     Interest accrued                                           --                   --               --                     --
                                                -------------------  -------------------  ---------------  ---------------------
                                                                --                   --               --                     --
                                                -------------------  -------------------  ---------------  ---------------------

 CAPITALIZATION


     Common stock                                               --                   --               --                     --
     Additional paid-in capital -
       common stock                                             --                   --               --                     --
     Retained (deficit) earnings                                --                   --               --                     --
                                                -------------------  -------------------  ---------------  ---------------------
       Total common stockholders' equity                        --                   --               --                     --
                                                -------------------  -------------------  ---------------  ---------------------

                                                -------------------  -------------------  ---------------  ---------------------
 TOTAL CAPITALIZATION AND LIABILITIES           $               --   $               --   $           --   $                 --
                                                ===================  ===================  ===============  =====================


*CONFIDENTIAL TREATMENT REQUESTED

                                F-2K Page 2 Of 2

                            CONECTIV AND SUBSIDIARIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                             (DOLLARS IN THOUSANDS)


                                                                                     ELIMINATIONS
                                                                       TOTAL          RECLASSES &        CONECTIV           DPL
                                                                      CONECTIV       CONSOLIDATIONS       PARENT       CONSOLIDATED
                                                                      --------       --------------       ------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss)                                                $ 170,830        ($211,451)       $ 170,830        $ 141,816
      Adjustments to reconcile net income (loss) to
         net cash provided by operating activities
            Equity in loss / (earnings) of subsidiaries                      --          204,110         (204,110)
            Minority Interest                                                --               --               --               --
            Special charges                                              25,162               38               --               --
            Depreciation and amortization                               283,057            7,246               --          123,180
            Investment tax credit adjustments, net                      (10,115)             472               --           (6,783)
            Deferred income taxes, net                                  114,257            7,439               --           74,217
            Deferred energy supply costs                                     --           13,839               --               --
            Pension expense credit                                           --           43,840               --          (43,840)
            Net change in:                                                                                     --               --
                Accounts receivable                                    (267,477)          72,060              739            2,733
                Inventories                                               5,817           (1,999)              --            7,784
                Notes payable to associated companies                        --               --               --               --
                Accounts payable                                        182,105          (60,981)              --          (35,592)
               Accrued/Prepaid Taxes                                     24,252          (17,623)         (22,604)              --
                Other current assets & liabilities(1)                   (25,869)          (8,820)              28          (21,825)
                Dividends received from subsidiaries                         --         (128,193)         122,478               --
           Other, net                                                   (36,733)         (45,004)          13,807          (21,351)
                                                                      ---------        ---------        ---------        ---------
 Net cash provided by operating activities                              465,286         (125,027)          81,168          220,339
                                                                      ---------        ---------        ---------        ---------

 CASH FLOWS FROM INVESTING ACTIVITIES
      Acquisition of businesses, net of cash acquired                      (954)              --               --               --
      Intercompany loan receivable/payable                                   --         (128,829)         127,150          (74,868)
      Decrease (increase) in notes receivable from subsidiaries              --          116,268         (116,268)              --
      Capital expenditures                                             (390,540)            (305)              --         (111,117)
      Proceeds from assets sold                                         114,639           11,962               --           44,075
      Capital contributions to subsidiaries                                  --           55,399          (55,399)              --
      Return of invested capital from subsidiaries                           --          (48,570)          48,570               --
      Investments in partnerships                                       (11,786)            (175)              --               --
      Deposits to nuclear decommissioning trust funds                      (738)              --               --             (333)
      Decrease in bond proceeds held in trust funds                           1                1               --               --
      Leveraged leases, net                                               9,569              425               --               --
      Other, net                                                          1,318           (4,737)            (173)          (1,483)
                                                                      ---------        ---------        ---------        ---------
 Net cash used by investing activities                                 (278,491)           1,439            3,880         (143,726)
                                                                      ---------        ---------        ---------        ---------

 CASH FLOWS FROM FINANCING ACTIVITIES
      Common dividends paid                                             (92,009)         176,653          (92,009)         (25,029)
      Preferred dividends paid                                               --            7,097               --           (4,765)
      Capital contributions                                                  --          (55,601)              --               --
      Common stock issued                                                   187               (5)             187               --
      Common stock redeemed                                             (54,651)              --          (54,651)              --
      Long-term debt issued                                              70,140               --               --           70,140
      Long-term debt redeemed                                          (121,119)              --               --          (73,765)
      Principal portion of capital lease payments                       (48,547)              (1)              --          (36,220)
      Net change in short-term debt                                     129,842           (3,973)          59,315               --
      Cost of issuances and refinancings                                 (3,315)            (583)          (1,373)          (1,359)
                                                                      ---------        ---------        ---------        ---------
 Net cash used by financing activities                                 (119,472)         123,587          (88,531)         (70,998)
                                                                      ---------        ---------        ---------        ---------
 Net change in cash and cash equivalents                                 67,323               (1)          (3,483)           5,615
 Beginning of year cash and cash equivalents                             56,239               --            3,960              648
                                                                      ---------        ---------        ---------        ---------
 End of year cash and cash equivalents                                $ 123,562        $      (1)       $     477        $   6,263
                                                                      =========        =========        =========        =========

(1)   Other than debt and deferred income taxes classified as current.



*CONFIDENTIAL TREATMENT REQUESTED


                               F - 3A Page 1 of 4

                                                                        ACE                 CPI              CEH
                                                                    CONSOLIDATED        CONSOLIDATED*    CONSOLIDATED*         ASP*
                                                                    ------------        -------------    -------------         ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss)                                               $  54,434                --               --               --
      Adjustments to reconcile net income (loss) to
         net cash provided by operating activities
            Equity in loss / (earnings) of subsidiaries
            Minority Interest                                               --                --               --               --
            Special charges                                                 --                --               --               --
            Depreciation and amortization                              113,853                --               --               --
            Investment tax credit adjustments, net                      (3,157)               --               --               --
            Deferred income taxes, net                                  23,121                --               --               --
            Deferred energy supply costs                               (13,839)               --               --               --
            Pension expense credit                                          --                --               --               --
            Net change in:                                                  --                --               --               --
                Accounts receivable                                     (7,333)               --               --               --
                Inventories                                              9,110                --               --               --
                Notes payable to associated companies                       --                --               --               --
                Accounts payable                                       (15,008)               --               --               --
               Accrued/Prepaid Taxes                                   112,100                --               --               --
                Other current assets & liabilities(1)                   (2,721)               --               --               --
                Dividends received from subsidiaries                        --                --               --               --
           Other, net                                                   12,023                --               --               --
                                                                     ---------              ----             ----             ----
 Net cash provided by operating activities                             282,583                --               --               --
                                                                     ---------              ----             ----             ----

 CASH FLOWS FROM INVESTING ACTIVITIES
      Acquisition of businesses, net of cash acquired                       --                --               --               --
      Intercompany loan receivable/payable                             (74,422)               --               --               --
      Decrease (increase) in notes receivable from subsidiaries             --                --               --               --
      Capital expenditures                                             (53,717)               --               --               --
      Proceeds from assets sold                                             --                --               --               --
      Capital contributions to subsidiaries                                 --                --               --               --
      Return of invested capital from subsidiaries                          --                --               --               --
      Investments in partnerships                                           --                --               --               --
      Deposits to nuclear decommissioning trust funds                     (405)               --               --               --
      Decrease in bond proceeds held in trust funds                         --                --               --               --
      Leveraged leases, net                                                 --                --               --               --
      Other, net                                                         4,196                --               --               --
                                                                     ---------              ----             ----             ----
 Net cash used by investing activities                                (124,348)               --               --               --
                                                                     ---------              ----             ----             ----
 CASH FLOWS FROM FINANCING ACTIVITIES
      Common dividends paid                                            (67,309)               --               --               --
      Preferred dividends paid                                          (2,332)               --               --               --
      Capital contributions                                                 --                --               --               --
      Common stock issued                                                   --                --               --               --
      Common stock redeemed                                                 --                --               --               --
      Long-term debt issued                                                 --                --               --               --
      Long-term debt redeemed                                          (46,075)               --               --               --
      Principal portion of capital lease payments                      (12,326)               --               --               --
      Net change in short-term debt                                    (30,000)               --               --               --
      Cost of issuances and refinancings                                    --                --               --               --
                                                                     ---------              ----             ----             ----
 Net cash used by financing activities                                (158,042)               --               --               --
                                                                     ---------              ----             ----             ----
 Net change in cash and cash equivalents                                   193                --               --               --
 Beginning of year cash and cash equivalents                             7,924                --               --               --
                                                                     ---------              ----             ----             ----
 End of year cash and cash equivalents                               $   8,117              $ --             $ --             $ --
                                                                     =========              ====             ====             ====


(1)   Other than debt and deferred income taxes classified as current.


*CONFIDENTIAL TREATMENT REQUESTED


                               F - 3A Page 2 of 4

                                                                          CCI         SOLUTIONS                            AGI
                                                                      CONSOLIDATED*  CONSOLIDATED*        CRP         CONSOLIDATED*
                                                                      -------------  -------------        ---         -------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss)                                                      --             --               ($98)            --
      Adjustments to reconcile net income (loss) to
         net cash provided by operating activities
            Equity in loss / (earnings) of subsidiaries                                                       --
            Minority Interest                                               --             --                 --             --
            Special charges                                                 --             --                 --             --
            Depreciation and amortization                                   --             --             12,522             --
            Investment tax credit adjustments, net                          --             --                                --
            Deferred income taxes, net                                      --             --                (64)            --
            Deferred energy supply costs                                    --             --                 --             --
            Pension expense credit                                          --             --                 --             --
            Net change in:                                                  --             --                 --             --
                Accounts receivable                                         --             --            (18,129)            --
                Inventories                                                 --             --                 --             --
                Notes payable to associated companies                       --             --             20,118             --
                Accounts payable                                            --             --             (3,217)            --
               Accrued/Prepaid Taxes                                        --             --               (177)            --
                Other current assets & liabilities(1)                       --             --              6,944             --
                Dividends received from subsidiaries                        --             --                 --             --
           Other, net                                                       --             --              5,638             --
                                                                          ----           ----           --------           ----
 Net cash provided by operating activities                                  --             --             23,537             --
                                                                          ----           ----           --------           ----

 CASH FLOWS FROM INVESTING ACTIVITIES
      Acquisition of businesses, net of cash acquired                       --             --                 --             --
      Intercompany loan receivable/payable                                  --             --             45,954             --
      Decrease (increase) in notes receivable from subsidiaries             --             --                 --             --
      Capital expenditures                                                  --             --             (6,356)            --
      Proceeds from assets sold                                             --             --                 --             --
      Capital contributions to subsidiaries                                 --             --                 --             --
      Return of invested capital from subsidiaries                          --             --                 --             --
      Investments in partnerships                                           --             --                 --             --
      Deposits to nuclear decommissioning trust funds                       --             --                 --             --
      Decrease in bond proceeds held in trust funds                         --             --                 --             --
      Leveraged leases, net                                                 --             --                 --             --
      Other, net                                                            --             --                759             --
                                                                          ----           ----           --------           ----
 Net cash used by investing activities                                      --             --             40,357             --
                                                                          ----           ----           --------           ----

 CASH FLOWS FROM FINANCING ACTIVITIES
      Common dividends paid                                                 --             --                 --             --
      Preferred dividends paid                                              --             --                 --             --
      Capital contributions                                                 --             --                 --             --
      Common stock issued                                                   --             --                 --             --
      Common stock redeemed                                                 --             --                 --             --
      Long-term debt issued                                                 --             --                 --             --
      Long-term debt redeemed                                               --             --                 --             --
      Principal portion of capital lease payments                           --             --                 --             --
      Net change in short-term debt                                         --             --                 --             --
      Cost of issuances and refinancings                                    --             --                 --             --
                                                                          ----           ----           --------           ----
 Net cash used by financing activities                                      --             --                 --             --
                                                                          ----           ----           --------           ----
 Net change in cash and cash equivalents                                    --             --             63,894             --
 Beginning of year cash and cash equivalents                                --             --                407             --
                                                                          ----           ----           --------           ----
 End of year cash and cash equivalents                                    $ --           $ --           $ 64,301           $ --
                                                                          ====           ====           ========           ====

(1)   Other than debt and deferred income taxes classified as current.


*CONFIDENTIAL TREATMENT REQUESTED


                               F - 3A Page 3 of 4

                           Conectiv and Subsidiaries
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)

                                                                            HAYMOOR
                                                                          CONSOLIDATED*        ENERVAL*              CMM*
                                                                          -------------        --------              ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss)                                                           --                 --                 --
      Adjustments to reconcile net income (loss) to
         net cash provided by operating activities
            Equity in loss / (earnings) of subsidiaries
            Minority Interest                                                    --                 --                 --
            Special charges                                                      --                 --                 --
            Depreciation and amortization                                        --                 --                 --
            Investment tax credit adjustments, net                               --                 --                 --
            Deferred income taxes, net                                           --                 --                 --
            Deferred energy supply costs                                         --                 --                 --
            Pension expense credit                                               --                 --                 --
            Net change in:                                                       --                 --                 --
                Accounts receivable                                              --                 --                 --
                Inventories                                                      --                 --                 --
                Notes payable to associated companies                            --                 --                 --
                Accounts payable                                                 --                 --                 --
                Accrued/Prepaid Taxes                                            --                 --                 --
                Other current assets & liabilities(1)                            --                 --                 --
                Dividends received from subsidiaries                             --                 --                 --
           Other, net                                                            --                 --                 --
                                                                             ------             ------             ------
 Net cash provided by operating activities                                       --                 --                 --
                                                                             ------             ------             ------

 CASH FLOWS FROM INVESTING ACTIVITIES
      Acquisition of businesses, net of cash acquired                            --                 --                 --
      Intercompany loan receivable/payable                                       --                 --                 --
      Decrease (increase) in notes receivable from subsidiaries                  --                 --                 --
      Capital expenditures                                                       --                 --                 --
      Proceeds from assets sold                                                  --                 --                 --
      Capital contributions to subsidiaries                                      --                 --                 --
      Return of invested capital from subsidiaries                               --                 --                 --
      Investments in partnerships                                                --                 --                 --
      Deposits to nuclear decommissioning trust funds                            --                 --                 --
      Decrease in bond proceeds held in trust funds                              --                 --                 --
      Leveraged leases, net                                                      --                 --                 --
      Other, net                                                                 --                 --                 --
                                                                             ------             ------             ------
 Net cash used by investing activities                                           --                 --                 --
                                                                             ------             ------             ------

 CASH FLOWS FROM FINANCING ACTIVITIES
      Common dividends paid                                                      --                 --                 --
      Preferred dividends paid                                                   --                 --                 --
      Capital contributions                                                      --                 --                 --
      Common stock issued                                                        --                 --                 --
      Common stock redeemed                                                      --                 --                 --
      Long-term debt issued                                                      --                 --                 --
      Long-term debt redeemed                                                    --                 --                 --
      Principal portion of capital lease payments                                --                 --                 --
      Net change in short-term debt                                              --                 --                 --
      Cost of issuances and refinancings                                         --                 --                 --
                                                                             ------             ------             ------
 Net cash used by financing activities                                           --                 --                 --
                                                                             ------             ------             ------
 Net change in cash and cash equivalents                                         --                 --                 --
 Beginning of year cash and cash equivalents                                     --                 --                 --
                                                                             ------             ------             ------
 End of year cash and cash equivalents                                       $   --             $   --             $   --
                                                                             ======             ======             ======


(1)   Other than debt and deferred income taxes classified as current.


*CONFIDENTIAL TREATMENT REQUESTED


                               F - 3A Page 4 Of 4

                   Delmarva Power and Light and Subsidiaries
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)




                                                                               Eliminations,
                                                              Total DPL         Reclasses &             DPL                 DPL
                                                            Consolidated       Consol. Entries         Parent            Financing
                                                              ---------           ---------          ---------           ---------
CASH FLOWS FROM OPERATING ACTIVITIES

    Net income (loss)                                         $ 141,816           $       0          $ 141,816           $       0
     Adjustments to reconcile net income (loss) to
        net cash provided by operating activities
           Depreciation and amortization                        123,180                  --            123,180                  --
           Investment tax credit adjustments, net                (6,783)                 --             (6,783)                 --
           Deferred income taxes, net                            74,217                  --             74,217                  --
           Pension expense credit                               (43,840)                 --            (43,840)                 --
           Net change in:
               Accounts receivable                                2,733                  --              2,733                  --
               Inventories                                        7,784                  --              7,784                  --
               Accounts payable                                 (35,592)                 --            (35,592)                 --
               Other current assets & liabilities(1)            (21,825)                 --            (21,825)                 --
           Other, net                                           (21,351)                 --            (21,351)                 --
                                                              ---------           ---------          ---------           ---------
Net cash provided by operating activities                       220,339                  --            220,339                  --
                                                              ---------           ---------          ---------           ---------

CASH FLOWS FROM INVESTING ACTIVITIES

     Intercompany loan receivable/payable                       (74,868)                 --            (74,868)                 --
     Capital expenditures                                      (111,117)                 --           (111,117)                 --
     Proceeds from assets sold                                   44,075                  --             44,075                  --
     Deposits to nuclear decommissioning trust funds               (333)                 --               (333)                 --
     Other, net                                                  (1,483)                 --             (1,483)                 --
                                                              ---------           ---------          ---------           ---------
Net cash used by investing activities                          (143,726)                 --           (143,726)                 --
                                                              ---------           ---------          ---------           ---------

CASH FLOWS FROM FINANCING ACTIVITIES

     Common dividends paid                                      (25,029)                 --            (25,029)                 --
     Preferred dividends paid                                    (4,765)                 --             (4,765)                 --
     Long-term debt issued                                       70,140                  --             70,140                  --
     Long-term debt redeemed                                    (73,765)                 --            (73,765)                 --
     Principal portion of capital lease payments                (36,220)                 --            (36,220)                 --
     Cost of issuances and refinancings                          (1,359)                 --             (1,359)                 --
                                                              ---------           ---------          ---------           ---------
Net cash used by financing activities                           (70,998)                 --            (70,998)                 --
                                                              ---------           ---------          ---------           ---------
Net change in cash and cash equivalents                           5,615                  --              5,615                  --
Beginning of year cash and cash equivalents                         648                  --                648                  --
                                                              ---------           ---------          ---------           ---------
End of year cash and cash equivalents                         $   6,263           $      --          $   6,263           $      --
                                                              =========           =========          =========           =========

(1)  Other than debt and deferred income taxes classified as current.

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 3B Page 1 Of 1

                 Atlantic City Electric Company and Subsidiaries
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)

                                                                       Eliminations,
                                                        Total ACE      Reclasses &         ACE              ACE             ACE
                                                      Consolidated   Consol. Entries      Parent         Capital I       Capital II
                                                       ---------        ---------       ---------        ---------       ---------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                   $  54,434        $       0       $  54,434        $       0       $       0
    Adjustments to reconcile net income (loss) to
      net cash provided by operating activities
        Depreciation and amortization                    113,853               --         113,853               --              --
        Investment tax credit adjustments, net            (3,157)              --          (3,157)              --              --
        Deferred income taxes, net                        23,121               --          23,121               --              --
        Deferred energy supply costs                     (13,839)              --         (13,839)              --              --
        Net change in:
            Accounts receivable                           (7,333)              --          (7,333)              --              --
            Inventories                                    9,110               --           9,110               --              --
            Accrued/Prepaid taxes                        112,100               --         112,100               --              --
            Accounts payable                             (15,008)              --         (15,008)              --              --
            Other current assets & liabilities(1)         (2,721)              --          (2,721)              --              --
        Other, net                                        12,023               --          12,023               --              --
                                                       ---------        ---------       ---------        ---------       ---------
Net cash provided by operating activities                282,583               --         282,583               --              --
                                                       ---------        ---------       ---------        ---------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES

    Intercompany loan receivable/payable                 (74,422)              --         (74,422)              --              --
    Capital expenditures                                 (53,717)              --         (53,717)              --              --
    Deposits to nuclear decommissioning trust funds         (405)              --            (405)              --              --
    Other, net                                             4,196               --           4,196               --              --
                                                       ---------        ---------       ---------        ---------       ---------
Net cash used by investing activities                   (124,348)              --        (124,348)              --              --
                                                       ---------        ---------       ---------        ---------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES

    Common dividends paid                                (67,309)              --         (67,309)              --              --
    Preferred dividends paid                              (2,332)              --          (2,332)              --              --
    Long-term debt redeemed                              (46,075)              --         (46,075)              --              --
    Principal portion of capital lease payments          (12,326)              --         (12,326)              --              --
    Net change in short-term debt                        (30,000)              --         (30,000)              --              --
                                                       ---------        ---------       ---------        ---------       ---------
Net cash used by financing activities                   (158,042)              --        (158,042)              --              --
                                                       ---------        ---------       ---------        ---------       ---------
Net change in cash and cash equivalents                      193               --             193               --              --
Beginning of year cash and cash equivalents                7,924               --           7,924               --              --
                                                       ---------        ---------       ---------        ---------       ---------
End of year cash and cash equivalents                  $   8,117        $      --       $   8,117        $      --       $      --
                                                       =========        =========       =========        =========       =========

(1)  Other than debt and deferred income taxes classified as current

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 3C Page 1 Of 1

           Conectiv Properties and Investments, Inc. and Subsidiaries
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)

                                                                   Eliminations,
                                                                   Reclasses &
                                                      Total CPI      Consol.         CPI
                                                    Consolidated*   Entries*       Parent*       DCI I*        DCI II*       Burney*
                                                       -------       -------       -------       -------       -------       -------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                        --            --            --            --            --            --
    Adjustments to reconcile net income (loss) to
      net cash provided by operating activities
        Equity in loss / (earnings) of subsidiaries         --            --            --            --            --            --
        Depreciation and amortization                       --            --            --            --            --            --
        Deferred income taxes, net                          --            --            --            --            --            --
        Net change in:
            Accounts receivable                             --            --            --            --            --            --
            Accounts payable                                --            --            --            --            --            --
            Accrued/Prepaid taxes                           --            --            --            --            --            --
            Other current assets & liabilities(1)           --            --            --            --            --            --
            Dividends received from subsidiaries            --            --            --            --            --            --
        Other, net                                          --            --            --            --            --            --
                                                       -------       -------       -------       -------       -------       -------
Net cash provided by operating activities                   --            --            --            --            --            --
                                                       -------       -------       -------       -------       -------       -------

CASH FLOWS FROM INVESTING ACTIVITIES

    Acquisition of businesses, net of cash acquired                       --            --            --            --            --
    Intercompany loan receivable/payable                    --            --            --            --            --            --
    Capital expenditures                                    --            --            --            --            --            --
    Leveraged leases, net                                   --            --            --            --            --            --
    Other, net                                              --            --            --            --            --            --
                                                       -------       -------       -------       -------       -------       -------
Net cash used by investing activities                       --            --            --            --            --            --
                                                       -------       -------       -------       -------       -------       -------

CASH FLOWS FROM FINANCING ACTIVITIES

    Common dividends paid                                   --            --            --            --            --            --
    Long-term debt redeemed                                 --            --            --            --            --            --
                                                       -------       -------       -------       -------       -------       -------
Net cash used by financing activities                       --            --            --            --            --            --
                                                       -------       -------       -------       -------       -------       -------
Net change in cash and cash equivalents                     --            --            --            --            --            --
Beginning of year cash and cash equivalents                 --            --            --            --            --            --
                                                       -------       -------       -------       -------       -------       -------
End of year cash and cash equivalents                  $    --       $    --       $    --       $    --       $    --       $    --
                                                       =======       =======       =======       =======       =======       =======

(1) Other than debt and deferred income taxes classified as current.

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 3D Page 1 Of 1

                Conectiv Energy Holding Company and Subsidiaries
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                Eliminations,
                                                                 Reclasses &
                                                     Total CEH     Consol.                                     ACE
                                                   Consolidated*   Entries*     CEH*      CESI*     COSC*     REIT*
                                                        ----        ----        ----      ----      ----      ----
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                      --          --          --        --        --        --
    Adjustments to reconcile net income (loss) to
      net cash provided by operating activities
        Equity in loss / (earnings) of
         subsidiaries                                     --          --          --        --        --        --
        Depreciation and amortization                     --          --          --        --        --        --
        Investment tax credit adjustments, net            --          --          --        --        --        --
        Deferred income taxes, net                        --          --          --        --        --        --
        Net change in:                                    --          --          --        --        --        --
            Accounts receivable                           --          --          --        --        --        --
            Inventories                                   --          --          --        --        --        --
            Accounts payable                              --          --          --        --        --        --
            Accrued/Prepaid taxes                         --          --          --        --        --        --
        Other, net                                        --          --          --        --        --        --
                                                        ----        ----        ----      ----      ----      ----
Net cash provided by operating activities                 --          --          --        --        --        --
                                                        ----        ----        ----      ----      ----      ----

CASH FLOWS FROM INVESTING ACTIVITIES

    Intercompany loan receivable/payable                  --          --          --        --        --        --
    Capital expenditures                                  --          --          --        --        --        --
    Other, net                                            --          --          --        --        --        --
                                                        ----        ----        ----      ----      ----      ----
Net cash used by investing activities                     --          --          --        --        --        --
                                                        ----        ----        ----      ----      ----      ----

CASH FLOWS FROM FINANCING ACTIVITIES

    Capital contributions                                 --          --          --        --        --        --
    Common stock issued                                   --          --          --        --        --        --
                                                        ----        ----        ----      ----      ----      ----
Net cash used by financing activities                     --          --          --        --        --        --
                                                        ----        ----        ----      ----      ----      ----
Net change in cash and cash equivalents                   --          --          --        --        --        --
Beginning of year cash and cash equivalents               --          --          --        --        --        --
                                                        ----        ----        ----      ----      ----      ----
End of year cash and cash equivalents                   $ --        $ --        $ --      $ --      $ --      $ --
                                                        ====        ====        ====      ====      ====      ====

(1)  Other than debt and deferred income taxes classified as current.

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 3E Page 1 Of 2

                Conectiv Energy Holding Company and Subsidiaries
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)

                                                   CAG*    CDG*
                                                   ----    ----
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                 --      --
    Adjustments to reconcile net income (loss) to
      net cash provided by operating activities
        Equity in loss / (earnings) of
         subsidiaries                                --      --
        Depreciation and amortization                --      --
        Investment tax credit adjustments, net       --      --
        Deferred income taxes, net                   --      --
        Net change in:                               --      --
            Accounts receivable                      --      --
            Inventories                              --      --
            Accounts payable                         --      --
            Accrued/Prepaid taxes                    --      --
        Other, net                                   --      --
                                                   ----    ----
Net cash provided by operating activities            --      --
                                                   ----    ----

CASH FLOWS FROM INVESTING ACTIVITIES

    Intercompany loan receivable/payable             --      --
    Capital expenditures                             --      --
    Other, net                                       --      --
                                                   ----    ----
Net cash used by investing activities                --      --
                                                   ----    ----

CASH FLOWS FROM FINANCING ACTIVITIES

    Capital contributions                            --      --
    Common stock issued                              --      --
                                                   ----    ----
Net cash used by financing activities                --      --
                                                   ----    ----
Net change in cash and cash equivalents              --      --
Beginning of year cash and cash equivalents          --      --
                                                   ----    ----
End of year cash and cash equivalents              $ --    $ --
                                                   ====    ====

(1) Other than debt and deferred income taxes classified as current.

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 3E Page 2 Of 2

                 Conectiv Communications, Inc. and Subsidiaries
                     Consolidating Statements of Cash Flows
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)

                                                                           Eliminations,
                                                        Total CCI           Reclasses &                CCI
                                                      Consolidated*       Consol. Entries*           Parent*              CCV*
                                                    -------------------  -------------------   --------------------  ---------------
Cash Flows From Operating Activities
    Net income (loss)                                                -                    -                      -                 -
    Adjustments to reconcile net income (loss) to
      net cash provided by operating activities
         Equity in loss / (earnings) of
          subsidiaries                                               -                    -                      -                 -
         Depreciation and amortization                               -                    -                      -                 -
         Deferred income taxes, net                                  -                    -                      -                 -
         Net change in:
           Accounts receivable                                       -                    -                      -                 -
           Inventories                                               -                    -                      -                 -
           Accounts payable                                          -                    -                      -                 -
           Accrued/Prepaid taxes                                     -                    -                      -                 -
           Other current assets & liabilities(1)                     -                    -                      -                 -
         Other, net                                                  -                    -                      -                 -
                                                    -------------------  -------------------   --------------------  ---------------
Net cash provided by operating activities                            -                    -                      -                 -
                                                    -------------------  -------------------   --------------------  ---------------

Cash Flows From Investing Activities

    Intercompany loan receivable/payable                             -                    -                      -                 -
    Capital expenditures                                             -                    -                      -                 -
    Other, net                                                       -                    -                      -                 -
                                                    -------------------  -------------------   --------------------  ---------------
Net cash used by investing activities                                -                    -                      -                 -
                                                    -------------------  -------------------   --------------------  ---------------

Cash Flows From Financing Activities

                                                    -------------------  -------------------   --------------------  ---------------
Net cash used by financing activities                                -                    -                      -                 -
                                                    -------------------  -------------------   --------------------  ---------------
Net change in cash and cash equivalents                              -                    -                      -                 -
Beginning of year cash and cash equivalents                          -                    -                      -                 -
                                                    -------------------  -------------------   --------------------  ---------------
End of year cash and cash equivalents               $                -   $                -    $                 -   $             -
                                                    ===================  ===================   ====================  ===============

(1)  Other than debt and deferred income taxes classified as current.

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 3F Page 1 Of 1

                     Conectiv Solutions LLC and Subsidiaries
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)

                                                                                            Eliminations,
                                                                      Total Solutions        Reclasses &          Solutions
                                                                       Consolidated*       Consol. Entries*        Parent*
                                                                    -------------------  --------------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES

    Net income (loss)                                                                -                     -                -
     Adjustments to reconcile net income (loss) to
       net cash provided by operating activities
         Equity in loss / (earnings) of subsidiaries                                 -                     -                -
         Minority Interest                                                           -                     -                -
         Special charges                                                             -                     -                -
         Depreciation and amortization                                               -                     -                -
         Deferred income taxes, net                                                  -                     -                -
         Net change in:                                                              -                     -                -
             Accounts receivable                                                     -                     -                -
             Note receivable from associated company
             Inventories                                                             -                     -                -
             Accounts payable                                                        -                     -                -
             Accrued/Prepaid taxes                                                   -                     -                -
             Other current assets & liabilities(1)                                   -                     -                -
             Dividends received from subsidiaries                                    -                     -                -
         Other, net                                                                  -                     -                -
                                                                    -------------------  --------------------   --------------
 Net cash provided by operating activities                                           -                     -                -
                                                                    -------------------  --------------------   --------------

 CASH FLOWS FROM INVESTING ACTIVITIES

     Acquisition of businesses, net of cash acquired                                 -                     -                -
     Intercompany loan receivable/payable                                            -                     -                -
     Capital expenditures                                                            -                     -                -
     Investments in partnerships                                                     -                     -                -
     Capital contributions to subsidiaries                                           -                     -                -
     Proceeds from assets sold                                                       -                     -                -
     Leveraged leases, net
     Other, net                                                                      -                     -                -
                                                                    -------------------  --------------------   --------------
 Net cash used by investing activities                                               -                     -                -
                                                                    -------------------  --------------------   --------------

 CASH FLOWS FROM FINANCING ACTIVITIES

     Common dividends paid                                                           -                     -                -
     Capital contributions                                                           -                     -                -
     Common stock issued                                                             -                     -                -
     Long-term debt redeemed                                                         -                     -                -
                                                                    -------------------  --------------------   --------------
 Net cash used by financing activities                                               -                     -                -
                                                                    -------------------  --------------------   --------------
 Net change in cash and cash equivalents                                             -                     -                -
 Beginning of year cash and cash equivalents                                         -                     -                -
                                                                    -------------------  --------------------   --------------
 End of year cash and cash equivalents                              $                -   $                 -    $           -
                                                                    ===================  ====================   ==============


                                                                             ATE            Elimination
                                                                        Consolidated*         ATE/KSA*           ATE*
                                                                      ------------------  -----------------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES

    Net income (loss)                                                                 -                  -             -
     Adjustments to reconcile net income (loss) to
       net cash provided by operating activities
         Equity in loss / (earnings) of subsidiaries                                  -                  -             -
         Minority Interest                                                            -                  -             -
         Special charges                                                              -                  -             -
         Depreciation and amortization                                                -                  -             -
         Deferred income taxes, net                                                   -                  -             -
         Net change in:                                                               -                  -             -
             Accounts receivable                                                      -                  -             -
             Note receivable from associated company
             Inventories                                                              -                  -             -
             Accounts payable                                                         -                  -             -
             Accrued/Prepaid taxes                                                    -                  -             -
             Other current assets & liabilities(1)                                    -                  -             -
             Dividends received from subsidiaries                                     -                  -             -
         Other, net                                                                   -                  -             -
                                                                      ------------------  -----------------   -----------
 Net cash provided by operating activities                                            -                  -             -
                                                                      ------------------  -----------------   -----------

 CASH FLOWS FROM INVESTING ACTIVITIES

     Acquisition of businesses, net of cash acquired                                  -                  -             -
     Intercompany loan receivable/payable                                             -                  -             -
     Capital expenditures                                                             -                  -             -
     Investments in partnerships                                                      -                  -             -
     Capital contributions to subsidiaries                                            -                  -             -
     Proceeds from assets sold                                                        -                  -             -
     Leveraged leases, net
     Other, net                                                                       -                  -             -
                                                                      ------------------  -----------------   -----------
 Net cash used by investing activities                                                -                  -             -
                                                                      ------------------  -----------------   -----------

 CASH FLOWS FROM FINANCING ACTIVITIES

     Common dividends paid                                                            -                  -             -
     Capital contributions                                                            -                  -             -
     Common stock issued                                                              -                  -             -
     Long-term debt redeemed                                                          -                  -             -
                                                                      ------------------  -----------------   -----------
 Net cash used by financing activities                                                -                  -             -
                                                                      ------------------  -----------------   -----------
 Net change in cash and cash equivalents                                              -                  -             -
 Beginning of year cash and cash equivalents                                          -                  -             -
                                                                      ------------------  -----------------   -----------
 End of year cash and cash equivalents                                $               -   $              -    $        -
                                                                      ==================  =================   ===========

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 3G Page 1 Of 2

                    Conectiv Solutions LLC and Subsidiaries
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                                          CSI II
                                                                        KSA*          Consolidated*
                                                                    ---------------  ------------------
CASH FLOWS FROM OPERATING ACTIVITIES

    Net income (loss)                                                           -                   -
     Adjustments to reconcile net income (loss) to
       net cash provided by operating activities
         Equity in loss / (earnings) of subsidiaries                            -                   -
         Minority Interest                                                      -                   -
         Special charges                                                        -                   -
         Depreciation and amortization                                          -                   -
         Deferred income taxes, net                                             -                   -
         Net change in:                                                         -                   -
             Accounts receivable                                                -                   -
             Note receivable from associated company
             Inventories                                                        -                   -
             Accounts payable                                                   -                   -
             Accrued/Prepaid taxes                                              -                   -
             Other current assets & liabilities(1)                              -                   -
             Dividends received from subsidiaries                               -                   -
         Other, net                                                             -                   -
                                                                    ---------------  ------------------
 Net cash provided by operating activities                                      -                   -
                                                                    ---------------  ------------------

 CASH FLOWS FROM INVESTING ACTIVITIES

     Acquisition of businesses, net of cash acquired                            -                   -
     Intercompany loan receivable/payable                                       -                   -
     Capital expenditures                                                       -                   -
     Investments in partnerships                                                -                   -
     Capital contributions to subsidiaries                                      -                   -
     Proceeds from assets sold                                                  -                   -
     Leveraged leases, net
     Other, net                                                                 -                   -
                                                                    ---------------  ------------------
 Net cash used by investing activities                                          -                   -
                                                                    ---------------  ------------------

 CASH FLOWS FROM FINANCING ACTIVITIES

     Common dividends paid                                                      -                   -
     Capital contributions                                                      -                   -
     Common stock issued                                                        -                   -
     Long-term debt redeemed                                                    -                   -
                                                                    ---------------  ------------------
 Net cash used by financing activities                                          -                   -
                                                                    ---------------  ------------------
 Net change in cash and cash equivalents                                        -                   -
 Beginning of year cash and cash equivalents                                    -                   -
                                                                    ---------------  ------------------
 End of year cash and cash equivalents                              $            -   $               -
                                                                    ===============  ==================

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 3G Page 2 Of 2

                   Conectiv Services II, Inc. and Subsidiaries
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                                          Eliminations,
                                                                       Total CSI II        Reclasses &
                                                                      Consolidated*      Consol. Entries*         CSII*
                                                                     ----------------  --------------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES

    Net income (loss)                                                              -                     -                -
     Adjustments to reconcile net income (loss) to
       net cash provided by operating activities
          Equity in loss / (earnings) of subsidiaries                              -                     -                -
          Special charges                                                          -                     -                -
          Depreciation and amortization                                            -                     -                -
          Deferred income taxes, net                                               -                     -                -
          Net change in:
             Accounts receivable                                                   -                     -                -
             Inventories                                                           -                     -                -
             Accounts payable                                                      -                     -                -
             Accrued/Prepaid taxes                                                 -                     -                -
             Other current assets & liabilities(1)                                 -                     -                -
          Other, net                                                               -                     -                -
                                                                     ----------------  --------------------  ---------------
 Net cash provided by operating activities                                         -                     -                -
                                                                     ----------------  --------------------  ---------------

 CASH FLOWS FROM INVESTING ACTIVITIES

     Acquisition of businesses, net of cash acquired                               -                     -                -
     Intercompany loan receivable/payable                                          -                     -                -
     Capital expenditures                                                          -                     -                -
     Capital contributions to subsidiaries                                         -                     -                -
     Proceeds from assets sold                                                     -                     -                -
     Other, net                                                                    -                     -                -
                                                                     ----------------  --------------------  ---------------
 Net cash used by investing activities                                             -                     -                -
                                                                     ----------------  --------------------  ---------------

 CASH FLOWS FROM FINANCING ACTIVITIES

     Capital contributions                                                         -                     -                -
     Common stock issued                                                           -                     -                -
     Long-term debt redeemed                                                       -                     -                -
                                                                     ----------------  --------------------  ---------------
 Net cash used by financing activities                                             -                     -                -
                                                                     ----------------  --------------------  ---------------
 Net change in cash and cash equivalents                                           -                     -                -
 Beginning of year cash and cash equivalents                                       -                     -                -
                                                                     ----------------  --------------------  ---------------
 End of year cash and cash equivalents                               $             -   $                 -   $            -
                                                                     ================  ====================  ===============


                                                                                                              CTS
                                                                           CSI*           Plumbing*      Consolidated*
                                                                       ---------------  ---------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES

    Net income (loss)                                                              -                -               -
     Adjustments to reconcile net income (loss) to
       net cash provided by operating activities
          Equity in loss / (earnings) of subsidiaries                              -                -               -
          Special charges                                                          -                -               -
          Depreciation and amortization                                            -                -               -
          Deferred income taxes, net                                               -                -               -
          Net change in:
             Accounts receivable                                                   -                -               -
             Inventories                                                           -                -               -
             Accounts payable                                                      -                -               -
             Accrued/Prepaid taxes                                                 -                -               -
             Other current assets & liabilities(1)                                 -                -               -
          Other, net                                                               -                -               -
                                                                       ---------------  ---------------  ---------------
 Net cash provided by operating activities                                         -                -               -
                                                                       ---------------  ---------------  ---------------

 CASH FLOWS FROM INVESTING ACTIVITIES

     Acquisition of businesses, net of cash acquired                               -                -               -
     Intercompany loan receivable/payable                                          -                -               -
     Capital expenditures                                                          -                -               -
     Capital contributions to subsidiaries                                         -                -               -
     Proceeds from assets sold                                                     -                -               -
     Other, net                                                                    -                -               -
                                                                       ---------------  ---------------  ---------------
 Net cash used by investing activities                                             -                -               -
                                                                       ---------------  ---------------  ---------------

 CASH FLOWS FROM FINANCING ACTIVITIES

     Capital contributions                                                         -                -               -
     Common stock issued                                                           -                -               -
     Long-term debt redeemed                                                       -                -               -
                                                                       ---------------  ---------------  ---------------
 Net cash used by financing activities                                             -                -               -
                                                                       ---------------  ---------------  ---------------
 Net change in cash and cash equivalents                                           -                -               -
 Beginning of year cash and cash equivalents                                       -                -               -
                                                                       ---------------  ---------------  ---------------
 End of year cash and cash equivalents                                 $           -    $           -   $           -
                                                                       ===============  ===============  ===============

(1)  Other than debt and deferred income taxes classified as current.

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 3H Page 1 Of 1

                Conectiv Thermal Systems, Inc. and Subsidiaries
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)

                                                                                       Eliminations,
                                                                      Total CTS         Reclasses &            CTS
                                                                    Consolidated*     Consol. Entries*       Parent*
                                                                   ---------------  --------------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES

    Net income (loss)                                                           -                     -               -
     Adjustments to reconcile net income (loss) to
       net cash provided by operating activities
         Equity in loss / (earnings) of subsidiaries                            -                     -               -
         Depreciation and amortization                                          -                     -               -
         Provision for loss on the sale of businesses                           -                     -               -
         Deferred income taxes, net                                             -                     -               -
         Net change in:
             Accounts receivable                                                -                     -               -
             Inventories                                                        -                     -               -
             Accounts payable                                                   -                     -               -
             Accrued/Prepaid taxes                                              -                     -               -
             Other current assets & liabilities(1)                              -                     -               -
         Other, net                                                             -                     -               -
                                                                   ---------------  --------------------  --------------
 Net cash provided by operating activities                                      -                     -               -
                                                                   ---------------  --------------------  --------------

 CASH FLOWS FROM INVESTING ACTIVITIES

     Intercompany loan receivable/payable                                       -                     -               -
     Capital expenditures                                                       -                     -               -
     Proceeds from assets sold                                                  -                     -               -
     Other, net                                                                 -                     -               -
                                                                   ---------------  --------------------  --------------
 Net cash used by investing activities                                          -                     -               -
                                                                   ---------------  --------------------  --------------

 CASH FLOWS FROM FINANCING ACTIVITIES

     Capital contributions                                                      -                     -               -
                                                                   ---------------  --------------------  --------------
 Net cash used by financing activities                                          -                     -               -
                                                                   ---------------  --------------------  --------------
 Net change in cash and cash equivalents                                        -                     -               -
 Beginning of year cash and cash equivalents                                    -                     -               -
                                                                   ---------------  --------------------  --------------
 End of year cash and cash equivalents                             $            -   $                 -   $           -
                                                                   ===============  ====================  ==============



                                                                          ATS*           AJTS*           TELP*
                                                                     --------------   --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES

    Net income (loss)                                                            -               -               -
     Adjustments to reconcile net income (loss) to
       net cash provided by operating activities
         Equity in loss / (earnings) of subsidiaries                             -               -               -
         Depreciation and amortization                                           -               -               -
         Provision for loss on the sale of businesses                            -               -               -
         Deferred income taxes, net                                              -               -               -
         Net change in:
             Accounts receivable                                                 -               -               -
             Inventories                                                         -               -               -
             Accounts payable                                                    -               -               -
             Accrued/Prepaid taxes                                               -               -               -
             Other current assets & liabilities(1)                               -               -               -
         Other, net                                                              -               -               -
                                                                     --------------   --------------  --------------
 Net cash provided by operating activities                                       -               -               -
                                                                     --------------   --------------  --------------

 CASH FLOWS FROM INVESTING ACTIVITIES

     Intercompany loan receivable/payable                                        -               -               -
     Capital expenditures                                                        -               -               -
     Proceeds from assets sold                                                   -               -               -
     Other, net                                                                  -               -               -
                                                                     --------------   --------------  --------------
 Net cash used by investing activities                                           -               -               -
                                                                     --------------   --------------  --------------

 CASH FLOWS FROM FINANCING ACTIVITIES

     Capital contributions                                                       -               -               -
                                                                     --------------   --------------  --------------
 Net cash used by financing activities                                           -               -               -
                                                                     --------------   --------------  --------------
 Net change in cash and cash equivalents                                         -               -               -
 Beginning of year cash and cash equivalents                                     -               -               -
                                                                     --------------   --------------  --------------
 End of year cash and cash equivalents                               $           -    $          -    $          -
                                                                     ==============   ==============  ==============

(1)  Other than debt and deferred income taxes classified as current.

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 3I Page 1 Of 1

                   Atlantic Generation, Inc. and Subsidiaries
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)

                                                                               Eliminations,
                                                           Total AGI            Reclasses &             AGI
                                                         Consolidated*        Consol. Entries*         Parent*          Vin LTD*
                                                        ----------------     -----------------      ------------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                                  --                --                --               --
    Adjustments to reconcile net income (loss) to
      net cash provided by operating activities
        Equity in loss / (earnings) of subsidiaries                   --                --                --               --
        Minority Interest                                             --
        Depreciation and amortization                                 --                --                --               --
        Deferred income taxes, net                                    --                --                --               --
        Net change in:
           Accounts receivable                                        --                --                --               --
           Accounts payable                                           --                --                --               --
           Accrued/Prepaid taxes                                      --                --                --               --
           Dividends received from subsidiaries                       --                --                --               --
        Other, net                                                    --                --                --               --
                                                        ----------------     -----------------    ------------     ------------
 Net cash provided by operating activities                            --                --                --               --
                                                        ----------------     -----------------    ------------     ------------

 CASH FLOWS FROM INVESTING ACTIVITIES
    Intercompany loan receivable/payable                              --                --                --               --
                                                        ----------------     -----------------    ------------     ------------
 Net cash used by investing activities                                --                --                --               --
                                                        ----------------     -----------------    ------------     ------------

 CASH FLOWS FROM FINANCING ACTIVITIES
    Common dividends paid                                             --                --                --               --
                                                        ----------------     -----------------    ------------     ------------
 Net cash used by financing activities                                --                --                --               --
                                                        ----------------     -----------------    ------------     ------------
 Net change in cash and cash equivalents                              --                --                --               --
 Beginning of year cash and cash equivalents                          --                --                --               --
                                                        ----------------     -----------------    ------------     ------------
 End of year cash and cash equivalents                  $            --        $           --     $         --      $       --
                                                        ================     =================    =============    ============

(1) Other than debt and deferred income taxes classified as current.

*CONFIDENTIAL TREATMENT REQUESTED

                                        F - 3J Page 1 Of  2

                   Atlantic Generation, Inc. and Subsidiaries
                      Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)

                                                          Vin Gen*         Bing LTD*         Bing Gen*         Ped Gen*
                                                       --------------    ----------------  --------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                              --                --                --               --
    Adjustments to reconcile net income (loss) to
      net cash provided by operating activities
        Equity in loss / (earnings) of subsidiaries               --                --                --               --
        Minority Interest
        Depreciation and amortization                             --                --                --               --
        Deferred income taxes, net                                --                --                --               --
        Net change in:
           Accounts receivable                                    --                --                --               --
           Accounts payable                                       --                --                --               --
           Accrued/Prepaid taxes                                  --                --                --               --
           Dividends received from subsidiaries                   --                --                --               --
        Other, net                                                --                --                --               --
                                                       --------------    --------------    --------------    -------------
 Net cash provided by operating activities                        --                --                --               --
                                                       --------------    --------------    --------------    -------------

 CASH FLOWS FROM INVESTING ACTIVITIES
    Intercompany loan receivable/payable                           --                --                --              --
                                                       --------------    --------------    --------------    -------------
 Net cash used by investing activities                             --                --                --              --
                                                       --------------    --------------    --------------    -------------

 CASH FLOWS FROM FINANCING ACTIVITIES
    Common dividends paid                                         --                --                --               --
                                                       --------------    --------------    --------------    -------------
 Net cash used by financing activities                            --                --                --               --
                                                       --------------    --------------    --------------    -------------
 Net change in cash and cash equivalents                          --                --                --               --
 Beginning of year cash and cash equivalents                      --                --                --               --
                                                       --------------    --------------    --------------    -------------

 End of year cash and cash equivalents                  $         --     $          --     $          --     $         --
                                                       ==============    ==============    ==============    =============

(1) Other than debt and deferred income taxes classified as current.



*CONFIDENTIAL TREATMENT REQUESTED

                                        F - 3J Page  2 Of 2

                        Haymoor, L.L.C. and Subsidiaries
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)

                                                                                Eliminations,
                                                             Total Haymoor      Reclasses &           Haymoor          Conectiv
                                                              Consolidated*    Consol. Entries*        Parent*         Energy Inc*
                                                            ---------------   ----------------    --------------     -------------

Cash Flows From Operating Activities
   Net income (loss)                                                 --                   --                   --               --
   Adjustments to reconcile net income (loss) to
     net cash provided by operating activities
       Equity in loss / (earnings) of subsidiaries                   --                   --                   --               --
       Net change in:
         Accounts receivable                                         --                   --                   --               --
         Accounts payable                                            --                   --                   --               --
         Accrued/Prepaid taxes                                       --                   --                   --               --
         Other current assets & liabilities(1)                       --                   --                   --               --
       Other, net                                                    --                   --                   --               --
                                                             ----------           ----------           ----------       ----------
Net cash provided by operating activities                            --                   --                   --               --
                                                             ----------           ----------           ----------       ----------

Cash Flows From Investing Activities
   Capital expenditures                                              --                   --                   --               --
   Sale of Hayroad Land                                              --                   --                   --               --
   Capital contributions to subsidiaries                                                                                        --
   Other, net                                                        --                   --                   --               --
                                                             ----------           ----------           ----------       ----------
                                                             ----------           ----------           ----------       ----------
Net cash used by investing activities                                --                   --                   --               --
                                                             ----------           ----------           ----------       ----------

Cash Flows From Financing Activities
   Capital contributions                                             --                   --                   --               --
   Net change in short-term debt                                     --                   --                   --               --
   Cost of issuances and refinancings                                --                   --                   --               --
                                                             ----------           ----------           ----------       ----------
Net cash used by financing activities                                --                   --                   --               --
                                                             ----------           ----------           ----------       ----------
Net change in cash and cash equivalents                              --                   --                   --               --
Beginning of year cash and cash equivalents                          --                   --                   --               --
                                                             ----------           ----------           ----------       ----------
                                                             ----------           ----------           ----------       ----------
End of year cash and cash equivalents                        $       --           $       --           $       --       $       --
                                                             ==========           ==========           ==========       ==========

(1)Other than debt and deferred income taxes classified as current.


*CONFIDENTIAL TREATMENT REQUESTED

                               F - 3K Page 1 Of 1

                           Conectiv and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)

                                                                Eliminations
                                                  Total         Reclasses &         Conectiv            DPL               ACE
                                                 Conectiv      Consolidations         Parent          Consolidated     Consolidated
                                                ------------   --------------      -------------     --------------    ------------
Retained Earnings / (Accumulated Deficit)
     Balance as of December  31, 1999              $(36,472)        $(200,201)         $(36,472)         $147,288          $129,981
           Transfer of Asset to Solutions                               2,000                --            (2,000)               --
           Transfer of CDG into CEH                                        11                --               (11)               --
           Transfer of CAG into CEH                      --                12                --                --               (12)
           Transfer of CESI & COSC into CEH              --                --                --                --                --
           Transfer of CSI into Solutions                --                --                --                --                --
           Transfer CEI into Haymoor                     --                --                --                --                --
           Transfer Enerval into Conectiv                --                --                --                --                --
           Merger of DCI and DSC                         --                --                --                --                --
           Consolidation of previously
                unconsolidated balances                  --                --                --                --                --

        Net Income / (Loss)                         170,830          (196,152)          170,830           141,816            54,434
        Common stock dividends                      (73,215)           91,591           (73,215)          (24,282)          (67,309)
        Class A common stock dividends              (18,375)               --           (18,375)               --                --
        Preferred dividends                              --             7,077                --            (4,945)           (2,132)
        Redemption of preferred stock                    --                --                --                --                --

                                                  ---------         ---------         ---------         ---------         ---------
     Balance as of December 31, 2000                $42,768         $(295,662)          $42,768          $257,866          $114,962
                                                  =========         =========         =========         =========         =========

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 4A Page 1 Of 4

                           Conectiv and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)

                                                       CPI            CEH                                               CCI
                                                 Consolidated*     Consolidated*         ASP*            DSC*        Consolidated*
                                                -------------      -------------     -----------     -----------     -------------
Retained Earnings / (Accumulated Deficit)
     Balance as of December  31, 1999           $        --        $        --       $        --     $        --       $        --
           Transfer of Asset to Solutions                --                 --                --              --                --
           Transfer of CDG into CEH                      --                 --                --              --                --
           Transfer of CAG into CEH                      --                 --                --              --                --
           Transfer of CESI & COSC into CEH              --                 --                --              --                --
           Transfer of CSI into Solutions                --                 --                --              --                --
           Transfer CEI into Haymoor                     --                 --                --              --                --
           Transfer Enerval into Conectiv                --                 --                --              --                --
           Merger of DCI and DSC                         --                 --                --              --                --
           Consolidation of previously
                unconsolidated balances                  --                 --                --              --                --

        Net Income / (Loss)                              --                 --                --              --                --
        Common stock dividends                           --                 --                --              --                --
        Class A common stock dividends                   --                 --                --              --                --
        Preferred dividends                              --                 --                --              --                --
        Redemption of preferred stock                    --                 --                --              --                --

                                                -----------        -----------       -----------     -----------       -----------
     Balance as of December 31, 2000            $        --        $        --       $        --     $        --       $        --
                                                ===========        ===========       ===========     ===========       ===========

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 4A Page 2 Of 4

                           Conectiv and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)

                                                   Solutions                         AGI               Haymoor
                                                  Consolidated*        CRP*       Consolidated*      Consolidated*     Enerval*
                                                 -------------    ------------    -------------      ------------     -----------
Retained Earnings / (Accumulated Deficit)
     Balance as of December  31, 1999              $     --           $(131)        $     --        $     --        $     --
           Transfer of Asset to Solutions                --              --               --              --              --
           Transfer of CDG into CEH                      --              --               --              --              --
           Transfer of CAG into CEH                      --              --               --              --              --
           Transfer of CESI & COSC into CEH              --              --               --              --              --
           Transfer of CSI into Solutions                --              --               --              --              --
           Transfer CEI into Haymoor                     --              --               --              --              --
           Transfer Enerval into Conectiv                --              --               --              --              --
           Merger of DCI and DSC                         --              --               --              --              --
           Consolidation of previously
                unconsolidated balances                  --              --               --              --              --

        Net Income / (Loss)                              --             (98)              --              --              --
        Common stock dividends                           --              --               --              --              --
        Class A common stock dividends                   --              --               --              --              --
        Preferred dividends                              --              --               --              --              --
        Redemption of preferred stock                    --              --               --              --              --

                                                 ----------       ---------       ----------       ---------        -------------
     Balance as of December 31, 2000             $      --           $(229)        $     --        $     --         $     --
                                                 ==========       =========       ==========       =========        =============

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 4A Page 3 Of 4

                           Conectiv and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)

                                                                            CES                 CSI               Conectiv
                                                          CMM*          Consolidated*       Consolidated*          Energy*
                                                      ------------      --------------      -------------        -----------
Retained Earnings / (Accumulated Deficit)
     Balance as of December  31, 1999                 $      --           $      --           $      --           $      --
           Transfer of Asset to Solutions                    --                  --                  --                  --
           Transfer of CDG into CEH                          --                  --                  --                  --
           Transfer of CAG into CEH                          --                  --                  --                  --
           Transfer of CESI & COSC into CEH                  --                  --                  --                  --
           Transfer of CSI into Solutions                    --                  --                  --                  --
           Transfer CEI into Haymoor                         --                  --                  --                  --
           Transfer Enerval into Conectiv                    --                  --                  --                  --
           Merger of DCI and DSC                             --                  --                  --                  --
           Consolidation of previously
                unconsolidated balances                      --                  --                  --                  --

        Net Income / (Loss)                                  --                  --                  --                  --
        Common stock dividends                               --                  --                  --                  --
        Class A common stock dividends                       --                  --                  --                  --
        Preferred dividends                                  --                  --                  --                  --
        Redemption of preferred stock                        --                  --                  --                  --

                                                      ---------           ---------           ---------           ---------
     Balance as of December 31, 2000                  $      --           $      --           $      --           $      --
                                                      =========           =========           =========           =========

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 4A Page 4 Of 4

                    Delmarva Power and Light and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)

                                                                       Eliminations,
                                                   Total DPL            Reclasses &            DPL            DPL
                                                  Consolidated       Consol. Entries          Parent         Financing
                                                  -------------      ---------------         ---------       ---------
Retained Earnings / (Accumulated Deficit)
    Balance as of December  31, 1999              $   147,288            $      --            $147,288       $      --

         Transfer of Asset to Solutions                (2,000)                  --              (2,000)             --
         Transfer of CDG into CEH                         (11)                  --                 (11)             --

      Net Income / (Loss)                             141,816                   --             141,816              --
      Common stock dividends                          (24,282)                  --             (24,282)             --
      Preferred dividends                              (4,945)                  --              (4,945)             --

                                                    ---------            ---------           ---------       ---------
    Balance as of December 31, 2000                  $257,866            $      --            $257,866       $      --
                                                    =========            =========           =========       =========

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 4B Page 1 Of 1

                 Atlantic City Electric Company and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)

                                                                  Eliminations,
                                                  Total ACE        Reclasses &          ACE              ACE             ACE
                                                Consolidated     Consol. Entries      Parent          Capital I       Capital II
                                                ------------     ---------------    -----------       ----------      -----------
Retained Earnings / (Accumulated Deficit)
    Balance as of December  31, 1999              $129,981         $      --         $129,981         $      --        $      --

          Transfer of ACE REIT into CEH                (12)               --              (12)               --               --

      Net Income / (Loss)                           54,434                --           54,434                --               --
      Common stock dividends                       (67,309)               --          (67,309)               --               --
      Class A common stock dividends                    --                --               --                --               --
      Preferred dividends                           (2,132)               --           (2,132)               --               --
      Redemption of preferred stock                     --                --               --                --               --
                                                 ---------         ---------        ---------         ---------        ---------
    Balance as of December 31, 2000               $114,962         $      --         $114,962         $      --        $      --
                                                 =========         =========        =========         =========        =========

*CONFIDENTIAL TREATMENT REQUESTED


                               F - 4C Page 1 Of 1

           Conectiv Properties and Investments, Inc. and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)

                                                                  Eliminations,
                                                  Total CPI        Reclasses &           CPI
                                                Consolidated*     Consol. Entries*      Parent*          DCI I*
                                                ------------      ---------------    ----------       ----------
Retained Earnings / (Accumulated Deficit)
    Balance as of December  31, 1999             $      --        $      --          $      --        $      --

      Merger with DSC                                   --               --                 --               --

      Net Income / (Loss)                               --               --                 --               --
      Common stock dividends                            --               --                 --               --
                                                 ---------        ---------          ---------        ---------
    Balance as of December 31, 2000              $      --        $      --          $      --        $      --
                                                 =========        =========          =========        =========

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 4D Page 1 Of 2

           Conectiv Properties and Investments, Inc. and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                           DCI II*         Burney*
                                        ---------        ---------
Retained Earnings/(Accumulated
   Deficit)
Balance as of December  31, 1999        $      --        $      --

   Merger with DSC                             --               --

   Net Income / (Loss)                         --               --
   Common stock dividends                      --               --

                                        ---------        ---------
Balance as of December 31, 2000         $      --        $      --
                                        =========        =========

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 4D Page 2 Of 2

                Conectiv Energy Holding Company and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)



                                                                                 Eliminations,
                                                                  CEH             Reclasses &             CEH
                                                             Consolidated*      Consol. Entries*        Parent*
                                                             -------------      ----------------        -------


Retained Earnings / (Accumulated Deficit)
      Balance as of December  31, 1999                       $   --                   $   --             $   --

            Transfer of CDG into CEH                             --                       --                 --
            Transfer of ACE REIT & CAG into CEH                  --                       --                 --
            Transfer of CESI & COSC into CEH                     --                       --                 --

          Net Income / (Loss)                                    --                       --                 --

                                                             ------                   ------             ------
      Balance as of December 31, 2000                        $   --                   $   --             $   --
                                                             ======                   ======             ======





*CONFIDENTIAL TREATMENT REQUESTED


                               F - 4E Page 1 of 2

                Conectiv Energy Holding Company and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)




                                                                CESI              ACE REIT
                                                            Consolidated*       Consolidated*        CDG*
                                                            -------------       -------------        ----


Retained Earnings / (Accumulated Deficit)
      Balance as of December  31, 1999                        $   --               $   --            $ --

            Transfer of CDG into CEH                              --                   --              --
            Transfer of ACE REIT & CAG into CEH                   --                   --              --
            Transfer of CESI & COSC into CEH                      --                   --              --

          Net Income / (Loss)                                     --                   --              --

                                                              ------               ------            ----
      Balance as of December 31, 2000                         $   --               $   --            $ --
                                                              ======               ======            ====


*CONFIDENTIAL TREATMENT REQUESTED


                               F - 4E Page 2 of 2

                        ACE REIT, Inc. and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)



                                                                                  Eliminations,
                                                              ACE REIT             Reclasses &           ACE REIT
                                                            Consolidated*        Consol. Entries*        Parent*             CAG*
                                                            -------------        ----------------        -------             ----


Retained Earnings / (Accumulated Deficit)
      Balance as of December  31, 1999                          $ --                   $ --               $ --               $ --

          Net Income / (Loss)                                     --                     --                 --                 --

                                                                ----                   ----               ----               ----
      Balance as of December 31, 2000                           $ --                   $ --               $ --               $ --
                                                                ====                   ====               ====               ====


*CONFIDENTIAL TREATMENT REQUESTED


                               F - 4F Page 1 of 1

                 Conectiv Energy Supply, Inc. and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                                 Eliminations,
                                                              Total CESI          Reclasses &           CESI
                                                            Consolidated*       Consol. Entries*       Parent*          COSC*
                                                            -------------       ----------------       -------          -----


Retained Earnings / (Accumulated Deficit)
     Balance as of December  31, 1999                             $ --               $ --               $ --             $ --

       Net Income / (Loss)                                          --                 --                 --               --

                                                                  ----               ----               ----             ----
     Balance as of December 31, 2000                              $ --               $ --               $ --             $ --
                                                                  ====               ====               ====             ====


*CONFIDENTIAL TREATMENT REQUESTED


                               F - 4G Page 1 of 1

                 Conectiv Communications Inc. and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)



                                                                         Eliminations,
                                                      Total CCI            Reclasses &              CCI
                                                    Consolidated*        Consol. Entries*         Parent*              CCV*
                                                    -------------        ----------------         -------              ----


Retained Earnings / (Accumulated Deficit)
      Balance as of December  31, 1999                     $ --                  $ --               $ --               $ --

          Net Income / (Loss)                                --                    --                 --                 --

                                                           ----                  ----               ----               ----
      Balance as of December 31, 2000                      $ --                  $ --               $ --               $ --
                                                           ====                  ====               ====               ====


* CONFIDENTIAL TREATMENT REQUESTED


                               F - 4H Page 1 of 1

                             Conectiv Solutions LLC
                                and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)

                                                                   Eliminations,
                                               Total Solutions      Reclasses &      Solutions         ATE        Elimination
                                                Consolidated*     Consol. Entries*    Parent*     Consolidated*     ATE/KSA*    ATE*
                                               ---------------    ----------------   ---------    -------------   -----------   ----


Retained Earnings / (Accumulated Deficit)
     Balance as of December  31, 1999                   $ --               $ --          $ --          $ --          $ --      $ --
           Transfer of asset to VHS                       --                 --            --            --            --        --
           Transfer of CSI to Solutions                   --                 --            --            --            --        --
           Transfer of Enerval into Conectiv              --                 --            --            --            --        --
           Sale of CSI to UGI                             --                 --            --            --            --        --

       Net Income / (Loss)                                --                 --            --            --            --        --
       ATE Common stock dividends                         --                 --            --            --            --        --
       Solutions Common stock dividends
       Class A common stock dividends                     --                 --            --            --            --        --
       Preferred dividends                                --                 --            --            --            --        --
       Redemption of preferred stock                      --                 --            --            --            --        --

                                                        ----               ----          ----          ----          ----      ----
     Balance as of December 31, 2000                    $ --               $ --          $ --          $ --          $ --      $ --
                                                        ====               ====          ====          ====          ====      ====


* CONFIDENTIAL TREATMENT REQUESTED


                               F - 4I Page 1 of 2

                             Conectiv Solutions LLC
                                and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                             Vital           CSII
                                                               KSA*        Services*    Consolidated*
                                                               ----        ---------    -------------


Retained Earnings / (Accumulated Deficit)
     Balance as of December  31, 1999                         $ --             $ --           $ --
           Transfer of asset to VHS                             --               --             --
           Transfer of CSI to Solutions                         --               --             --
           Transfer of Enerval into Conectiv                    --               --             --
           Sale of CSI to UGI                                   --               --             --

       Net Income / (Loss)                                      --               --             --
       ATE Common stock dividends                               --               --             --
       Solutions Common stock dividends
       Class A common stock dividends                           --               --             --
       Preferred dividends                                      --               --             --
       Redemption of preferred stock                            --               --             --

                                                              ----             ----           ----
     Balance as of December 31, 2000                          $ --             $ --           $ --
                                                              ====             ====           ====


* CONFIDENTIAL TREATMENT REQUESTED


                               F - 4I Page 2 of 2

                  Conectiv Services II, Inc. and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                                   Eliminations,
                                                               Total CSII           Reclasses &              CSII
                                                             Consolidated*        Consol. Entries*         Parent*           CSI*
                                                             -------------        ----------------         -------           ----


Retained Earnings / (Accumulated Deficit)
     Balance as of December  31, 1999                               $ --                  $ --              $ --             $ --

           Transfer Enerval into Conectiv                             --                    --                --               --
           Transfer of Plumbing to CSI II                             --                    --                --               --
           Transfer of CTS to CSI II                                  --                    --                --               --
           Transfer of CSI into CSII                                  --                    --                --               --
           Sale of CSI                                                --                    --                --               --

       Net Income / (Loss)                                            --                    --                --               --

                                                                    ----                  ----              ----             ----
     Balance as of December 31, 2000                                $ --                  $ --              $ --             $ --
                                                                    ====                  ====              ====             ====


* CONFIDENTIAL TREATMENT REQUESTED


                               F - 4J Page 1 of 2

                  Conectiv Services II, Inc. and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)



                                                                           CTS
                                                        Plumbing*      Consolidated*
                                                        ---------      -------------


Retained Earnings / (Accumulated Deficit)
     Balance as of December  31, 1999                      $ --              $ --

           Transfer Enerval into Conectiv                    --                --
           Transfer of Plumbing to CSI II                    --                --
           Transfer of CTS to CSI II                         --                --
           Transfer of CSI into CSII                         --                --
           Sale of CSI                                       --                --

       Net Income / (Loss)                                   --                --

                                                           ----              ----
     Balance as of December 31, 2000                       $ --              $ --
                                                           ====              ====


* CONFIDENTIAL TREATMENT REQUESTED


                               F - 4J Page 2 of 2

                Conectiv Thermal Systems, Inc. and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                    Eliminations,
                                                  Total CTS          Reclasses &            CTS
                                                Consolidated*      Consol. Entries*       Parent*       ATS*       AJTS*     TELP*
                                                -------------      ----------------       -------       ----       -----     -----


Retained Earnings / (Accumulated Deficit)
     Balance as of December  31, 1999                   $ --           $ --                 $ --        $ --        $ --      $ --

       Net Income / (Loss)                                --             --                   --          --          --        --

                                                        ----           ----                 ----        ----        ----      ----
     Balance as of December 31, 2000                    $ --           $ --                 $ --        $ --        $ --      $ --
                                                        ====           ====                 ====        ====        ====      ====


* CONFIDENTIAL TREATMENT REQUESTED


                               F - 4K Page 1 of 1

                   Atlantic Generation, Inc. and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)


                                                                                   Eliminations,
                                                               Total AGI            Reclasses &             AGI
                                                             Consolidated*        Consol. Entries*        Parent*         Vin LTD*
                                                             -------------        ----------------        -------         --------


Retained Earnings / (Accumulated Deficit)
     Balance as of December  31, 1999                             $ --                  $ --               $ --              $ --

       Net Income / (Loss)                                          --                    --                 --                --
       Common stock dividends                                       --                    --                 --                --

                                                                  ----                  ----               ----              ----
     Balance as of December 31, 2000                              $ --                  $ --               $ --              $ --
                                                                  ====                  ====               ====              ====


* CONFIDENTIAL TREATMENT REQUESTED


                               F - 4L Page 1 of 2

                   Atlantic Generation, Inc. and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)




                                                             Vin Gen*        Bing LTD*       Bing Gen*       Ped Gen*
                                                             --------        ---------       ---------       --------


Retained Earnings / (Accumulated Deficit)
     Balance as of December  31, 1999                           $ --            $ --            $ --             $ --

       Net Income / (Loss)                                        --              --              --               --
       Common stock dividends                                     --              --              --               --

                                                                ----            ----            ----             ----
     Balance as of December 31, 2000                            $ --            $ --            $ --             $ --
                                                                ====            ====            ====             ====


* CONFIDENTIAL TREATMENT REQUESTED


                               F - 4L Page 2 of 2

                        Haymoor, L.L.C. and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2000
                             (Dollars in Thousands)



                                                                                      Eliminations,                        Conectiv
                                                               Total Haymoor           Reclasses &           Haymoor        Energy
                                                               Consolidated*         Consol. Entries*        Parent*         Inc.*
                                                               -------------         ----------------        -------       --------

Retained Earnings / (Accumulated Deficit)
      Balance as of December  31, 1999                           $    --                  $   --              $   --       $   --

          Purchase accounting adjustment                              --                      --                  --           --
          Net Income / (Loss)                                         --                      --                  --           --

                                                                 -------                  ------              ------       ------
      Balance as of December 31, 2000                            $    --                  $   --              $   --       $   --
                                                                 =======                  ======              ======       ======


*CONFIDENTIAL TREATMENT REQUESTED


                               F - 4M Page 1 Of 1

                                    SIGNATURE

      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the Registrant has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

                                              CONECTIV

                                              /s/ James P. Lavin
                                              -------------------------------
                                              James P. Lavin
                                              Controller

Date:  May 1, 2001

EXHIBIT A


Conectiv's Annual Report on Form 10-K for the year ended December 31, 2000 which was filed with the Commission on March 15, 2001 (File No. 1-13895) is incorporated herein by reference.

EXHIBIT B

CONECTIV

B.1.1 Restated Certificate of Incorporation filed March 2, 1998 in the office of the Delaware Secretary of State (filed with Conectiv's Current Report on Form 8-K dated March 6, 1998)

B.1.2 Amended and Restated Bylaws as amended October 26, 1999 (filed with 1999 Form U5S)

DELMARVA POWER & LIGHT COMPANY

B.2.1 Restated Certificate filed April 9, 1990 with the office of the Delaware Secretary of State (filed with Registration Statement No. 33-50453)

B.2.2 Certificate of Designation filed July 29, 1992 with the office of the Delaware Secretary of State (filed with Registration Statement No. 33-50453)

B.2.3 Certificate of Designation filed October 29, 1993 with the office of the Delaware Secretary of State (filed with Registration Statement No. 33-53855)

B.2.4 Certificate of Amendment filed June 7, 1996 with the office of the Delaware Secretary of State (filed with Registration Statement No. 333-07281)

B.2.5 Certificate of Amendment filed March 2, 1998 with the office of the Delaware Secretary of State (filed with Delmarva Power & Light's Current Report on Form 8-K dated March 4, 1998)

B.2.6 Certificate of Merger of DS Sub, Inc., a Delaware Corporation, with and into Delmarva Power & Light Co., filed with the Delaware Secretary of State, effective as of March 1, 1998 (filed with Delmarva Power & Light's Current Report on Form 8-K dated March 4, 1998)

B.2.7 Bylaws (filed with Delmarva Power & Light's Current Report on Form 8-K dated March 4, 1998)

DPL REIT HOLDING, INC.

B.3.1 Certificate of Incorporation filed March 12, 1998 in the office of the Delaware Secretary of State (filed with 1999 Form U5S)

B.3.2 Amended and Restated Bylaws as amended December 31, 1999 (filed with 1999 Form U5S)

CONECTIV DELMARVA GENERATION, INC. (F/K/A DPL REIT, INC.)

B.4.1 Certificate of Incorporation filed March 12, 1998 in the office of the Delaware Secretary of State (filed with 1999 Form U5S)

B.4.2 Amended and Restated Bylaws as amended December 31, 1999 (filed with 1999 Form U5S)

B.4.3* Certificate of Ownership and Merger merging DPL REIT Holding, Inc. with and into DPL REIT, Inc. and changing name to Conectiv Delmarva Generation, Inc.

* Filed herewith

ATLANTIC CITY ELECTRIC COMPANY

B.5.1 Agreement of Merger Between Atlantic City Electric Company and South Jersey Power & Light Company filed June 30, 1949 and Amendments through May 3, 1991 (filed with Atlantic City Electric Company's Reports on Form 10-Q for the quarters ended June 30, 1982, March 31, 1985, March 31, 1987 and September 30, 1991, with Atlantic City Electric Company's Form 8-K dated October 12, 1988 and with Atlantic City Electric Company's Form 10-K for the fiscal year ended December 31, 1990)

B.5.2 Amended and Restated Bylaws as amended December 31, 1999 (filed with 1999 Form U5S)

ACE REIT HOLDING, INC.

B.6.1 Certificate of Incorporation filed March 12, 1998 in the office of the Delaware Secretary of State (filed with 1999 Form U5S)

B.6.2 Amended and Restated Bylaws as amended December 31, 1999 (filed with 1999 Form U5S)

ACE REIT, INC.

B.7.1 Certificate of Incorporation filed March 12, 1998 in the office of the Delaware Secretary of State (filed with 1999 Form U5S)

B.7.2 Amended and Restated Bylaws as amended December 31, 1999 (filed with 1999 Form U5S)

B.7.3* Certificate of Ownership and Merger merging ACE REIT Holding, Inc. with and into ACE REIT, Inc.

CONECTIV RESOURCE PARTNERS, INC.

B.8.1 Certificate of Incorporation filed January 16, 1998 with the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.8.2 Amended and Restated Bylaws as amended December 31, 1999 (filed with 1999 Form U5S)

DELMARVA SERVICES COMPANY

B.9.1 Certificate of Incorporation of Delmarva Services Company filed October 31, 1986 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.9.2 Amended and Restated Bylaws as amended December 31 1999 (filed with 1999 Form U5S)

CONECTIV COMMUNICATIONS, INC. (f/k/a Delmarva Telecommunications, Inc.)

B.10.1 Certificate of Incorporation of Delmarva Telecommunications, Inc. filed October 21, 1996 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.10.2 Certificate of Amendment of Certificate of Incorporation of Delmarva Telecommunications, Inc. changing the name to Conectiv Communications, Inc. filed February 26, 1997 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.10.3   Amended and Restated Bylaws as amended December 31, 1999

* Filed herewith

CONECTIV COMMUNICATIONS OF VIRGINIA, INC.

B.11.1 Certificate of Incorporation filed November 2, 1999 in the office of the Commonwealth of Virginia State Corporation Commission (filed with 1999 Form U5S)

B.11.2   Bylaws (filed with 1999 Form U5S)

CONECTIV ENERGY, INC.

B.12.1 Certificate of Incorporation of Conectiv Energy, Inc. filed February 18, 1998 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.12.2   Bylaws (filed with 1999 Form U5S)

CONECTIV SERVICES, INC. (f/k/a Service Confidence, Inc.)

B.13.1 Certificate of Incorporation filed June 26, 1996 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.13.2 Certificate of Amendment of Certificate of Incorporation of Service Confidence, Inc. changing the name to Conectiv Services, Inc. filed March 6, 1997 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.13.3 Amended and Restated Bylaws as amended December 31, 1999 (filed with 1999 Form U5S)

CONECTIV PLUMBING, L.L.C.

B.14.1 Certificate of Formation of Conectiv Plumbing, L.L.C. filed January 15, 1998 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.14.2 Operating Agreement of Conectiv Plumbing, L.L.C. (confidential treatment requested) (filed with 1998 Form U5S)

CONECTIV ENERGY SUPPLY, INC. (f/k/a Delmarva Energy Company)

B.15.1 Certificate of Incorporation of Delmarva Energy Company filed July 3, 1975 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.15.2 Certificate of Amendment of Certificate of Incorporation of Delmarva Energy Company adding Article 12th filed August 19, 1987 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.15.3 Certificate of Amendment of Certificate of Incorporation of Delmarva Energy Company changing the name to Conectiv Energy Supply, Inc. filed April 9, 1998 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.15.4 Amended and Restated Bylaws as amended December 31, 1999 (filed with 1999 Form U5S)

CONECTIV PROPERTIES AND INVESTMENTS, INC. (F/K/A DELMARVA CAPITAL INVESTMENTS, INC.)

B.16.1 Certificate of Incorporation filed February 27, 1985 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.16.2   Certificate of Amendment of Certificate of Incorporation amending
         Article 8th filed August 19, 1987 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.16.3 Amended and Restated Bylaws as amended December 31, 1999 (filed with 1999 Form U5S)

B.16.4* Certificate of Merger merging Delmarva Services Company into Delmarva Capital Investments, Inc. and changing name to Conectiv Investments and Properties, Inc.

* Filed herewith

DCI I, INC.

B.17.1 Certificate of Incorporation filed February 27, 1985 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.17.2   Certificate of Amendment of Certificate of Incorporation amending
         Article 8th filed August 19, 1987 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.17.3 Amended and Restated Bylaws as amended December 31, 1999 (filed with 1999 Form U5S)

DCI II, INC.

B.18.1 Articles of Incorporation of DCI II, Inc. filed November 15, 1985 in the office of the Lieutenant Governor of the Virgin Islands of the U.S. (filed with 1998 Form U5S)

B.18.2   Bylaws (filed with 1998 Form U5S)

DCTC-BURNEY, INC. (f/k/a DCTC-Redding, Inc.)

B.19.1 Certificate of Incorporation filed June 26, 1987 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.19.2 Amended and Restated Bylaws as amended December 31, 1999 (filed with 1999 Form U5S)

CONECTIV OPERATING SERVICES COMPANY (f/k/a Delmarva Operating Services Company)

B.20.1 Certificate of Incorporation filed May 8, 1987 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.20.2 Certificate of Amendment of Certificate of Incorporation of Delmarva Operating Services Company changing name to Conectiv Operating Services Company filed December 9, 1998 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.20.3 Amended and Restated Bylaws as amended December 31, 1999 (filed with 1999 Form U5S)

CONECTIV SOLUTIONS LLC

B.21.1 Certificate of Formation of Conectiv Solutions LLC filed October 20, 1997 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.21.2 Limited Liability Company Agreement for Conectiv Solutions LLC dated October 17, 1997 (confidential treatment requested) (filed with 1998 Form U5S)

MILLENIUM ACCOUNT SERVICES, LLC

B.22.1 Certificate of Formation of Millenium Account Services, LLC January 1, 1999 in the office of the Delaware Secretary of State (filed with 1999 Form U5S)

B.22.2 Limited Liability Company Operating Agreement of Millenium Account Services LLC dated January 4, 1999 (confidential treatment requested) (filed with 1999 Form U5S)

* Filed herewith

ENERVAL, L.L.C. (f/k/a Atlantic CNRG Services, L.L.C.)

B.23.1 Certificate of Formation of Atlantic CNRG Services, L.L.C. filed March 17, 1995 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.23.2 Certificate of Amendment of Atlantic CNRG Services, L.L.C. changing the name to Enerval, L.L.C. filed April 15, 1996 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.23.3 Operating Agreement of Atlantic CNRG Services, L.L.C. dated March 17, 1995 (confidential treatment requested) (filed with 1998 Form U5S)

B.23.4 First Amendment to Operating Agreement of Operating Agreement of Atlantic CNRG Services, L.L.C. dated April ___, 1996 (confidential treatment requested) (filed with 1998 Form U5S)

B.23.5 Second Amendment to Operating Agreement of Enerval, L.L.C. dated June 17, 1998 (confidential treatment requested) (filed with 1998 Form U5S)

ATLANTIC SOUTHERN PROPERTIES, INC. (f/k/a Atlantic Housing, Inc.)

B.24.1 Certificate of Incorporation filed June 24, 1970 in the office of the New Jersey Secretary of State (filed with 1998 Form U5S)

B.24.2 Certificate of Amendment to Certificate of Incorporation of Atlantic Housing, Inc. changing the name to Atlantic Southern Properties, Inc. filed January 4, 1989 in the office of the New Jersey Secretary of State (filed with 1998 Form U5S)

B.24.3 Amended and Restated Bylaws as amended December 31,1999 (filed with 1999 Form U5S)

ATE INVESTMENT, INC.

B.25.1 Certificate of Incorporation of ATE Investment, Inc. filed October 9, 1986 in the office of the New Jersey Secretary of State (filed with 1998 Form U5S)

B.25.2 Amended and Restated Bylaws as amended December 31, 1999 (filed with 1999 Form U5S)

KING STREET ASSURANCE, LTD.

B.26.1 Certificate of Incorporation filed August 9, 1999 in the office of the Bermuda Registrar of Companies (filed with 1999 Form U5S)

B.26.2   Bye-Laws (filed with 1999 Form U5S)

CONECTIV THERMAL SYSTEMS, INC. (f/k/a Atlantic Thermal Systems, Inc.)

B.27.1 Certificate of Incorporation of Atlantic Thermal Systems, Inc. filed May 5, 1994 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.27.2 Certificate of Amendment of Certificate of Incorporation changing the name to Conectiv Thermal Systems, Inc. filed March 2, 1998 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.27.3 Amended and Restated Bylaws as amended December 31, 1999 (filed with 1999 Form U5S)

* Filed herewith

ATS OPERATING SERVICES, INC.

B.28.1 Certificate of Incorporation of ATS Operating Services, Inc. filed March 31, 1995 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.28.2 Certificate for Renewal and Revival of Certificate of Incorporation filed December 10, 1998 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)


B.28.3 Amended and Restated Bylaws as amended December 31, 1999 (filed with 1999 Form U5S)

ATLANTIC JERSEY THERMAL SYSTEMS, INC.

B.29.1 Certificate of Incorporation of Atlantic Jersey Thermal Systems, Inc. filed May 20, 1994 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.29.2 Amended and Restated Bylaws as amended December 31, 1999 (filed with 1999 Form U5S)

ATLANTIC-PACIFIC GLENDALE, L.L.C.

B.30.1 Certificate of Limited Liability Company filed August 22, 1997 with the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.30.2 Operating Agreement (confidential treatment requested) (filed with 1998 Form U5S)

ATLANTIC-PACIFIC LAS VEGAS, L.L.C.

B.31.1 Certificate of Limited Liability Company filed October 29, 1997 with the office of the Delaware Secretary of State (filed with 1998 Form
         U5S)

B.31.2 Certificate of Amendment filed November 5, 1997 with the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.31.2 Operating Agreement (confidential treatment requested) (filed with 1998 Form U5S)

ATLANTIC GENERATION, INC.

B.32.1 Certificate of Incorporation Atlantic Generation, Inc. filed October 9, 1986 in the office of the New Jersey Secretary of State (filed with 1998 Form U5S)

B.32.2 Amended and Restated Bylaws as amended December 31, 1999 (filed with 1999 Form U5S)

BINGHAMTON GENERAL, INC.

B.33.1 Certificate of Incorporation of Binghamton General, Inc. filed May 3, 1990 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.33.2 Amended and Restated Bylaws as amended December 31, 1999 (filed with 1999 Form U5S)

BINGHAMTON LIMITED, INC.

B.34.1 Certificate of Incorporation of Binghamton Limited, Inc. filed May 2, 1990 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.34.2 Amended and Restated Bylaws as amended December 31, 1999 (filed with 1999 Form U5S)

VINELAND GENERAL, INC.

B.35.1 Certificate of Incorporation of Vineland General, Inc. filed August 28, 1990 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.35.2 Amended and Restated Bylaws as amended December 31, 1999 (filed with 1999 Form U5S)

* Filed herewith

VINELAND LTD., INC.

B.36.1 Certificate of Incorporation of Vineland Ltd., Inc. filed August 28, 1990 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

B.36.2 Amended and Restated Bylaws as amended December 31, 1999 (filed with 1999 Form U5S)

PEDRICK GEN., INC.

B.37.1 Certificate of Incorporation of Pedrick Gen., Inc. filed July 28, 1989 in the office of the New Jersey Secretary of State (filed with 1998 Form U5S)

B.37.2 Amended and Restated Bylaws as amended December 31, 1999 (filed with 1999 Form U5S)

CONECTIV MID-MERIT, INC. (F/K/A CONECTIV BRANDS, INC.)

B.38.1* Certificate of Amendment of Certificate of Incorporation changing name to Conectiv Mid-Merit, Inc.

B.38.2*  Bylaws

ENERGY SYSTEMS NORTH EAST, LLC

B.39.1*  Certificate of Formation

B.39.2*  Limited Liability Company Agreement (Confidential Treatment Requested)

CONECTIV ENERGY HOLDING COMPANY

B.40.1*  Certificate of Incorporation

B.40.2*  Bylaws

CONECTIV ATLANTIC GENERATION, L.L.C.

B.41.1*  Certificate of Formation

DCI-BURNEY HOLDING, INC.

B.42.1*  Certificate of Incorporation

CONECTIV SERVICES II, INC.

B.43.1*  Certificate of Incorporation of Conectiv Services II, Inc.

B.43.2* Certificate of Amendment of Certificate of Incorporation changing the name to Conectiv Services, Inc.

B.43.3*  Bylaws

VITALSERVICESHOME.COM, L.L.C.

B.44.1* Amended and Restated Limited Liability Company Agreement of VitalHomeServices.com, L.L.C. dated as of March 31, 2000 (Confidential Treatment Requested)

B.44.2* Amendment to Amended and Restated Limited Liability Company Agreement of VitalHomeServices.com, L.L.C. dated as of October 31, 2000 (Confidential Treatment Requested)

B.44.3* Second Amendment to Amended and Restated Limited Liability Company Agreement of VitalHomeServices.com, L.L.C. dated as of December 28, 2000 (Confidential Treatment Requested)

* Filed herewith

EXHIBIT C


(a) * Reference is made to Delmarva Power & Light Company's 2000 Form 10-K, pages IV-2 through IV-3, filed with the Commission on April 2, 2001 (File No. 1-1405) and to Atlantic City Electric Company's 2000 Form 10-K, pages IV-2 through IV-3, filed with the Commission on April 2, 2001; for the indentures and other fundamental documents defining the rights of security holders. * Reference is made to Exhibit 4(a) to Conectiv's Registration Statement on Form S-3 (File No. 333-72251) for the indenture defining the rights of security holders.

(b)   Not applicable.


* Incorporated herein by reference.

EXHIBIT D

            A copy of the current System Tax Allocation Agreement was filed as Exhibit D to the 1998 Form U5S and is incorporated by reference herein.

EXHIBIT E



      Copies of other documents prescribed by rule or order.

      None.

                                 EXHIBIT F

                                  TO COME

EXHIBIT G



      Financial Data Tables are no longer required.

EXHIBIT H



      See Item 1 for an organizational chart showing the relationship of each EWG in which the system holds an interest to other system companies.

EXHIBIT I



      See Item 10 for the financial statements of CMM, which is an EWG.